AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1996


                                                      REGISTRATION NO. 333-00701
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------

                          FLEET FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


           RHODE ISLAND                         05-0341324
   (State or other jurisdiction of            (I.R.S. Employer
   incorporation or organization)           Identification No.)


                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 292-2000
 (Address including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)
                          WILLIAM C. MUTTERPERL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          FLEET FINANCIAL GROUP, INC.
                               One Federal Street
                          Boston, Massachusetts 02110
                                 (617) 292-2000
           (Name, address, and telephone number of agent for service)
                              -------------------


                                   Copies to:

              LAURA N. WILKINSON, ESQ.                              B. ROBBINS KIESSLING, ESQ.
                  EDWARDS & ANGELL                                    CRAVATH, SWAINE & MOORE
              One Hospital Trust Plaza                          Worldwide Plaza, 825 Eighth Avenue
           Providence, Rhode Island 02903                            New York, New York 10019
                   (401) 274-9200                                         (212) 474-1000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registrations statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. X


                        ]CALCULATION OF REGISTRATION FEE




                                                                      Proposed maximum         Proposed maximum
           Title of each class                 Amount to be            offering price         aggregate offering
     of securities to be registered             registered              per unit(1)                price(2)
Debt Securities(3).......................                    (4)                (4)                           (4)
Preferred Stock, par value $1.00 per
share(5)(6)..............................                    (4)                (4)                           (4)
Depositary Shares(6).....................                    (4)                (4)                           (4)
Common Stock, par value $0.01 per
share(7).................................                    (4)                (4)                           (4)
Warrants(8)..............................                    (4)                (4)                           (4)
    Total................................      $1,488,400,000(9)             100%               $1,488,400,000(9)

                                                  Amount of
           Title of each class                   registration
     of securities to be registered                  fee
Debt Securities(3).......................                  (4)
Preferred Stock, par value $1.00 per
share(5)(6)..............................                  (4)
Depositary Shares(6).....................                  (4)
Common Stock, par value $0.01 per
share(7).................................                  (4)
Warrants(8)..............................                  (4)
    Total................................               N/A(10)



 (1) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.


 (2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


 (3) Subject to note (9) below, there is being registered hereunder an indeterminate principal amount of Debt Securities.


 (4) Not applicable pursuant to General Instructions II.D. of Form S-3.


 (5) Subject to note (9) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.


 (6) Subject to note (9) below, there is being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.


 (7) Subject to note (9) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereunder. Such Common Stock includes preferred share purchase rights.


 (8) Subject to note (9) below, there is being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securities, Preferred Stock or Common Stock registered hereunder.


 (9) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,488,400,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. If Debt Securities are issued at original issue discount, Fleet may issue such higher principal amount as may be sold for an initial public offering price of up to $1,488,400,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.


(10) The registration fee of $344,828 was previously paid with the original filing of the Form S-3 relating to $1,000,000,000 of new securities registered. The remaining amount of securities included in this amendment ($488,400,000) relate to Registration Statement No. 33-63631 (see below).



   Pursuant to Rule 429 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Prospectus contained herein also relates to $488,400,000 of Securities previously registered under Registration Statement No. 33-63631, and this constitutes Post-Effective Amendment No. 1 to such Registration Statement.

                              -------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of Prospectus: one to be used in connection with the offering and sale of Debt Securities, and Warrants to purchase Debt Securities, including any Preferred Stock, Depositary Shares and Common Stock into which the Debt Securities may be convertible, and one to be used in connection with the offering and sale of Preferred Stock, Depositary Shares and Common Stock, and Warrants to purchase such Securities, including any such shares into which the Preferred Stock or Depositary Shares may be convertible. This Registration Statement also contains forms of Prospectus Supplements relating to the offering of Subordinated Notes, Medium-Term Notes, Series J and K, due 9 months or more from date of issue, Retail Medium-Term Notes, Series J and K, due 9 months or more from date of issue, and Preferred Stock. These Prospectus Supplements relate only to such Subordinated Notes, Medium-Term Notes and Preferred Stock, respectively, and are forms which may be used by Fleet, among others, to offer its securities under this Registration Statement.

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED              , 1996
[LOGO] Fleet
Fianancial Group

                                 $
                          FLEET FINANCIAL GROUP, INC.
                % SUBORDINATED NOTES DUE
                                 --------------

    The Subordinated Notes will mature on                   , and may not be
redeemed prior to maturity. Interest on the Subordinated Notes offered hereby is
payable semiannually on             and             of each year, commencing
            , 1996. See "Description of Notes".

    The Subordinated Notes are subordinated as set forth in the accompanying Prospectus under "Subordinated Debt Securities". As of December 31, 1995, the aggregate principal amount of Fleet's Senior Indebtedness and Fleet's obligations under Other Financial Obligations (each as defined in the accompanying Prospectus) was $1.8 billion and $15.1 million, respectively. Payment of principal of the Subordinated Notes may be accelerated only in the case of the bankruptcy, insolvency or reorganization of Fleet Financial Group, Inc. ("Fleet"). There is no right of acceleration in the case of a default in the payment of interest on the Subordinated Notes or in the performance of any other covenant of Fleet. See "Subordinated Debt Securities" in the accompanying Prospectus.

    The Subordinated Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company (the "Depository"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided herein, Subordinated Notes in definitive form will not be issued. Settlement for the Subordinated Notes will be made in immediately available funds. The Subordinated Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Subordinated Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by Fleet in immediately available funds. See "Description of Subordinated Notes--Same-Day Settlement and Payment".
                                 --------------
THE SUBORDINATED NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ------------

                                                        INITIAL PUBLIC      UNDERWRITING    PROCEEDS TO
                                                       OFFERING PRICE(1)    DISCOUNT(2)     FLEET(1)(3)
                                                       -----------------    ------------    ------------
Per Subordinated Note...............................          %                 %                %
Total...............................................          $               $             $

------------
(1) Plus accrued interest, if any, from            , 1996.
(2) Fleet has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(3) Before deducting estimated expenses of $175,000 payable by Fleet.
                                 --------------

    The Subordinated Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Subordinated Notes will be ready for delivery in book-entry form only
through the facilities of DTC in New York, New York, on or about             ,
1996, against payment therefor in immediately available funds.

                                  ------------
         The date of this Prospectus Supplement is             , 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

    This section replaces the section entitled "Use of Proceeds" in the accompanying Prospectus.

    Fleet intends to use the net proceeds from the sale of the Subordinated Notes to fund a portion of the purchase price for the NatWest Merger (as defined below). See "Recent Developments--NatWest Merger". Fleet intends to use any net proceeds from the sale of the Subordinated Notes not used for such purpose for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                              RECENT DEVELOPMENTS

NATWEST MERGER

    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger (the "NatWest Merger Agreement") with National Westminster Bank Plc ("NatWest Plc") providing for the merger (the "NatWest Merger") of FBNY with and into NatWest Bank, N.A. ("NatWest Bank"), a national bank operating in New York and New Jersey. NatWest Bank will continue its existence following the closing under the name "Fleet Bank of New York, National Association" (the "Surviving Bank"). Following completion of the transaction, which has a purchase price of $3.26 billion, Fleet will have a strengthened market position in metropolitan New York to complement its leading position in New England. The NatWest Merger Agreement provides for a payment of $2.7 billion, subject to adjustment based on the tangible net worth of NatWest Bank on the closing date of the NatWest Merger (the "Closing Date"). In addition, the NatWest Merger Agreement provides for an earnout payment (the "Earnout") of up to $560 million over an eight year period following the Closing Date which will be based on the level of earnings of the Surviving Bank during such period. The Earnout may be prepaid by Fleet at any time at a price to be negotiated, and is subject to accelerated prepayment under certain circumstances.

    Fleet expects to finance the NatWest Merger primarily through internal funding sources. Fleet currently plans to issue an additional $175 million of preferred stock (which NatWest Plc or an affiliate has agreed to take as part of the purchase price if such amount of preferred stock is not issued by Fleet prior to the Closing Date) and $400 million of debt securities prior to the Closing Date. Fleet also has the option to issue up to $175 million of the purchase price in shares of its common stock.

    Following the NatWest Merger, Fleet will have approximately $90 billion in assets reflecting an expected reduction of Fleet's and NatWest's assets. As a result of the NatWest Merger, Fleet expects to liquidate low-return assets, primarily securities and residential mortgage loans, and replace them with higher-yielding loans of NatWest Bank almost entirely funded with core deposits.

    In addition, Fleet expects to achieve cost savings of approximately $200 million (pre-tax) within eighteen months following the Closing Date, primarily through reductions in staff, elimination and consolidation of certain branches, and the consolidation of certain offices, data processing and other redundant back-office operations. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Fleet, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

    The NatWest Merger, which is subject to regulatory approval and other conditions to closing, is expected to close in the second quarter of 1996. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Upon completion, based on information available to Fleet as of the date of this Prospectus Supplement, Fleet expects to rank as the third largest banking institution in New York, the fourth largest banking institution in New Jersey (the position currently occupied by NatWest Bank) and to continue to rank as the largest banking institution in New England. In total, Fleet expects to operate 1,225 branches and 2,000 automated teller machines in eight states, and will maintain NatWest Bank's recently opened customer service and sales operations in Scranton, Pennsylvania.


    For additional information regarding the NatWest Merger, including a copy of the NatWest Merger Agreement and certain historical and pro forma financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995, February 8, 1996 and March 15, 1996, which are incorporated by reference herein.


KKR EXCHANGE

    On December 31, 1995, Fleet and certain partnerships (the "Partnerships") represented by Kohlberg, Kravis & Roberts signed an agreement to exchange the Partnership's ownership interest represented by their holdings of Fleet's Dual Convertible Preferred Stock (the "DCP Stock") into direct ownership of approximately 19.9 million shares of Fleet's common stock (the "KKR Exchange"). As a result of the exchange, the Partnerships currently hold an approximate 7.5% ownership interest in Fleet. The Partnerships continue to hold rights to purchase 6.5 million shares of common stock (the "Rights").

    The DCP Stock and the Rights were originally issued to the Partnerships in 1991 to provide capital for Fleet's purchase of the Bank of New England franchise. As part of the 1991 agreement, the Partnerships had the option of exchanging the DCP Stock into either 16.0 million shares of Fleet common stock or a 50% ownership interest in Fleet-MA and Fleet-CT.

    For additional information on this transaction, see Fleet's Current Report on Form 8-K dated December 19, 1995, which is incorporated by reference herein.

1995 AND FOURTH QUARTER RESULTS

    Fleet's net income for the year ended December 31, 1995, was $610 million or $1.57 per share compared to $849 million or $3.09 per share in 1994. Excluding the impact of the special charges described below, Fleet's earnings were $1.04 billion or $3.77 per share for 1995, compared to $952 million or $3.48 per share, excluding special charges for 1994. Fleet also reported a net loss of $138 million or $1.17 per share for the fourth quarter of 1995, compared to net income of $258 million or $0.97 per share for the fourth quarter of 1994. Excluding the impact of special charges, earnings were $260 million or $0.94 per share in the fourth quarter of 1995.

    Special charges for 1995 included $317 million (after-tax) of merger costs related to the Shawmut Merger ($286 million for the fourth quarter) and a charge of $112 million (after-tax) related to Fleet's decision to sell Fleet Finance, Inc. ("Fleet Finance"), its consumer finance subsidiary, and to sell certain nonperforming assets from its banking subsidiaries that have been identified for accelerated disposition. Earnings per share were also reduced by $0.59 related to the KKR Exchange described above.

    Net interest income totaled $3.1 billion for both 1995 and 1994 as growth in earning assets was offset by narrowing margins on those assets. Average loans for the year increased by $7 billion, or 16%, due to both acquisitions and new loan origination volume. The net interest margin for 1995 was 4.12%, compared to 4.30% in 1994. The 18 basis point decrease was attributable to an increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets, which is reflective of an increasingly competitive market for customer deposits. Net interest income for the fourth quarter of 1995 totaled $747 million while the net interest margin was 4.00%, compared to $758 million and 4.29% in the prior year's fourth quarter and was the result of the year's trends in deposit pricing noted above.

    Credit loss provisions for 1995 were $101 million, compared to $65 million in 1994, and were $26 million in the fourth quarter of 1995 compared to $17 million for the fourth quarter of 1994. Net charge-offs increased $63 million in 1995 and $37 million from last year's fourth quarter as a result of decreases in recoveries on loans previously charged off, as well as an increase in consumer charge-offs relating to an increase in the size of Fleet's credit card portfolio as well as an increase in charge-offs at Fleet Finance. At December 31, 1995, nonperforming assets were $499 million, which excludes $317 million of nonperforming assets which were reclassified to assets held for sale or accelerated disposition at December 31, 1995.

    Noninterest income totaled $1.8 billion for 1995, up 20%, compared to $1.5 billion for 1994. Increases of 10% or more were noted in several lines of business, including mortgage banking where revenues of $511 million in 1995 represented a 31% increase as a result of Fleet's mortgage servicing portfolio increasing 30% to $116 billion. Investment services revenue improved 10% to $322 million, reflecting the improvement in the stock and bond markets during 1995, and student loan servicing fees increased 33% to $72 million due to increased loan volume associated with the National Direct Student Loan Program at Fleet's student loan servicing subsidiary. Noninterest income for the fourth quarter totaled $524 million compared to $414 million for the same period in 1994, an increase of 27%, as the trends mentioned above continued into the fourth quarter.

    Noninterest expense totaled $3.1 billion during 1995 compared to $3.0 billion for 1994, excluding the special charges described above. Fleet's FDIC assessment fees decreased $46 million during 1995 as the FDIC reduced its assessment on deposits during 1995, and OREO expense declined by $36 million due to reduced write-downs on OREO property. Offsetting these decreases were increases in amortization of mortgage servicing rights (MSRs), intangible asset amortization, and employee compensation. Amortization of MSRs increased by $99 million due both to the acceleration of MSRs amortization necessitated by the declining interest rate environment and a 30% growth in the size of Fleet's servicing portfolio. This increase in MSRs amortization was offset in large part by $77 million of gains on treasury options, which are used as hedges to offset changes in the valuation of MSRs. Increases in amortization of intangibles, employee compensation and various other expense categories are primarily attributable to numerous acquisitions completed during 1995.

    Noninterest expense totaled $814 million in the fourth quarter of 1995, excluding the special charges noted above, compared to $717 million in the fourth quarter of 1994. The $97 million increase in noninterest expense during the fourth quarter of 1995 is primarily attributable to a $70 million increase in mortgage servicing rights amortization offset economically by treasury option hedge gains.

    Total assets at December 31, 1995 and 1994 were $84.4 billion and $81.0 billion, respectively. Total loans and leases increased from $46.0 billion at December 31, 1994 to $51.5 billion at December 31, 1995, principally reflecting increased commercial and residential real estate loans. Commercial loans increased 18% to $23.3 billion at December 31, 1995, while residential real estate loans increased 35% during the same period to $11.5 billion. Growth in Fleet's loan portfolio is attributable both to acquisitions and new loan origination activity. Fleet's reserve for loan losses at December 31, 1995 was $1.3 billion, or 2.6% of loans. The investment securities portfolio decreased $1.8 billion to $19.3 billion at December 31, 1995, as part of an effort to improve the overall mix of Fleet's interest-earning assets.

The market value of Fleet's investment securities portfolio benefited significantly from falling interest rates during 1995 and appreciated by $1.1 billion during the year. During the fourth quarter, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the Financial Accounting Standards Board ("FASB") permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities. Stockholders' equity amounted to $6.4 billion at December 31, 1995 compared to $5.5 billion at December 31, 1994.



    For additional information regarding Fleet's financial results for the year ended December 31, 1995, including its audited consolidated financial statements and management's discussion and analysis relating thereto, see Fleet's Current Report on Form 8-K dated March 15, 1996.


SHAWMUT MERGER

    On February 20, 1995, Fleet and Shawmut National Corporation ("Shawmut") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Shawmut Merger"). The Shawmut Merger was consummated on November 30, 1995. For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21,
1995, August 11, 1995, August 23, 1995, November 15, 1995, November 30, 1995 and
January 19, 1996, which are incorporated by reference herein. Unless otherwise noted, all of Fleet's historical financial information set forth in this Prospectus Supplement has been restated to give effect to the Shawmut Merger for all periods presented.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                          FLEET FINANCIAL GROUP, INC.

    The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for each of the years in the five-year period ending December 31, 1995. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "Incorporation of Certain Documents by Reference". All information included herein has been restated to give effect to the Shawmut Merger for all periods presented.

                                                       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                    1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of
 Operations:
  Interest income (fully
    taxable equivalent)........      $ 6,069       $ 5,260       $ 5,086       $ 5,318       $ 5,425
  Interest expense.............        3,005         2,161         1,917         2,337         3,142
  Net interest income..........        3,064         3,099         3,169         2,981         2,283
  Provision for credit
    losses.....................          101            65           327           728           995
  Net interest income after
    provision for credit losses        2,963         3,034         2,842         2,253         1,288
  Noninterest income...........        1,850         1,555         1,883         1,897         1,627
  Noninterest expense..........        3,735         3,145         3,579         3,479         2,864
  Net income (loss)............          610(a)         849          817(b)         366(b)         (76)
Earnings (loss) per common
  share:
  Fully diluted................        $1.57(a)       $3.09        $3.03(b)       $1.40(b)      $(0.44)
  Weighted average fully
    diluted shares
    outstanding................  265,886,363   264,828,469   257,373,073   237,116,784   204,024,214
  Book value per common share..       $22.71        $20.68        $21.76        $17.65        $16.81
  Cash dividends declared per
    common share...............         1.63          1.40         1.025         0.825          0.80
  Common dividends declared as
    a percentage of earnings
    per share..................        103.8%         45.3%         33.8%         58.9%           --(h)
Ratio of Earnings to Fixed
  Charges:
  Excluding interest on
    deposits...................         1.78x         2.33x         2.36x         1.90x           --(f)
  Including interest on
    deposits...................         1.34          1.62          1.56          1.26            --(f)
Ratio of Earnings to Fixed
  Charges and Dividends on
  Preferred Stock:
  Excluding interest on
    deposits...................         1.74          2.27          2.27          1.82            --(g)
  Including interest on
    deposits...................         1.33          1.61          1.54          1.25            --(g)
Consolidated Balance Sheet--
  Average Balances:
  Total assets.................      $82,727       $79,561       $75,286       $71,633       $65,099
  Securities held to
    maturity(c)................        7,736         8,787         7,735         4,300        12,358
  Securities available for
    sale(c)....................       12,779        16,923        14,140        14,061         1,597
  Loans and leases, net of
    unearned income............       51,043        44,102        43,283        43,029        40,986
  Interest-bearing deposits....       43,120        40,113        39,766        42,031        40,867
  Short-term borrowings........       14,046        15,355        12,807         8,848         6,520
  Long-term debt/subordinated
    notes and debentures.......        6,581         5,383         5,039         4,116         3,947
  Dual Convertible Preferred
    Stock(d)...................           --            --            --           283           134
  Stockholders' Equity.........        6,545         5,782         5,311         4,118         3,596

                                                       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                                 1995         1994      1993      1992      1991
                                                 -----        -----     -----     -----     -----
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
  Consolidated Ratios:
    Net interest margin (fully taxable
      equivalent)..............................   4.12%        4.30%     4.63%     4.57%     3.85%
    Return (loss) on average assets............   0.74(a)      1.07      1.09(b)   0.51(b)  (0.12)
    Return (loss) on average common
      stockholders' equity.....................   9.32(a)(e)  15.66(e)  17.11(b)   9.12(b)  (2.73)
    Average stockholders' equity to average
      assets...................................   7.91         7.27      7.05      6.14      5.52
    Tier 1 risk-based capital ratio............   7.62         9.14     10.44      9.89      7.38
    Total risk-based capital ratio.............  11.29        12.92     14.89     14.61     11.27
    Period-end reserve for credit losses to
      period-end loans and leases, net of
      unearned income..........................   2.56         3.25      3.82      4.43      4.73
    Net charge-offs to average loans and
      leases, net of unearned income...........   0.59         0.54      1.35      2.15      2.02
    Period-end nonperforming assets to
      period-end loans and leases, net of
      unearned income, and other real estate
      owned....................................   0.97(i)      1.65      2.35      4.53      7.05

------------

(a) Includes impact of the loss on assets held for sale or accelerated disposition ($175 million pretax) and merger related charges ($490 million pretax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.29% and 1.26%, respectively, while net income and earnings per share would have been $1,039 million and $3.77, respectively.

(b) Includes impact of cumulative effect of change in accounting method of $53 million in 1993 and extraordinary credit of $18 million in 1992.

(c) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities held for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.

(d) Fleet's DCP Stock was issued in 1991, reclassified to stockholders' equity as of December 31, 1992 and converted into common equity on December 31, 1995.

(e) Fleet's return on average common stockholders' equity includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity would have been 9.25% and 15.35%, respectively, for the years ended December 31, 1995 and 1994.

(f) Fixed charges exceeded earnings by $16 million for both the ratio excluding and including interest on deposits.

(g) The sum of fixed charges and dividends exceeded earnings by $16 million for both the ratio excluding and including interest on deposits.

(h) For the year ended December 31, 1991, Fleet reported a $76 million net loss and therefore the ratio is not applicable.

(i) Excludes $317 million of nonperforming assets reclassified to held for sale or accelerated disposition at December 31, 1995.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


    The following Unaudited Pro Forma Combined Balance Sheet as of December 31, 1995, and the Unaudited Pro Forma Combined Statement of Income for the twelve months ended December 31, 1995, of Fleet give effect to the NatWest Merger accounted for by the purchase method of accounting as if such transaction had occurred on January 1, 1995.

    The pro forma information is based on the historical consolidated financial statements of Fleet and National Westminster Bancorp, Inc., a Delaware corporation ("Bancorp") and their subsidiaries under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. NatWest Bank is a wholly-owned direct subsidiary of National Westminster Bancorp NJ, a New Jersey corporation, which is a wholly-owned direct subsidiary of Bancorp. Bancorp is a wholly-owned indirect subsidiary of NatWest Plc. Pursuant to the terms of the NatWest Merger Agreement, certain operating subsidiaries of Bancorp, including its leasing subsidiary, and certain assets and liabilities of NatWest Bank will be retained by Bancorp or transferred to other affiliates of NatWest Plc. Such assets and liabilities are included as pro forma adjustments in the Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the consolidated financial statements of Fleet, filed on Form 8-K dated March 15, 1996, incorporated by reference herein. The pro forma information is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the dates for which the pro forma information is presented.

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             DECEMBER 31, 1995 (A)

                                                                                                         FLEET/
                                                                                     BALANCE SHEET       NATWEST
                                          FLEET         NATWEST       PRO FORMA      RESTRUCTURING      PRO FORMA
                                        HISTORICAL     PRO FORMA     ADJUSTMENTS    ADJUSTMENTS (D)     COMBINED
                                        ----------     ---------     -----------    ---------------     ---------
(DOLLARS IN MILLIONS)
ASSETS:
Cash and cash equivalents...........     $  4,505       $ 2,021        $    --         $      --         $ 6,526
Federal funds sold and securities
  purchased under agreements to
  resell............................           61         2,965             --            (3,026)             --
Securities..........................       19,331         3,033         (1,700)(b)       (13,400)          7,264
Loans and leases....................       51,525        13,926             --                --          65,451
Reserve for credit losses...........       (1,321)         (255)            --                --          (1,576)
Mortgages held for resale...........        2,005         3,784             --            (3,500)          2,289
Premises and equipment..............          991           422            (88)(c)            --           1,325
Mortgage servicing rights...........        1,276            14              5(c)             --           1,295
Excess cost over net assets of
subsidiaries acquired...............          935           982           (398)(c)            --           1,519
Other intangibles...................          181            25            242(c)             --             448
Other assets........................        4,943         2,005            (12)(c)            --           6,936
                                        ----------     ---------     -----------    ---------------     ---------
Total assets........................     $ 84,432       $28,922        $(1,951)        $ (19,926)        $91,477
                                        ----------     ---------     -----------    ---------------     ---------
                                        ----------     ---------     -----------    ---------------     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand............................     $ 12,305       $ 4,866        $    --         $      --         $17,171
  Regular savings, NOW, money
    market..........................       22,835         8,606             --                --          31,441
  Time..............................       21,982         7,534             --            (4,600)         24,916
                                        ----------     ---------     -----------    ---------------     ---------
                                           57,122        21,006             --            (4,600)         73,528
                                        ----------     ---------     -----------    ---------------     ---------
Federal funds purchased and
  securities sold under agreements
to repurchase.......................        7,425         2,049             --            (9,474)             --
Other short-term borrowings.........        5,144         1,804             --            (5,852)          1,096
Accrued expenses and other
liabilities.........................        1,895           683            429(c)             --           3,007
Long-term debt......................        6,481            --            400(b)             --           6,881
                                        ----------     ---------     -----------    ---------------     ---------
Total liabilities...................       78,067        25,542            829           (19,926)         84,512
                                        ----------     ---------     -----------    ---------------     ---------
Stockholders' equity:
  Preferred equity..................          399            --            600(b)             --             999
  Common equity.....................        5,966         3,380         (3,380)(c)            --           5,966
                                        ----------     ---------     -----------    ---------------     ---------
Total stockholders' equity..........        6,365         3,380         (2,780)               --           6,965
                                        ----------     ---------     -----------    ---------------     ---------
Total liabilities and stockholders'
  equity............................     $ 84,432       $28,922        $(1,951)        $ (19,926)        $91,477
                                        ----------     ---------     -----------    ---------------     ---------
                                        ----------     ---------     -----------    ---------------     ---------


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             DECEMBER 31, 1995 (A)

                                                              NATWEST
                                                              BANCORP         PRO FORMA        NATWEST
                                                             HISTORICAL    ADJUSTMENTS (E)    PRO FORMA
                                                             ----------    ---------------    ---------
(DOLLARS IN MILLIONS)
ASSETS:
Cash and cash equivalents.................................    $  2,022          $  (1)         $ 2,021
Federal funds sold and securities purchased under
  agreements to resell....................................       2,965             --            2,965
Securities................................................       3,036             (3)           3,033
Loans and leases..........................................      14,428           (502)          13,926
Reserve for credit losses.................................        (258)             3             (255)
Mortgages held for resale.................................       3,784             --            3,784
Premises and equipment....................................         543           (121)             422
Mortgage servicing rights.................................          14             --               14
Excess cost over net assets acquired......................         982             --              982
Other intangibles.........................................          25             --               25
Other assets..............................................       2,074            (69)           2,005
                                                             ----------        ------         ---------
Total assets..............................................    $ 29,615          $(693)         $28,922
                                                             ----------        ------         ---------
                                                             ----------        ------         ---------
LIABILITIES AND STOCKHOLDER'S EQUITY:
Deposits:
  Demand..................................................    $  4,866          $  --          $ 4,866
  Regular savings, NOW, money market......................       8,606             --            8,606
  Time....................................................       7,534             --            7,534
                                                             ----------        ------         ---------
Total deposits............................................      21,006             --           21,006
                                                             ----------        ------         ---------
Federal funds purchased and securities sold under
  agreements to repurchase................................       2,049             --            2,049
Other short-term borrowings...............................       1,866            (62)           1,804
Accrued expenses and other liabilities....................         805           (122)             683
Long-term debt............................................         654           (654)              --
                                                             ----------        ------         ---------
Total liabilities.........................................      26,380           (838)          25,542
                                                             ----------        ------         ---------
Stockholder's equity:
  Preferred equity........................................          --             --               --
  Common equity...........................................       3,235            145            3,380
                                                             ----------        ------         ---------
Total stockholder's equity................................       3,235            145            3,380
                                                             ----------        ------         ---------
Total liabilities and stockholder's equity................    $ 29,615          $(693)         $28,922
                                                             ----------        ------         ---------
                                                             ----------        ------         ---------


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                                                                             FLEET/
                                                                                        BALANCE SHEET        NATWEST
                                          FLEET         NATWEST        PRO FORMA        RESTRUCTURING       PRO FORMA
                                        PRO FORMA      PRO FORMA      ADJUSTMENTS       ADJUSTMENTS (D)     COMBINED
                                       -----------     ---------     --------------     --------------     -----------
(DOLLARS IN MILLIONS, EXCEPT PER
  SHARE DATA)
Interest and fees on loans and
  leases...........................    $     4,785      $ 1,499          $   --            $   (279)       $     6,005
Interest on securities.............          1,365          641            (105)(b)          (1,006)               895
                                       -----------     ---------          -----             -------        -----------
  Total interest income............          6,150        2,140            (105)             (1,285)             6,900
Interest expense:
  Deposits.........................          1,782          619              --                (271)             2,130
  Short-term borrowings............            836          446              --                (872)               410
  Long-term debt...................            478           --              26(b)               --                504
                                       -----------     ---------          -----             -------        -----------
  Total interest expense...........          3,096        1,065              26              (1,143)             3,044
                                       -----------     ---------          -----             -------        -----------
Net interest income................          3,054        1,075            (131)               (142)             3,856
Provision for credit losses........            102           95              --                  --                197
                                       -----------     ---------          -----             -------        -----------
Net interest income after provision
  for credit losses................          2,952          980            (131)               (142)             3,659
                                       -----------     ---------          -----             -------        -----------
Mortgage banking...................            512           30              --                  --                542
Investment services revenue........            322           16              --                  --                338
Service charges, fees and
  commissions......................            496          237              --                  --                733
Securities available for sale
gains..............................             38           90              --                  --                128
Other noninterest income...........            496          143              --                  --                639
                                       -----------     ---------          -----             -------        -----------
  Total noninterest income.........          1,864          516              --                  --              2,380
                                       -----------     ---------          -----             -------        -----------
Employee compensation and
  benefits.........................          1,474          452              (2)(c)              --              1,924
Occupancy and equipment............            468          136              (4)(c)              --                600
Mortgage servicing rights
  amortization.....................            196            2               1(c)               --                199
FDIC assessment....................             70           21              --                  --                 91
Marketing..........................             94           52              --                  --                146
Intangible asset amortization......            113           77             (21)(c)              --                169
OREO expense.......................             16            6              --                  --                 22
Merger and restructuring related
  charges..........................            490            7              --                  --                497
Loss on assets held for sale or
  accelerated disposition..........            175           --              --                  --                175
Other noninterest expense..........            701          210              --                  --                911
                                       -----------     ---------          -----             -------        -----------
  Total noninterest expense........          3,797          963             (26)                 --              4,734
                                       -----------     ---------          -----             -------        -----------
Income before income taxes.........          1,019          533            (105)               (142)             1,305
Applicable income taxes............            420          210             (64)                (57)               509
                                       -----------     ---------          -----             -------        -----------
Net income.........................    $       599      $   323          $  (41)           $    (85)       $       796
                                       -----------     ---------          -----             -------        -----------
                                       -----------     ---------          -----             -------        -----------
Net income applicable to common
  shares:(f).......................    $       404      $   323          $  (86)(b)        $    (85)       $       556
                                       -----------     ---------          -----             -------        -----------
                                       -----------     ---------          -----             -------        -----------
Weighted average common shares
  outstanding:(g)
  Primary..........................    264,352,367                                                         264,352,367
  Fully diluted....................    265,442,513                                                         265,442,513
Earnings per share:
  Primary..........................    $      1.53                                                         $      2.10
  Fully diluted....................           1.52                                                                2.09


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                        FLEET          PRO FORMA           FLEET
                                                     HISTORICAL      ADJUSTMENTS (H)     PRO FORMA
                                                     -----------     --------------     -----------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases............    $     4,721          $ 64          $     4,785
Interest on securities...........................          1,304            61                1,365
                                                     -----------           ---          -----------
  Total interest income..........................          6,025           125                6,150
Interest expense:
  Deposits.......................................          1,726            56                1,782
  Short-term borrowings..........................            801            35                  836
  Long-term debt.................................            478            --                  478
                                                     -----------           ---          -----------
  Total interest expense.........................          3,005            91                3,096
                                                     -----------           ---          -----------
Net interest income..............................          3,020            34                3,054
Provision for credit losses......................            101             1                  102
                                                     -----------           ---          -----------
Net interest income after provision for credit
  losses.........................................          2,919            33                2,952
                                                     -----------           ---          -----------
Mortgage banking.................................            511             1                  512
Investment services revenue......................            322            --                  322
Service charges, fees and commissions............            492             4                  496
Securities available for sale gains..............             32             6                   38
Other noninterest income.........................            493             3                  496
                                                     -----------           ---          -----------
  Total noninterest income.......................          1,850            14                1,864
                                                     -----------           ---          -----------
Employee compensation and benefits...............          1,448            26                1,474
Occupancy and equipment..........................            459             9                  468
Mortgage servicing rights amortization...........            190             6                  196
FDIC assessment..................................             67             3                   70
Marketing........................................             93             1                   94
Intangible asset amortization....................            105             8                  113
OREO expense.....................................             15             1                   16
Merger and restructuring related charges.........            490            --                  490
Loss on assets held for sale or accelerated
  disposition....................................            175            --                  175
Other noninterest expense........................            693             8                  701
                                                     -----------           ---          -----------
  Total noninterest expense......................          3,735            62                3,797
                                                     -----------           ---          -----------
Income before income taxes.......................          1,034           (15)               1,019
Applicable income taxes..........................            424            (4)                 420
                                                     -----------           ---          -----------
Net income.......................................    $       610          $(11)         $       599
                                                     -----------           ---          -----------
                                                     -----------           ---          -----------
Net income applicable to common shares:(f).......    $       416          $(12)         $       404
                                                     -----------           ---          -----------
                                                     -----------           ---          -----------
Weighted average common shares outstanding:(g)
  Primary........................................    264,796,217                        264,352,367
  Fully diluted..................................    265,886,363                        265,442,513
Earnings per share:
Primary..........................................    $      1.57                        $      1.53
Fully diluted....................................           1.57                               1.52


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                            NATWEST
                                                            BANCORP         PRO FORMA         NATWEST
                                                           HISTORICAL     ADJUSTMENTS (E)    PRO FORMA
                                                           ----------     --------------     ---------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases..................      $1,508            $ (9)          $ 1,499
Interest on securities.................................         642              (1)              641
                                                           ----------         -----          ---------
  Total interest income................................       2,150             (10)            2,140
Interest expense:
  Deposits.............................................         619              --               619
  Short-term borrowings................................         420              26               446
  Long-term debt.......................................          61             (61)               --
                                                           ----------         -----          ---------
  Total interest expense...............................       1,100             (35)            1,065
                                                           ----------         -----          ---------
Net interest income....................................       1,050              25             1,075
Provision for credit losses............................          95              --                95
                                                           ----------         -----          ---------
Net interest income after provision for
  credit losses........................................         955              25               980
                                                           ----------         -----          ---------
Mortgage banking.......................................          30              --                30
Investment services revenue............................          16              --                16
Service charges, fees and commissions..................         237              --               237
Securities available for sale gains....................          90              --                90
Other noninterest income...............................         145              (2)              143
                                                           ----------         -----          ---------
  Total noninterest income.............................         518              (2)              516
                                                           ----------         -----          ---------
Employee compensation and benefits.....................         459              (7)              452
Occupancy and equipment................................         137              (1)              136
Mortgage servicing rights amortization.................           2              --                 2
FDIC assessment........................................          21              --                21
Marketing..............................................          56              (4)               52
Intangible asset amortization..........................          78              (1)               77
OREO expense...........................................           6              --                 6
Merger and restructuring related charges...............          10              (3)                7
Loss on assets held for sale or accelerated
  disposition..........................................          --              --                --
Other noninterest expense..............................         197              13               210
                                                           ----------         -----          ---------
  Total noninterest expense............................         966              (3)              963
                                                           ----------         -----          ---------
Income before income taxes.............................         507              26               533
Applicable income taxes................................         201               9               210
                                                           ----------         -----          ---------
Net income.............................................      $  306            $ 17           $   323
                                                           ----------         -----          ---------
                                                           ----------         -----          ---------
Net income applicable to common shares:(f).............      $  306            $ 17           $   323
                                                           ----------         -----          ---------
                                                           ----------         -----          ---------


See accompanying notes to the unaudited pro forma combined financial statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS


   (a) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the NatWest Merger been consummated at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Under generally accepted accounting principles ("GAAP"), the assets and liabilities of NatWest Bank will be combined at market value with those of Fleet with the excess of the purchase price over the net assets acquired allocated to goodwill. On November 30, 1995, Fleet completed the Shawmut Merger with such merger accounted for as a pooling of interests.

   The pro forma combined financial statements do not give effect to the anticipated cost savings in connection with the NatWest Merger or the Shawmut Merger. While no assurance can be given, Fleet expects to achieve cost savings of approximately $200 million (pre-tax) within eighteen months following the NatWest Merger. Cost savings of $400 million are also expected to be achieved in connection with the Shawmut Merger. Such cost savings are expected to be achieved within the first fifteen months after the consummation of the Shawmut Merger. Cost savings from both the NatWest Merger and the Shawmut Merger are expected to be realized primarily through reductions in staff, elimination and consolidation of certain branches, and the consolidation of certain offices, data processing and other redundant back-office operations. The extent to which cost savings will be achieved in connection with the NatWest Merger and the Shawmut Merger is dependent upon various factors beyond the control of Fleet, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time frame currently anticipated.

   The pro forma information gives effect to the NatWest Merger as if the NatWest Merger had occurred on January 1, 1995. In connection with the NatWest Merger, Fleet intends to substantially restructure its balance sheet to replace lower yielding assets, primarily securities and residential loans, with higher earning assets acquired from NatWest Bank and to replace higher cost funding with lower cost deposits acquired from NatWest Bank (see note d). The pro forma information gives effect to the balance sheet restructuring. However, due to differences in market conditions and the balance sheet mix and size during 1995 compared to the current market conditions and the current balance sheet mix and size, pro forma results of operations may not be indicative of the results of operations in the future or which would have resulted had the acquisition been consummated during the period for which the pro forma information is presented.

   In connection with the Shawmut Merger, Fleet signed definitive agreements to divest 64 branches to comply with anti-trust concerns. The sales will consist of approximately $2.6 billion in deposits and $1.9 billion in loans. The negative impact of the divestitures is not expected to be material to the business operations or financial condition of Fleet and such impact has not been included in the accompanying Unaudited Pro Forma Combined Financial Statements. No divestitures are anticipated from the NatWest Merger.

   During 1995, Fleet recorded pre-tax charges of $490 million relating to the Shawmut Merger and $175 million related to Fleet's decision to sell Fleet Finance and certain nonperforming assets that have been identified for accelerated disposition. In connection with this charge, approximately $1.7 billion of assets (primarily loans) were classified to held for sale or accelerated disposition. The after-tax effect of these charges was $429 million. During the fourth quarter of 1995, Fleet exchanged all of its dual convertible preferred stock for 19.9 million shares of Fleet common stock. As part of that transaction, $283 million of preferred equity was reclassified to common equity and earnings available to common shareholders was reduced by $0.59 per share. These transactions are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements.

   All dollar amounts included in these Notes to Unaudited Pro Forma Combined Financial Statements are in thousands unless otherwise indicated.

   (b) The NatWest Merger Agreement provides for the payment of $2.7 billion in cash at the closing; provided that Fleet may elect to pay (i) up to $175 million of the purchase price in shares of its common stock, $0.01 par value (the "Common Stock") and (ii) up to $300 million of the purchase price in shares of a new series of Fleet preferred stock with a stated value of $250 per share. The Unaudited Pro Forma Combined Financial Statements assume that no common stock is issued as part of the purchase price and that no preferred stock is issued to NatWest Plc as part of the purchase price. The following funding assumptions have been made in conjunction with the NatWest Merger and are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements. The $2.7 billion purchase price will be funded through the issuance of $600 million of preferred stock with a dividend rate of 7.50%, the issuance of $400 million of long-term debt with an average borrowing rate of 6.50%, and that the remaining $1.7 billion purchase price is funded through dividends received from Fleet subsidiaries ($1.375 billion) and asset sales within Fleet Bank N.A. ($325 million). The source of funds for the $1.375 billion in dividends received from subsidiaries is assumed to be the result of asset sales, primarily securities. These funding assumptions are based on the best information available as of the date of this Prospectus Supplement and may be different from the actual adjustments to reflect the funding transactions actually consummated. All funding transactions are assumed to have occurred as of January 1, 1995.

   (c) Purchase accounting adjustments include adjustments to reflect the fair value of the assets acquired and liabilities assumed, the elimination of NatWest Bank's stockholder's equity, and the recording of goodwill and core deposit intangible in accordance with the purchase method of accounting. These adjustments are based on the best information available as of the date of the filing of this Prospectus Supplement and may be different from the actual adjustments to reflect the fair value of the net assets purchased as of the date of consummation of the NatWest Merger. Adjustments have been made to the Unaudited Pro Forma Combined Balance Sheet to reflect the recording of goodwill as well as to eliminate any goodwill balances previously recorded at NatWest Bank, in accordance with the purchase method of accounting.

Purchase price.........................................               $2,700
Historical net tangible assets acquired................    $3,380
Elimination of NatWest goodwill and identifiable
  intangibles..........................................      (990)     2,390
                                                           ------
Estimated fair value adjustments.......................                  (34)
Estimated purchase price adjustment....................                  (71)(1)
                                                                      ------
Estimated fair value of net assets acquired............                2,285
                                                                      ------
Excess cost over net assets acquired (goodwill)........               $  415
                                                                      ------
------------

(1) In accordance with the NatWest Merger Agreement, the purchase price will be adjusted based upon the tangible equity of NatWest Bank as of the closing date of the NatWest Merger, The pro forma adjustment reflects the estimated increase in the purchase price as if the NatWest Merger had been consummated on December 31, 1995.

   Goodwill of $415 million has been estimated assuming a purchase price of $2.7 billion which excludes any payments to be made under the earnout agreement. The NatWest Merger Agreement provides for additional payments (the "Earnout") to be made annually based upon the level of earnings from the NatWest Bank franchise, not to exceed $560 million during an eight year "Earnout Period", which will commence (a) on July 1, 1996 and end on June 30, 2004 if the closing occurs on or before June 30, 1996, or, if the closing occurs after June 30, 1996, (b) on the first day of the fiscal quarter immediately following such closing and end on the eighth anniversary of such first day of such fiscal quarter. Assuming full payout of the Earnout, the total purchase price would be $3.26 billion resulting in an increase to goodwill of $560 million. Such increase, if any, will be recorded when earned during the Earnout Period and will be amortized over the remaining life of the goodwill. Included in the pro forma adjustments is an increase to goodwill of $169 million as of December 31, 1995, reflecting the estimated payment required under the Earnout assuming consummation of the NatWest Merger as of January 1, 1995. This estimate is based on the level of NatWest Bank pro forma earnings in 1995 and is not necessarily indicative of payments that may be made, if any, upon consummation of the NatWest Merger. Estimated fair value adjustments include merger related charges and other adjustments to reflect the estimated fair value of assets being acquired and liabilities being assumed. Significant adjustments include core deposit intangible of $150 million, net of tax, and a liability of $106 million, net of tax, to reflect Fleet's best estimate of merger related charges. Goodwill due to the NatWest Merger will be amortized on a straight line basis over 25 years. Other identifiable intangible assets due to the NatWest Merger will be amortized over the estimate period of benefit (primarily core deposit intangible, not exceeding 10 years).

   (d) In conjunction with or prior to the NatWest Merger, Fleet and Bancorp will take certain actions to restructure the Combined Balance Sheet through the liquidation of low-return assets and the reduction of borrowed funds. These restructuring adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements. The accompanying Unaudited Pro Forma Combined Financial Statements assume the reduction of approximately $19.9 billion of assets and an equal amount of borrowed funds. The assets assumed to be reduced include approximately $13.4 billion of securities with an average yield of 6.18%, approximately $3.5 billion of loans, primarily residential real estate, with an average yield of 7.98%, and approximately $3.0 billion in federal funds sold with an average yield of 5.89%. The $19.9 billion of borrowed funds assumed to be reduced includes approximately $15.3 billion of short-term borrowings with an average borrowing rate of 5.69%, and $4.6 billion of time deposits with an average borrowing rate of 5.89%. Asset yields and funding costs have been estimated based upon historical weighted average yields and funding costs of similar assets and liabilities in the aggregate and may not be indicative of the results of operations in the future or which would have been realized had such transactions been consummated during the period for which the pro forma information is presented. The balance sheet restructuring adjustments have been calculated assuming a certain balance sheet size as well as a certain mix of balance sheet assets (primarily securities and residential loans) to total assets as of December 31, 1995. As a result, restructuring assumptions may not be indicative of the results of operations in the future or that would have been achieved had the NatWest Merger been consummated at the beginning of the period indicated. Also, due to changing market conditions, balance sheet mix and balance sheet size restructuring assumptions may differ as compared to the ultimate balance sheet restructuring upon consummation of the NatWest Merger.

   (e) Pursuant to the NatWest Merger Agreement, certain operating subsidiaries of Bancorp, including its leasing business, and certain assets and liabilities of NatWest Bank will be retained by Bancorp. Pro forma adjustments reflect the approximate impact of those assets not being purchased and liabilities not being assumed.

   (f) The Fleet/NatWest Pro Forma net income applicable to common shares reflects the sum of the Fleet Pro Forma net income applicable per common share and the NatWest Pro Forma net income applicable per common share adjusted for the purchase accounting, funding, and restructuring adjustments.

   (g) The Fleet Pro Forma weighted average shares outstanding for the year ended December 31, 1995, reflects the effect of issuing treasury stock in connection with the NBB Bancorp, Inc. ("NBB") and Northeast Federal Corp. ("Northeast") transactions as if such repurchase of common stock and reissuance of the treasury stock occurred on January 1, 1995.

   (h) During 1995, Fleet also completed the merger (the "NBB Merger") of NBB with and into Fleet, the merger (the "Plaza Merger") of Plaza Home Mortgage Corp. ("Plaza") with and into Fleet, the merger (the "Northeast Merger") of Northeast with and into Fleet, the acquisition (the "Barclays Acquisition") of substantially all of the assets of Barclays Business Finance Division of Barclays Business Credit, Inc. ("Barclays") by Fleet and Fleet's repurchase (the "FMG Repurchase") of the publicly-held shares of Fleet's majority-owned subsidiary, Fleet Mortgage Group, Inc. ("FMG"), each of which was accounted for by the purchase method of accounting and each of which is included in the Unaudited Pro Forma Combined Balance Sheet. Pro forma adjustments to the Unaudited Pro Forma Combined Statements of Income reflect the impact of the NBB Merger, the Barclays Acquisition, the FMG Repurchase, the Plaza Merger and the Northeast Merger which were consummated on January 27, 1995, January 31, 1995, February 28, 1995, March 3, 1995 and June 9, 1995, respectively, as if such transactions had been consummated on January 1, 1995. Certain acquisitions completed by NatWest Bank during 1995 have not been reflected in the Unaudited Pro Forma Combined Financial Statements due to immateriality.

                       DESCRIPTION OF SUBORDINATED NOTES

    The following description of the Subordinated Notes offered hereby (referred to herein as the "Subordinated Notes" and in the accompanying Prospectus as the "Subordinated Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Subordinated Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

    The Subordinated Notes will be issued under an indenture dated as of October 1, 1992, between Fleet and The First National Bank of Chicago, as Trustee (as supplemented by a First Supplemental Indenture dated November 30, 1992, the "Indenture"). The Subordinated Notes will be limited to $
million aggregate principal amount and will mature on               . Interest
on the Subordinated Notes will be payable at the rate per annum shown on the
cover page of this Prospectus Supplement from           , 1996, or from the most
recent Interest Payment Date to which interest has been paid or provided for,
          on                     of each year, commencing on           , 1996,
to the persons in whose names the Subordinated Notes are registered at the close
of business on the           and           , as the case may be, next preceding
such Interest Payment Date. The Subordinated Notes are not redeemable prior to maturity.

BOOK-ENTRY, DELIVERY AND FORM

    The Subordinated Notes will be issued in the form of fully registered Global Securities. The Global Securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any global security to $200,000,000. Therefore, for purposes of this Prospectus Supplement, "Global Security" refers to the Global Securities representing the entire issue of Subordinated Notes offered hereby.

    The Depository has advised as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters named in this Prospectus Supplement), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may own beneficial interests in securities held by the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

    The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Global Security by Fleet, the Depository will credit the accounts of the Participants designated by the Underwriters with the principal amount of the Subordinated Notes purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in such Global Security). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Security from any beneficial owner or otherwise.

    So long as the Depository's nominee is the registered owner of the Global Security, such nominee for all purposes will be considered the sole owner or holder of the Subordinated Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the Subordinated Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture. Fleet understands that under existing practice, in the event that Fleet requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

    Principal and interest payments on the Global Security registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of such Global Security. Fleet and the Trustee will treat the person in whose name the Global Security is registered as the owner of such Global Security for the purpose of receiving payment of principal and interest on the Subordinated Notes and for all other purposes whatsoever. None of Fleet, the Trustee, the Paying Agent or the Security Registrar has any responsibility or liability for the payment of principal or interest on the Subordinated Notes to owners of beneficial interests in the Global Security. The Depository has advised that upon receipt of any payment of principal or interest in respect of the Global Security, it will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Security will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

    None of Fleet, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Global Security representing all but not part of the Subordinated Notes being offered hereby is exchangeable for Subordinated Notes in definitive form of like tenor and terms if (i) the Depository notifies Fleet that it is unwilling or unable to continue as depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depository is not appointed by Fleet within 90 days of receipt by Fleet of such notice or of Fleet becoming aware of such ineligibility, (ii) Fleet in its discretion at any time determines not to have all of the Subordinated Notes represented by the Global Security and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Subordinated Notes. The Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes issuable in authorized denominations and registered in such names as the Depository holding such Global Security shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Subordinated Note or Subordinated Notes of the same aggregate denomination to be registered in the name of the depository or its nominee or in the name of a successor of the Depository or a nominee of such successor.

    A further description of the Depository's procedures with respect to the Global Security representing the Subordinated Notes is set forth in the Prospectus under "Description of Debt Securities-- Global Securities". The Depository has confirmed that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Subordinated Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by Fleet in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Subordinated Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Subordinated Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Subordinated Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), Fleet has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Subordinated Notes set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Subordinated Notes offered hereby, if any of the Subordinated Notes are purchased.


                                                              PRINCIPAL
                                                              AMOUNT OF
                                                             SUBORDINATED
          UNDERWRITERS                                          NOTES
----------------------------------------------------------   ------------
                                                             ------------
 TOTAL....................................................   $
                                                             ------------
                                                             ------------

    The Underwriters have advised Fleet that they propose initially to offer the Subordinated Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to
certain dealers at such price less a concession not in excess of     % of the
principal amount of the Subordinated Notes. The Underwriters may allow, and such
dealers may reallow, a discount not in excess of     % of the principal amount
of the Subordinated Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    All secondary trading in the Subordinated Notes will settle in immediately available funds. See "Description of Notes--Same-Day Settlement and Payment".

    The Underwriting Agreement provides that Fleet will indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Fleet does not intend to apply for listing of the Subordinated Notes on a national securities exchange, but has been advised by the Underwriters that the Underwriters presently intend to make a market in the Subordinated Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Subordinated Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Subordinated Notes.

    Certain of the Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet and its subsidiaries in the ordinary course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST                        $
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS SUPPLEMENT                      FLEET FINANCIAL
AND THE PROSPECTUS DO NOT CONSTITUTE AN                       GROUP, INC.
OFFER TO SELL OR THE SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN                    % SUBORDINATED NOTES
THE SECURITIES DESCRIBED IN THIS                          DUE
PROSPECTUS SUPPLEMENT OR AN OFFER TO
SELL OR THE SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES IN ANY CIRCUMSTANCES
IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF FLEET SINCE THE
DATE HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE OF
SUCH INFORMATION.

           -------------------

         TABLE OF CONTENTS                               ---------------------
                                                              [LOGO] FLEET
                                    PAGE                   FINANCIAL GROUP
                                    ----
        PROSPECTUS SUPPLEMENT                            ---------------------

Use of Proceeds..................... S-2
Recent Developments................. S-2
Description of Subordinated Notes... S-5
Underwriting........................ S-8

             PROSPECTUS


Available Information...............   2
Incorporation of Certain Documents
  by Reference......................   2
Fleet Financial Group, Inc..........   3
Consolidated Ratios of Earnings to
  Fixed Charges.....................   7
Use of Proceeds.....................   7
Description of Debt Securities......   8
Senior Debt Securities..............  13
Subordinated Debt Securities........  15
Description of Warrants.............  19
Plan of Distribution................  20
Experts.............................  20
Legal Opinions......................  21


                                                                         , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1996)                            [LOGO] FLEET
                                                                 FINANCIAL GROUP
                                  $300,000,000

                          FLEET FINANCIAL GROUP, INC.
                      RETAIL MEDIUM-TERM NOTESM SECURITIES
                   SENIOR RETAIL MEDIUM-TERM NOTES, SERIES J
                SUBORDINATED RETAIL MEDIUM-TERM NOTES, SERIES K
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                                 --------------

    Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), may offer from time to time up to $300,000,000 aggregate initial public offering price of Retail Medium-Term NoteSM securities as a class of its debt securities entitled the Senior Retail Medium-Term Notes, Series J (the "Senior Notes") and the Subordinated Retail Medium-Term Notes, Series K (the "Subordinated Notes", and together with the Senior Notes, collectively, (the "Notes" or the "Retail Medium-Term Notes"). Each Note will mature nine months or longer from its date of issue, as agreed to by the purchaser and Fleet.

    The payment of the principal of and interest on the Subordinated Notes will, to the extent set forth in the Subordinated Indenture (as hereinafter defined) be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). Fleet's obligations under the Subordinated Notes shall rank pari passu in right of payment with other Subordinated Debt Securities and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Notes to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture (see "Description of Debt Securities--Subordinated Debt Securities" in the Prospectus). Indebtedness of Fleet senior to the Subordinated Notes, at December 31, 1995, totalled approximately $1,815,100,000. Payment of principal of the Subordinated Notes may be accelerated only in case of bankruptcy, insolvency or reorganization of Fleet. There is no right of accleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal of or interest on such Subordinated Notes or in the performance of any covenant of Fleet contained in the Subordinated Indenture. See "Description of Debt Securities--Subordinated Debt Securities" in the Prospectus.

                                                        (continued on next page)

                                 --------------

THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK
           OR NON-BANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE
           FEDERAL DEPOSIT INSURANCE CORPORATION BANK INSURANCE FUND
                      OR     ANY OTHER GOVERNMENT AGENCY.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
           SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY
                   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             PRICE TO        AGENTS' DISCOUNTS             PROCEEDS TO
                             PUBLIC(1)       AND COMMISSIONS(2)           COMPANY(2)(3)
Per Note...............    100%             .20%-3.00%              99.80%-97.00%
Total..................    $300,000,000     $600,000-$9,000,000     $299,400,000-$291,000,000

(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.

(2) Fleet will pay Smith Barney Inc., as agent (the "Agent"), a commission (or grant a discount) ranging from .20% to 3.00% of the principal amount of any Note, depending on its maturity, sold through the Agent (or sold to the Agent as principal in circumstances in which no other discount is agreed). The Company also may sell Notes to the Agent, as principal, for resale to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale, as determined by the Agent, or if so agreed, at a fixed public offering price.

(3) Before deducting expenses payable by Fleet estimated at $100,000.

                                 --------------
                               SMITH BARNEY INC.
                                 --------------

                            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS          ,
                       1996.                  SMSERVICEMARK OF SMITH BARNEY INC.

(continued from previous page)

    Unless otherwise indicated in the applicable Pricing Supplement to this Prospectus Supplement (a "Pricing Supplement"), a Note may not be redeemed at the option of Fleet or be repaid at the option of the registered holder thereof prior to its stated maturity. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 or integral multiples thereof (see "Description of Retail Medium-Term Notes-- General" in this Prospectus Supplement).

    Unless otherwise indicated in the applicable Pricing Supplement, interest on the Notes will be payable monthly on the 15th day of each month and at the Maturity Date.

    The interest rate or interest rate formula for each Note will be established by Fleet at the time of issuance of such Note (the "Original Issue Date") and will be set forth therein and specified in a Pricing Supplement. Interest rates and interest rate formulas are subject to change by Fleet, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by Fleet. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate ("Fixed Rate Notes"), or at a floating rate ("Floating Rate Notes"). See "Description of Retail Medium-Term Notes" in this Prospectus Supplement and "Description of Debt Securities" in the Prospectus.

    The Notes will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in Notes in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by DTC. Except as described in "Description of Retail Medium-Term Notes--Book-Entry Notes" in this Prospectus Supplement, owners of beneficial interests in Notes issued in book-entry form will not be entitled to physical delivery of Notes in certificated form and will not be considered the holders thereof.

    In addition to the offering of the Notes made hereby, Fleet may offer other series of its Medium-Term Notes or other Securities, and the sale of such Medium-Term Notes or other Securities may reduce the amount of Notes that may be sold hereunder.

    The Notes are being offered on a continuous basis by Fleet through the Agent. Fleet may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Fleet reserves the right to withdraw, cancel or modify any offer to sell Notes without notice and may reject orders in whole or in part whether placed directly with Fleet or through the Agent. The Agent will have the right, in its descretion reasonably exercised, to reject, in whole or in part, any offer to purchase Notes received by it on an agency basis. See "Plan of Distribution of Retail Medium-Term Notes" in this Prospectus Supplement. The Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The following information supplements, and to the extent inconsistent therewith, replaces, the information set forth in the Basic Prospectus under the caption "Fleet Financial Group, Inc.-- General".

                          FLEET FINANCIAL GROUP, INC.

GENERAL

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At December 31, 1995, Fleet had total assets of $84.4 billion, total deposits of $57.1 billion and stockholders' equity of $6.4 billion.

    Fleet is engaged in a general commercial banking and trust business throughout the states of New York, Rhode Island, Connecticut, Massachusetts, Maine, New Hampshire and Florida through its banking subsidiaries, Fleet Bank ("Fleet-NY"); Fleet Bank of New York, National Association ("FBNY"); Fleet National Bank ("Fleet-RI"); Fleet Bank, National Association ("Fleet-CT"); Fleet National Bank of Connecticut ("FNB-CT"); Fleet Bank of Massachusetts, National Association ("Fleet-MA"); Fleet National Bank of Massachusetts ("FNB-MA"); Fleet Bank of Maine, Fleet Bank-NH and Fleet Bank, F.S.B.

    Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.


    On November 30, 1995, Fleet and Shawmut National Corporation ("Shawmut") consummated the merger of Shawmut with and into Fleet (the "Shawmut Merger"). For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21, 1995, August 11, 1995, August 23, 1995, November 18,
1995, November 30, 1995 and January 19, 1996, which are incorporated by reference herein. Unless otherwise noted, all of Fleet's historical financial information set forth in this Prospectus Supplement has been restated to give effect to the Shawmut Merger for all periods presented.



    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger (the "NatWest Merger Agreement") with National Westminster Bank Plc providing for the merger (the "NatWest Merger") of FBNY with and into NatWest Bank, N.A. ("NatWest Bank"), a national bank operating in New York and New Jersey. NatWest Bank will continue its existence following the closing under the name "Fleet Bank of New York, National Association". For additional information regarding the NatWest Merger, including a copy of the NatWest Merger Agreement and certain pro forma and historical financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995, February 8, 1996 and March 15, 1996, which are incorporated by reference herein.



    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 292-2000.


                    DESCRIPTION OF RETAIL MEDIUM-TERM NOTES

    The following description of the particular terms of the Notes offered hereby (referred to in the Basic Prospectus as the "Debt Securities", the "Senior Debt Securities" or the "Subordinated Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities, Senior Debt Securities and Subordinated Debt

Securities set forth in the Basic Prospectus, to which description reference is hereby made. The terms and conditions set forth herein will apply to each Note unless otherwise specified in the applicable Pricing Supplement and the related Note. Fleet may from time to time sell additional Securities and additional series of Debt Securities, including additional series of medium-term notes.

GENERAL

    The Senior Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, (the "Senior Indenture") between Fleet and The First National Bank of Chicago, as trustee (the "Trustee"). The Subordinated Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, between Fleet and the Trustee, as amended by a First Supplemental Indenture dated as of November 30, 1992, between the Company and the Trustee (such indenture, as amended, the "Subordinated Indenture" and, collectively with the Senior Indenture, the "Indentures").

    The Senior Notes will be unsecured and unsubordinated obligations of the Company and will rank pari passu with all other senior indebtedness of Fleet ("Senior Indebtedness"). The Subordinated Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture) of Fleet. There is no limitation on the issuance of additional Senior Indebtedness or Other Financial Obligations of Fleet. See "Subordinated Debt Securities" in the Basic Prospectus. As of December 31, 1995, the aggregate principal amount of Fleet's Senior Indebtedness was $1.8 billion and Fleet's obligations under Other Financial Obligations was $15.1 million, respectively. The Notes may be issued in an aggregate principal amount of up to $300,000,000. The aggregate principal amount of Notes that may be issued and sold may be reduced as a result of the sale by Fleet of other securities including other medium term notes. See "Plan of Distribution". The statements herein concerning the Notes and the Indentures do not purport to be complete. They are qualified in their entirety by reference to the provisions of the Indentures, including the definitions of certain terms used herein without definition.

    The Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by Fleet, and may be subject to redemption at the option of Fleet or repayment at the option of the Holder prior to maturity at a price or prices, as specified in the applicable Pricing Supplement, plus accrued interest to the date of redemption or repayment. The Notes will not be subject to any sinking fund.

    Unless otherwise indicated in the Pricing Supplement, the Notes will bear interest at a fixed rate, or at floating rates determined by reference to an interest rate index or formula which will be set forth in the applicable Pricing Supplement, or any combination of fixed and floating rates until the principal thereof is paid or made available for payment. See "Fixed Rate Notes" and "Floating Rate Notes" below. Notes may be issued as discounted securities (bearing no interest or interest at rates which at the time of issuance are below market rates), at prices below their stated principal amounts, which securities will provide that upon redemption or acceleration of the maturity thereof, amounts less than the principal amounts thereof shall become due and payable, or as other Notes which for United States Federal income tax purposes would be considered to have original issue discount ("Discount Notes"). See "Certain United States Federal Income Tax Consequences" in this Prospectus Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities--Senior Debt Securities" and "--Subordinated Debt Securities", the amount of principal due and payable with respect to such Note shall be its Amortized Face Amount (as hereinafter defined). See "Optional Redemption and Optional Repayment" below.

    Interest, if any, will be payable as specified under "Fixed Rate Notes" and "Floating Rate Notes" below. Interest payable and punctually paid or duly provided for on any date on which interest is payable (an "Interest Payment Date") and on the stated maturity date or upon earlier redemption or repayment (such stated maturity date or date of redemption or repayment, as the case may be, being collectively hereinafter referred to as the "Maturity Date"), or on a later date on which payment may be made hereunder in respect of such Interest Payment Date, will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date (as hereinafter defined) next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date (as set forth in the Pricing Supplement) between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on an Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date; provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

    The Notes will be issued in denominations of $1,000 or integral multiples thereof. The minimum denomination of each Note will be $1,000.

    The Company will pay any administrative costs imposed by banks in connection with transmitting payments of principal, interest or premium, by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by owners of beneficial interest in Notes issued in book-entry form in respect of which payments are made.

    All references herein to "registered holders" or "holders" will be to DTC or its nominee and not to owners of beneficial interests in such Notes, except as otherwise provided. See "Book-Entry System" below.

BOOK-ENTRY SYSTEM

    The Notes will be issued in the form of one or more fully registered global securities (collectively, the "Global Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only by the Depository to a nominee of the Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor depository or any nominee of such successor.

    The Depository has advised as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Agent), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may own beneficial interests in securities held by the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

    The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Global Note by Fleet, the Depository will credit the accounts of the Participants designated by the Agent with the principal amount of the Notes purchased by the Agent and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Note from any beneficial owner or otherwise.

    So long as the Depository's nominee is the registered owner of the Global Note, such nominee for all purposes will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have any of the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Fleet understands that under existing practice, in the event that Fleet requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

    Principal and interest payments on the Global Note registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of such Global Note. Fleet and the Trustee will treat the person in whose name the Global Note is registered as the owner of such Global Note for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. None of Fleet, the Trustee, the Paying Agent or the Security Registrar has any responsibility or liability for the payment of principal or interest on the Registered Notes to owners of beneficial interests in the Global Note. The Depository has advised that upon receipt of any payment of principal or interest in respect of the Global Note, it will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

    None of Fleet, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, of for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Global Note representing all but not part of the Notes being offered hereby is exchangeable for Notes in definitive form of like tenor and terms if
(i) the Depository notifies Fleet that it is unwilling or unable to continue as depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depository is not appointed by Fleet within 90 days of receipt by Fleet of such notice or of Fleet becoming aware of such ineligibility, (ii) Fleet in its discretion at any time determines not to have all of the Notes represented by the Global Note and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes. The Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for Notes issuable in authorized denominations and registered in such names as the Depository holding such Global Note shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Note or Notes of the same aggregate denomination to be registered in the name of the depository or its nominee or in the name of a successor or the Depository or a nominee of such successor.

    A further description of the Depository's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Basic Prospectus under "Description of Debt Securities--Global Securities". The Depository has confirmed that it intends to follow such procedures.

PAYING AGENT, REGISTRAR AND TRANSFER AGENT

    The initial Paying Agent, Registrar and Transfer Agent is the Trustee, acting through its principal corporate trust offices in the City of New York. Fleet reserves the right at any time to vary or terminate the appointment of the Paying Agent, Registrar and the Transfer Agent and to appoint additional Paying Agents, Registrars and Transfer Agents and to approve any change in the office through which the Paying Agent, Registrar or Transfer Agent acts, provided that, so long as any Notes remain outstanding, there will at all times be a Paying Agent in the City of New York and Fleet will maintain in the City of New York one or more offices or agencies where Notes may be presented for registration of transfer and exchange.

OPTIONAL REDEMPTION AND OPTIONAL REPAYMENT

    If set forth in the applicable Pricing Supplement, the Notes will be subject to redemption by Fleet on and after the initial redemption date fixed at the time of sale (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to the stated maturity date. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000) at the option of Fleet at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given to a holder of a Note not less than 30 nor more than 60 days prior to the date of redemption.

    The Redemption Price for each Note subject to redemption may initially be equal to a certain premium (the "Initial Redemption Percentage") in excess of 100% of the principal amount of such Note to be redeemed, which may decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price equals 100% of such principal amount. Any Initial Redemption Percentage and Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to the stated maturity date will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note.

    If set forth in the applicable Pricing Supplement, the Notes will be subject to repayment at the option of the holders thereof in accordance with the terms of the Notes on their respective optional repayment dates fixed at the time of sale (each, an "Optional Repayment Date"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the holder thereof prior to the stated maturity date. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000) at the option of such holder at a price equal to 100% of the principal amount to be repaid, together with interest thereon accrued to the date of repayment, on notice to the paying Agent, given not less than 30 nor more than 60 days prior to the Optional Repayment Date.

    While the Notes are represented by the Global Note and registered in the name of the Depository or its nominee, the option for repayment may be exercised by a Participant, on behalf of the beneficial owners of the Global Note, by delivering a written notice to the Paying Agent at its corporate trust office (or such other address of which Fleet shall from time to time notify the Holders), not less than 30 nor more than 60 days prior to the date of repayment. Notices of elections from Participants on behalf of beneficial owners of the Global Note to exercise their option to have such Book-Entry Notes repaid must be received by the Paying Agent by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Paying Agent on a particular day, the beneficial owner of the Global Note must direct its Participant before such Participant's deadline for accepting instructions for that day. Different Participants may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note should consult the Participant through which they own their interest therein for the respective deadlines for such Participant. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Note shall effect delivery by causing the applicable Participant to transfer such beneficial owner's interest in the Global Note, on the Depository's records, to the Paying Agent. See "Book-Entry System" in this Prospectus Supplement.

    If applicable, Fleet will comply with the requirements of Rule 14a-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

    Fleet may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by Fleet may be held or resold or, at the discretion of Fleet, may be surrendered to the Trustee for cancellation.

    Notwithstanding anything in this Prospectus Supplement to the contrary, if a
Note is a Discount Note, the amount payable on such Note in the event of redemption or repayment prior to the stated maturity date shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Discount Note shall be the amount equal to (i) the issue price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, as calculated by the Calculation Agent (as hereinafter defined), but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from the Original Issue Date at the rate per annum stated on the face thereof (which may be zero) until the principal amount thereof is paid or duly made available for payment. Unless otherwise provided in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on the 15th day of each month during the term of the Notes (each an "Interest Payment Date") and on the Maturity Date. Unless otherwise provided in the applicable Pricing Supplement, the "Regular Record Date" for Fixed Rate Notes will be the first day of each month or if the Interest Payment Dates are other than the 15th day of the month, the calendar day fifteen days preceding each Interest Payment Date whether or not such day is a Business Day (as hereinafter defined). If any Interest Payment Date or the Maturity Date on a Fixed Rate Note falls on a day that is not a Business Day, the payment shall be made on the next succeeding day that is a Business Day as if it were made on the date such payment was due and no additional interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest from the Original Issue Date at the interest rate index or formula which will be set forth in the applicable Pricing Supplement until the principal amount thereof is paid or duly made available for payment. The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate index or formula plus or minus the Spread and/or multiplied by the Spread Multiplier, if any. The interest rate index or formula will be based upon the Index Maturity (as hereinafter defined) and adjusted by a Spread and/or Spread Multiplier, if any, as specified in the applicable Pricing Supplement. The "Spread" is the number of basis points above or below the interest rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage applicable to the interest rate for such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the interest rate index or formula is calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by Fleet from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer to purchase has been accepted by Fleet.

    The applicable Pricing Supplement will specify for each Floating Rate Note the following terms: Original Issue Date, the interest rate index or formula, Initial Interest Rate (as hereinafter defined), Initial Interest Rate Reset Date, Interest Payment Dates, Index Maturity, Maturity Date, Maximum Interest Rate (as hereinafter defined) and/or Minimum Interest Rate (as hereinafter defined), if any, Spread and/or Spread Multiplier, if any, Initial Redemption Date, if any, Initial Redemption Percentage, if any, Annual Redemption Percentage Reduction, if any, defeasance provisions, if any, and Optional Repayment Dates, if any. Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" for Floating Rate Notes with respect to any Interest Payment Date will be the fifteenth calendar day, whether or not such day is a Business Day, prior to such Interest Payment Date.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Rate Reset Date"), as specified in the applicable Pricing Supplement. If any Interest Rate Reset Date for any Floating Rate Note would be a day that is not a Business Day, such Interest Rate Reset Date will be postponed to the next succeeding day that is a Business Day. Unless otherwise specified in the applicable Pricing Supplement, "Business Day" means any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

    A Floating Rate Note may also have either or both of the following: (i) a maximum limit, or ceiling (the "Maximum Interest Rate"), on the rate of interest that may accrue during any period; and (ii) a minimum limit, or floor (the "Minimum Interest Rate"), on the rate of interest which may accrue during any period. Notwithstanding any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16%, and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25%, per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

    Unless otherwise indicated in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note during the period commencing on an Interest Rate Reset Date will be the rate determined on the second Business Day preceding such Interest Rate Reset Date (the "Interest Determination Date").

    Unless otherwise indicated in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Rate Reset Date, and the interest rate in effect on any day that is an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Rate Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the Original Issue Date to the Initial Interest Rate Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, interest payments will be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise indicated in the applicable Pricing Supplement, if any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date that occurs on the Maturity Date) would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be the next succeeding day that is a Business Day. If the Maturity Date of any Floating Rate Note shall fall on a day that is not a Business Day with respect to such Note, the payment of interest, principal or premium (if any) due on such date shall be made on the next succeeding day that is a Business Day and no additional interest on such amounts shall accrue from the Maturity Date to and including the date on which any such payment is required to be made.

    Unless otherwise indicated in the applicable Pricing Supplement, the Trustee will be the Calculation Agent. Upon the request of the holder of a Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Rate Reset Date with respect to such Floating Rate Note. The Calculation Agent will also make certain calculations, specified below, on or prior to the "Calculation Date." Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day next preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

    Unless otherwise indicated in the applicable Pricing Supplement, accrued interest on any Floating Rate Note will be determined by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including the Original Issue Date, or from but excluding the last date to which interest has been paid, as the case may be, to and including the date for which accrued interest is being calculated. Unless otherwise indicated in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360.

    Unless otherwise indicated in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or
 .0987655)), and to the nearest cent (with one-half cent being rounded upward).

                                 GOVERNING LAW

    The Indentures and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

                          OTHER PROVISIONS AND ADDENDA

    Any provisions with respect to the Notes may be modified as specified under "Other Provisions" on the face of such Note or in an Addendum relating thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

    Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Discount Notes. The following summary is based upon final Treasury regulations (the "OID Regulations") issued by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The OID Regulations, which replaced certain proposed original issue discount regulations that were issued on December 21, 1992, generally apply to debt instruments issued on or after April 4, 1994. In addition, taxpayers may rely on the OID Regulations for debt instruments issued after December 21, 1992.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issue of Notes equals the first price at which a substantial amount of such Notes has been sold other than to underwriters, placement agents or wholesalers. The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or at certain floating rates. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price will be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to its stated redemption price at maturity will be considered to have purchased the Discount Notes at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates,
(ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Variable Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of Fleet prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is only available for debt instruments issued on or after April 4, 1994. In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the election is made or any debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

    Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Short-Term Note (rather than the OID with respect to such Short-Term Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

    Market Discount. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. The market discount rules do not apply to Short-Term Notes.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or
(ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Premium. If a U.S. Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

    Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount (or acquisition discount, in the case of a Short-Term Note), if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Fleet, a controlled foreign corporation related to Fleet or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder furnishes a properly executed IRS Form 4224 on or before any payment date to claim such exemption), may be subject to U.S. Federal income tax on such interest (or OID) in the same manner as if it were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the non-U.S. Holder and (ii) in the case of an individual, such non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    PURCHASERS OF NOTES THAT ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Fleet or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                PLAN OF DISTRIBUTION OF RETAIL MEDIUM-TERM NOTES

    The Notes are being offered on a continuous basis for sale by Fleet through Smith Barney Inc. (the "Agent"). If agreed to by Fleet and the Agent, the Agent may utilize its best efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. Fleet will pay the Agent a commission which, depending on the maturity of the Notes, will range from .20% to 3.00% of the principal amount of any Note sold through the Agent. Commissions and discounts with respect to Notes with maturities in excess of 30 years will be negotiated between Fleet and the Agent at the time of such sale. Fleet may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so.

    In addition, the Agent may offer the Notes it has purchased as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from Fleet to such dealers. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in case of Notes to be resold on a fixed public offering price basis), concession and discount may be changed.

    Fleet reserves the right to withdraw, cancel or modify any offer to sell Notes without notice and may reject orders in whole or in part whether placed directly with Fleet or through the Agent. The Agent will have the right, in its discretion reasonably exercised, to reject, in whole or in part, any offer to purchase Notes received by it on an agency basis.

    Unless otherwise provided in a Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

    The Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Fleet has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agent may be required to make in respect thereof. The Agent may engage in transactions with, or perform services for, Fleet in the ordinary course of business.

    The Agent may from time to time purchase and sell Notes in the secondary market, but it is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agent may make a market in the Notes, but the Agent is not obligated to do so and may discontinue any market-making at any time.

    In addition to Notes being offered through the Agent as described herein, other series of notes (including other series of Medium-Term Notes) that may have terms identical or similar to the terms of the Notes may be concurrently offered by Fleet on a continuous basis both inside and outside the United States pursuant to one or more separate distribution agreements with the Agent or other agents. Pursuant to such agreements, such agents may also purchase notes as principal for their own account or for resale, and Fleet may make direct sales of notes on its own behalf. Any notes so offered and sold in excess of certain amounts will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement and the accompanying Prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON            $300,000,000
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY REFERENCE           FLEET FINANCIAL
IN THIS PROSPECTUS SUPPLEMENT,                     GROUP, INC.
ANY PRICING SUPPLEMENT OR THE BASIC
PROSPECTUS IN CONNECTION WITH THE OFFER
MADE BY THIS PROSPECTUS SUPPLEMENT,
ANY PRICING SUPPLEMENT AND THE BASIC           RETAIL MEDIUM-TERM
PROSPECTUS AND, IF GIVEN OR MADE, SUCH          NOTESM SECURITIES
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY FLEET OR BY THE AGENTS.
NEITHER THE DELIVERY OF THIS PROSPECTUS
SUPPLEMENT, ANY PRICING SUPPLEMENT AND
THE BASIC PROSPECTUS NOR ANY SALE MADE
HEREUNDER AND  THEREUNDER SHALL UNDER         SENIOR RETAIL MEDIUM-
ANY CIRCUMSTANCES CREATE AN IMPLICATION        TERM NOTES, SERIES J
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF FLEET SINCE THE DATE HEREOF         SUBORDINATED RETAIL
OR THEREOF. THIS PROSPECTUS SUPPLEMENT,         MEDIUM-TERM NOTES,
ANY PRICING SUPPLEMENT AND THE BASIC                 SERIES K
PROSPECTUS DO NOT CONSTITUTE AN OFFER OR
SOLICITATION BY ANYONE IN ANY STATE IN
WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANYONE TO WHOM
IT IS UNLAWFUL TO  MAKE SUCH OFFER OR
SOLICITATION.


           ------------------
           TABLE OF CONTENTS
                                    PAGE
                                    ----

        PROSPECTUS SUPPLEMENT              DUE NINE MONTHS OR MORE FROM
                                                  DATE OF ISSUE
Fleet Financial Group, Inc. ....... S-3
Description of Retail Medium-Term
Notes.............................. S-3
Governing Law...................... S-11
Other Provisions and Addenda....... S-11
Certain United States Federal                     [LOGO] FLEET
  Income Tax                                    FINANCIAL GROUP
  Consequences..................... S-11
Plan of Distribution of Retail
  Medium-Term Notes................ S-19        SMITH BARNEY INC.

              PROSPECTUS

Available Information..............   2
Incorporation of Certain Documents
  by Reference.....................   2
Fleet Financial Group, Inc. .......   3
Consolidated Ratios of Earnings to
  Fixed Charges....................   7
Use of Proceeds....................   7       PROSPECTUS SUPPLEMENT
Description of Debt Securities.....   8
Senior Debt Securities.............  13
Subordinated Debt Securities.......  15       DATED           , 1996
Description of Warrants............  19   SMSERVICEMARK OF SMITH BARNEY INC.
Plan of Distribution...............  20

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1996)                             [LOGO] FLEET
                                                                FINANCIAL GROUP
U.S.$1,488,400,000


FLEET FINANCIAL GROUP, INC.
SENIOR MEDIUM-TERM NOTES, SERIES J
SUBORDINATED MEDIUM-TERM NOTES, SERIES K
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fleet Financial Group, Inc. ("Fleet") may offer from time to time up to U.S.$1,488,400,000 aggregate initial offering price of its Senior Medium-Term Notes, Series J (the "Senior Notes") and its Subordinated Medium-Term Notes, Series K (the "Subordinated Notes", and together with the Senior Notes, collectively the "Notes") or its equivalent in foreign currencies or currency units, subject to reduction from time to time after the date hereof at the option of Fleet including as a result of the sale of other Securities of Fleet under the accompanying Prospectus (the "Basic Prospectus") to which this Prospectus Supplement relates. Each Note will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by Fleet and may be subject to redemption or repayment prior to maturity. In addition to the Notes being offered hereby (the "Registered Notes"), Fleet may offer Notes in bearer form (the "Bearer Notes") in a concurrent non-United States offering. A separate Prospectus Supplement will be used for any such offering of Bearer Notes. Any Bearer Notes so offered and sold will reduce correspondingly the principal amount of Registered Notes which may be offered by this Prospectus Supplement and the Basic Prospectus. The Registered Notes will be denominated in a currency (the "Specified Currency") which may be U.S. dollars or such foreign currency or currency unit as may be designated by Fleet. Unless otherwise specified, the Registered Notes will be issued in denominations of U.S.$1,000 and any larger amount that is an integral multiple of U.S.$1,000 or, if denominated in a Specified Currency other than U.S. dollars, as set forth in the applicable pricing supplement (the "Pricing Supplement"). Each Registered Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note"). The redemption and repayment provisions, if any, for any Registered Note will be set forth in a Pricing Supplement.


The Subordinated Notes are subordinated as set forth in the Basic Prospectus under "Description of Debt Securities--Subordinated Debt Securities". Payment of principal of the Subordinated Notes may be accelerated only in the case of the bankruptcy or reorganization of Fleet. There is no right of acceleration in the case of a default in the payment of interest on the Subordinated Notes or in the performance of any other covenant of Fleet. See "Subordinated Debt Securities" in the Basic Prospectus.

Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes is payable each May 1 and November 1 and at maturity or upon earlier redemption or repayment. Interest on Floating Rate Notes is payable on the dates specified therein and in the applicable Pricing Supplement. The interest rate or interest rate formula, initial interest rate, as applicable, and redemption provisions, if any, on each Note will be established by Fleet at the date of issuance of such Note and will be set forth thereon and specified in a Pricing Supplement to this Prospectus Supplement. Interest rates and interest rate formulas are subject to change by Fleet, but no change will affect any Notes already issued or as to which an offer to purchase has been accepted by Fleet. Each Floating Rate Note will bear interest at a rate determined by reference to one or more interest rate bases (each, a "Base Rate") which will be determined by reference to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or the 11th District Cost of Funds Rate, in each case, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Floating Rate Note. See "Description of Registered Notes".

Unless otherwise specified in the Pricing Supplement, each Registered Note will be issued only in book-entry form, subject to certain limitations listed herein, and will be represented by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company, New York, New York, as depository (the "Depository"), or other depository (a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfer thereof will be effected only through, records maintained by the Depository or its nominee and its participants.

For a discussion of certain factors that should be considered in connection with an investment in certain Notes offered hereby, see "Risk Factors" on page S-2.

THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), BANK INSURANCE FUND OR ANY GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                             PRICE TO           AGENTS' DISCOUNTS          PROCEEDS TO
                             PUBLIC(1)          AND COMMISSIONS(2)         FLEET(2)(3)
Per Note.................    100.000%           .125%-.750%                99.875%-99.250%
Total(4).................    $1,488,400,000     $1,860,500-$11,163,000     $1,486,539,500-$1,477,237,000

--------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.
(2) Fleet will pay a commission to Fleet Bank of Massachusetts, National Association, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. or Salomon Brothers Inc, (the "Agents"), depending upon maturity of the Registered Notes, ranging from .125% to .750% of the principal amount of any Registered Note sold through the Agents. Fleet may also sell Registered Notes to the Agents (other than Fleet Bank of Massachusetts, National Association), acting as principal, at a discount for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agents, or, if so agreed, at a fixed public offering price. With respect to Registered Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, any Registered Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Registered Note of identical maturity. No commission will be payable on any sales made directly by Fleet. See "Plan of Distribution."
(3) Before deducting other expenses payable by Fleet estimated at up to $150,000, including reimbursement of the Agents' expenses.
(4) Or the equivalent thereof in Specified Currencies other than U.S. dollars.

The Registered Notes are being offered on a continuing basis by Fleet through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Registered Notes. Fleet may also sell Registered Notes to any Agent (other than Fleet Bank of Massachusetts, National Association) acting as principal for resale to one or more investors and other purchasers. Fleet also may sell Notes directly to investors in those jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any direct sales by Fleet. The Registered Notes will not be listed on any securities exchange, and there can be no assurance that the Registered Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Registered Notes. Fleet reserves the right to withdraw, cancel or modify the offer made hereby without notice. Fleet or any Agent may reject any offer to purchase Registered Notes, in whole or in part. See "Plan of Distribution".
FLEET BANK OF MASSACHUSETTS, N.A.
               GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.
                                           J.P. MORGAN SECURITIES INC.
                                                      SALOMON BROTHERS INC
The date of this Prospectus Supplement is            , 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  RISK FACTORS

FOREIGN CURRENCY RISKS

    Judgments. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court of the United States, it is unlikely that such court would grant judgment relating to such Notes in any currency other than U.S. dollars. The Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. Holders of Notes denominated in a Specified Currency other than U.S. dollars would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Trustee (as hereinafter defined) converts U.S. dollars to the Specified Currency for payment of the judgment.

    Exchange Rates and Exchange Controls. An investment in Registered Notes that are denominated in a foreign currency or currency units entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events and on the supply of and demand for the relevant currencies, factors over which Fleet has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the exchange rate that may occur during the term of any Registered Note. Depreciation of the currency specified in a Registered Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE BASIC PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN REGISTERED NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. FLEET BELIEVES THAT THESE RISKS ARE POTENTIALLY TOO VARIABLE TO ASCERTAIN AND DESCRIBE WITH ANY REASONABLE DEGREE OF CERTAINTY AND THAT PREPARATION OF A LIST OF EVERY POTENTIAL MATERIAL RISK INCORPORATING EVERY ECONOMIC, FINANCIAL, POLITICAL AND MILITARY CIRCUMSTANCE, AMONG OTHER THINGS, WOULD BE IMPRACTICAL. PROSPECTIVE INVESTORS SHOULD THEREFORE CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN REGISTERED NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    Unless otherwise specified in the applicable Pricing Supplement, Registered Notes denominated in foreign currencies will not be sold in, or to residents of, the country of the Specified Currency in which particular Registered Notes are denominated.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and Fleet disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, or interest on, the Registered Notes. Such persons should consult their own counsel with regard to such matters.

    Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a Specified Currency other than U.S. dollars at a Registered Note's interest payment date or maturity or upon earlier redemption or repayment. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any such foreign currency or currency unit. Even if there are no actual exchange controls, it is possible that at an interest payment date or maturity or upon earlier redemption or repayment of any particular Registered Note, the Specified Currency for such Note would not be available to Fleet due to circumstances beyond the control of Fleet. In that event, Fleet will make required payments in U.S. dollars on the basis of the Market Exchange Rate. See "Description of Registered Notes".

    Information concerning exchange rates for the Specified Currency, if other than U.S. dollars, in which principal of, or interest on, the Registered Notes is payable, as against the U.S. dollar at selected times during the last five years, as well as current foreign exchange controls affecting such Specified Currency will be set forth in the applicable Pricing Supplement.

RISKS ASSOCIATED WITH INDEXED NOTES

    An investment in Notes indexed, as to principal, premium, if any, or interest, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate on such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal of and/or premium, if any, on such a Note is so indexed, the amount of principal payable in respect thereof may be less than the original purchase price of such Note if allowed pursuant to the terms thereof, including the possibility that no such amount will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of Fleet and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which Fleet has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

    Purchasers are required to pay for the Registered Notes in the Specified Currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa. Upon request, an Agent may arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable purchasers to pay for the Registered Notes. Such request must be made on the trade date. Each such conversion will be made by the relevant

Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with their regular foreign exchange practice. All costs of exchange will be borne by the purchasers of Registered Notes.

    Banks do not generally offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments of principal of, and interest on, Registered Notes denominated and payable in a Specified Currency other than U.S. dollars will be made from an account at a bank outside of the United States, unless alternative arrangements are made. See "Description of Registered Notes".

    Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                        DESCRIPTION OF REGISTERED NOTES

    The following description of the particular terms of the Registered Notes offered hereby (referred to in the Basic Prospectus as the "Debt Securities", the "Senior Debt Securities" or the "Subordinated Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities, Senior Debt Securities and Subordinated Debt Securities set forth in the Basic Prospectus, to which description reference is hereby made. The terms and conditions set forth herein will apply to each Registered Note unless otherwise specified in the applicable Pricing Supplement and the related Registered Note. Fleet may from time to time sell additional Securities and additional series of Debt Securities, including additional series of medium-term notes.

GENERAL

    The Senior Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, (the "Senior Indenture") between Fleet and The First National Bank of Chicago, as trustee (the "Trustee"). The Subordinated Notes will constitute a single series of Debt Securities to be issued under an Indenture dated as of October 1, 1992, between Fleet and the Trustee, as amended by a First Supplemental Indenture dated as of November 30, 1992, between the Company and the Trustee (such indenture, as amended, the "Subordinated Indenture" and, collectively with the Senior Indenture, the "Indentures").


    The Senior Notes will be unsecured and unsubordinated obligations of the Company and will rank pari passu with all other senior indebtedness of Fleet ("Senior Indebtedness"). The Subordinated Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture) of Fleet. There is no limitation on the issuance of additional Senior Indebtedness or Other Financial Obligations of Fleet. See "Subordinated Debt Securities" in the Basic Prospectus. As of December 31, 1995, the aggregate principal amount of Fleet's Senior Indebtedness was $1.8 billion and Fleet's obligations under Other Financial Obligations was $15.1 million, respectively. The Registered Notes may be issued in an aggregate principal amount of up to U.S.$1,488,400,000, or its equivalent in foreign currencies or currency units. The aggregate principal amount of Registered Notes that may be issued and sold may be reduced as a result of the sale by Fleet of other securities including Debt Securities and Bearer Notes. See "Plan of Distribution". The statements herein concerning the Notes and the Indentures do not purport to be complete. They are qualified in their entirety by reference to the provisions of the Indentures, including the definitions of certain terms used herein without definition.


    The Registered Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by Fleet, and may be subject to redemption at the option of Fleet or repayment at the option of the Holder prior to maturity at a price or prices, as specified in the applicable Pricing Supplement, plus accrued interest to the date of redemption or repayment. The Registered Notes will not be subject to any sinking fund. Each Registered Note will bear interest at either (a) a fixed rate or (b) a rate or rates determined by reference to a Base Rate which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below).

    The Registered Notes will be issued in fully registered form only without coupons. Registered Notes may not be exchanged for Bearer Notes. Unless otherwise specified, the Registered Notes denominated in U.S. dollars will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The authorized denominations of Registered Notes denominated in a Specified Currency other than U.S. dollars will be specified in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

    Unless otherwise provided in the applicable Pricing Supplement, each Registered Note will be issued as a Book-Entry Note registered in the name of the nominee of the Depository. So long as the Depository or its nominee is the registered owner of such Book-Entry Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Registered Notes for all purposes under the Indentures. Except as set forth under "Description of Registered Notes--Book-Entry System", Book-Entry Notes will not be issuable in certificated form.

    The Registered Notes may be issued as "Original Issue Discount Notes" which will be offered at a discount from the principal amount thereof due at the stated maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Notes. In the event of an acceleration of the maturity of any Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note upon such acceleration will be determined in accordance with the Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Note. For federal income tax considerations with respect to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" herein.

    "Business Day" means (i) with respect to Registered Notes which are not denominated in European Currency Units ("ECUs"), any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in either The City of New York or (1) with respect to Registered Notes denominated in a Specified Currency other than U.S. dollars, in the city as specified by Fleet pursuant to the applicable Indenture and (2) with respect to Registered Notes which will bear interest based on a specified percentage of London interbank offered rate quotations ("LIBOR"), is also a "London Business Day" or (ii) with respect to Registered Notes which are denominated in ECUs, any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in either the City of New York or any day that is not designated as an ECU Non-Settlement Day by the ECU Banking Association on otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs shall be made. "London Business Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association or otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs shall not be made.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

    The Pricing Supplement relating to each Registered Note will describe the following terms: (1) the currency or currency unit in which such Note is denominated (and, if such currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note or a Floating Rate Note; (3) whether such Note is a Senior Note or a Subordinated Note; (4) if other than 100%, the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price") and Original Issue Discount, if any; (5) the trade date; (6) the date on which such Note will be issued (the "Issue Date"); (7) the date on which such Note will mature (the "Maturity Date"); (8) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the "Interest Rate"); (9) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Determination Dates, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the Interest Rate for such Note; (10) whether such Note may be redeemed or repaid prior to maturity, and if so, the provisions relating to such redemption; and (11) any other terms of such Note not inconsistent with the provisions of the applicable Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

    Principal and interest, if any, will be paid by Fleet in U.S. dollars, even if a Registered Note is denominated in a Specified Currency other than U.S. dollars; provided, however, that if so specified in the applicable Pricing Supplement, a Holder of a Registered Note denominated in a Specified Currency other than U.S. dollars may elect to have payments of principal and interest in respect of such Note paid in the Specified Currency. Under such circumstances, Fleet would be required to tender payment in the Specified Currency and any costs associated with such conversion would be borne by such Holder through deduction from such payments. A Holder may elect to receive payments in the Specified Currency by delivering a written request to the Trustee not later than the Record Date (as defined below) or the fifteenth day preceding the Maturity Date or any date fixed for redemption or repayment, as the case may be. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee not later than the Record Date or the fifteenth day preceding the Maturity Date or date of redemption or repayment, as the case may be. Upon request, the Trustee will mail a copy of a form of request to any Holder.

    In the case of a Registered Note denominated in a Specified Currency other than U.S. dollars, the amount of U.S. dollar payments in respect of such Registered Note will be determined by a New York clearing house bank designated by Fleet (the "Exchange Rate Agent") based on the quotation for such Specified Currency appearing at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable date of payment, on the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service (or, if such service is not then available to the Exchange Rate Agent, the Telerate Monitor Foreign Exchange Service or, if neither is available, on a comparable display or in a comparable manner as Fleet and the Exchange Rate Agent shall agree), bid by one of at least three banks (one of which may be the Exchange Rate Agent) agreed to by Fleet and the Exchange Rate Agent, which will yield the largest number of U.S. dollars upon conversion from such Specified Currency. If fewer than three bids are available, then such conversion will be based on the Market Exchange Rate (as defined below) as of the second Business Day preceding the applicable payment date or, if the Market Exchange Rate for such date is not available, as of the most recent date on which the Market Exchange Rate is available.

    If the principal of, or interest on, any Registered Note is payable in a Specified Currency other than U.S. dollars (whether by reason of the unavailability of such quotations or through an election by a Holder) and such Specified Currency is not available to Fleet for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of Fleet, Fleet will be entitled to satisfy its obligations to Holders of the Registered Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment date, if available, and if not so available, the exchange rate determined in the following order: first, by the most recently available Market Exchange Rate; second by the quotations of three (or, if three are not available, then two) recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) in The City of New York or in the foreign country of issue of such currency selected by the Exchange Rate Agent and Fleet; and third, by such other quotations as Fleet deems appropriate. If the Specified Currency is a composite currency, payments will be an amount determined by the Exchange Rate Agent by adding the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent day on which such composite currency was used, by the most recently available Market Exchange Rate for such component currency. Any payment made under the circumstances described above, where the required payment is in a Specified Currency other than U.S. dollars or any payment made in the Specified Currency, will not constitute an Event of Default under the Indentures.

    "Market Exchange Rate" means the noon buying rate for cable transfers in New York City as determined by the Federal Reserve Bank of New York for such Specified Currency.

    Unless otherwise specified in the applicable Pricing Supplement, interest on the Registered Notes (other than interest paid on the Maturity Date or any date fixed for redemption or repayment) will be paid on each interest payment date (an "Interest Payment Date") by mailing a check in the Specified Currency (from an account at a bank outside the United States if such check is payable in a currency other than U.S. dollars) to the Holder at the address of such Holder appearing on the Security Register on the regular Record Date; provided, however, that in the case of a Registered Note originally issued between a Record Date and the Interest Payment Date or on an Interest Payment Date relating to such Record Date, interest for the period beginning on the Issue Date and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder on the Record Date with respect to such succeeding Interest Payment Date. Payments of principal and interest at maturity or upon earlier redemption or repayment will be made in immediately available funds upon surrender of the Registered Notes (other than with respect to a Registered Note as to which appropriate arrangements have not been made). See "Important Currency Exchange Information". Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date or the Maturity Date (or the date of redemption or repayment) of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date (or the date of redemption or repayment), as the case may be. If any Interest Payment Date (other than at the Maturity Date or date of redemption or repayment) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity Date (or the date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment). In the case of Global Securities representing Book-Entry Notes, such payments of principal and interest, if any, will be made to the Depository or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depository and its participants. See "Description of Debt Securities--Global Securities" in the Basic Prospectus.

    The "Record Date" with respect to any Interest Payment Date for Floating Rate Notes shall be the date 15 calendar days immediately preceding such Interest Payment Date, and with respect to any Interest Payment Date for Fixed Rate Notes shall be the April 15 or October 15 next preceding such Interest Payment Date, whether or not such date shall be a Business Day.

    Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment to (or from and including the date of issue, if no interest has been paid with respect to the applicable Note) but excluding the related Interest Payment Date, Maturity Date, or date of redemption or repayment as the case may be (an "Interest Period").

FIXED RATE NOTES

    Fixed Rate Notes will bear interest from their Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the annual interest rate or rates specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on May 1 and November 1 of each year, and at maturity or upon redemption or repayment to the persons to whom principal is payable (which, in the case of Global Securities representing Book-Entry Notes, will be the Depository or the nominee of the Depository). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each payment of interest shall include interest accrued through the day preceding the Interest Payment Date.

FLOATING RATE NOTES

    Each Floating Rate Note will bear interest at a rate determined by reference to the Base Rate which may be adjusted by a Spread and/or Spread Multiplier, if any (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate
Note: (a) the CD Rate (a "CD Rate Note"), (b) the CMT Rate (a "CMT Rate Note"),
(c) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (d) the Federal Funds Rate (a "Federal Funds Rate Note"), (e) LIBOR (a "LIBOR Note"), (f) the Prime Rate (a "Prime Rate Note"), (g) the Treasury Rate (a "Treasury Rate Note"), (h) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note") or (i) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period until maturity (as specified in the applicable Pricing Supplement) of the instrument or obligation from which the Base Rate is calculated.

    As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any Interest Period (as defined below) ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any Interest Period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Registered Notes will be governed by the law of the State of New York and, under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each day on which the rate of interest is reset being herein referred to as an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement. If any

Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day would fall in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. If an auction for Treasury bills falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the next succeeding Business Day.

    Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually, or annually as specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a daily, weekly or monthly Interest Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Period, the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Period, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Period, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; and, in each case, on the Maturity Date (or date of redemption or repayment). Unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date (other than the Maturity Date or date of redemption or repayment) with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to such Floating Rate Note, except in the case of LIBOR Notes, if such day would fall in the next succeeding calendar month, such Interest Payment Date with respect to such LIBOR Note will be the immediately preceding Business Day. Any payment of principal (and premium, if any) and interest required to be made on a Floating Rate Note on a Maturity Date that is not a Business Day will be made on the next succeeding Business Day with respect to such Floating Rate Note (with the same force and effect as if made on such Maturity Date, and no additional interest shall accrue as a result of any such delayed payment).

    The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. A Spread and/or a Spread Multiplier may be applicable to the Interest Rate for a particular Floating Rate Note, as set forth in the applicable Pricing Supplement.

    With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period or from the last date from which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and 11th District Cost of Funds Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the interest rate applicable to any day that is an Interest Reset Date will be the interest rate effective on such Interest Reset Date. The interest rate applicable to any other day will be the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago shall be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

    The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

  CD Rate Notes

    CD Rate Notes will bear interest at the interest rates (calculated by reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the CD Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "CD Interest Determination Date") and shall be the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not so published by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Interest Determination Date.

    CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

    The interest rate on CD Rate Notes for each Interest Reset Date shall be the CD Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  CMT Rate Notes

    CMT Rate Notes will bear interest at the interest rates (calculated by reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H. 15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m. (New York City time) on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m. (New York City time) on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated

CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purposes of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

    The interest rate on CMT Notes for each Interest Reset Date shall be the CMT Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  Commercial Paper Rate Notes

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated by reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Commercial Paper Rate for each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Commercial Paper Interest Determination Date") and shall be the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 P.M. New York City time on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:


                          D x 360
                      -------------
 Money Market Yield = 360 - (D x M)  x 100


where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

    The interest rate on Commercial Paper Rate Notes for each Interest Reset Date shall be the Commercial Paper Rate applicable to such Interest Reset Date plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  Federal Funds Rate Notes

    Federal Funds Rate Notes will bear interest at the interest rates (calculated by reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Federal Funds Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Federal Funds Interest Determination Date"), and shall be the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Reset Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

    The interest rate on Federal Funds Rate Notes for each Interest Reset Date shall be the Federal Funds Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the original issuance date to the effective date of the interest rate determined on the first Interest Reset Date shall be the Initial Interest Rate.

  LIBOR Notes

    LIBOR Notes will bear interest at the interest rates (calculated by reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR" Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined in accordance with provisions described in clause
    (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    The interest rate on LIBOR Notes for each Interest Reset Date shall be LIBOR plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  Prime Rate Notes

    Prime Rate Notes will bear interest at the interest rates (calculated by reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Prime Rate with respect to each Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Prime Interest Determination Date") and shall be the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rate quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent from a list approved by Fleet. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent from a list approved by Fleet to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    The interest rate on Prime Rate Notes for each Interest Reset Date shall be the Prime Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  Treasury Rate Notes

    Treasury Rate Notes will bear interest at the interest rates (calculated by reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the Treasury Rate means, with respect to any Interest Reset Date, the rate for the auction held on the Treasury Rate Determination Date (as hereinafter defined) of direct obligations of the United States

("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading, "U.S. Government Securities--Treasury bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent yield, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent yield, rounded to the nearest one one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Rate Determination Date.

    The "Treasury Rate Determination Date" for any Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned, but in no event shall the Treasury Rate Determination Date be after the related Interest Reset Date. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If no auction is held in any week (or on the preceding Friday), the Treasury Rate Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

    The interest rate on Treasury Rate Notes for each Interest Reset Date shall be the Treasury Rate plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect for the period from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

  11th District Cost of Funds Rate Notes

    11th District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the 11th District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the 11th District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "11th District Cost of Funds Rate" relating to an 11th District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with respect to the 11th District Cost of Funds Rate means, with respect to any Interest Determination Date relating to an 11th District Cost of Funds Rate Note, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Interest Determination Date, the 11th District Cost of Funds Rate for such Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District that was most recently announced (the "11th District Cost of Funds Index") by the Federal Home Loan Bank of San

Francisco (the "FHLB of San Francisco") as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the 11th District Cost of Funds Rate determined as of such Interest Determination Date will be the 11th District Cost of Funds Rate in effect on such Interest Determination Date.

    The interest rate on 11th District Cost of Funds Notes for each Interest Reset Date shall be the 11th District Cost of Funds Rate applicable to such Interest Reset Date, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate.

INDEXED NOTES

    The Notes may be issued with the amount of principal, premium, if any, or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to any indexed currency or such other price, exchange rate or interest index ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal amount on the Maturity Date or the date of earlier redemption or repayment that is greater than or less than the face amount of the Notes depending upon the relative value on the Maturity Date or the date of earlier redemption or repayment of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement. See "Risk Factors".

REDEMPTION

    Although Registered Notes will not generally be redeemable prior to maturity, Fleet in the applicable Pricing Supplement relating to a Registered Note may specify that such Registered Note will be redeemable at Fleet's option on a date or dates specified prior to maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Registered Notes will not be subject to any sinking fund. Fleet may redeem any of the Registered Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60, days' notice. If less than all of the Registered Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the applicable Note Registrar by such method as such Note Registrar shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

    Although Registered Notes will not generally be repayable at the option of the Holder prior to maturity, Fleet, in the Pricing Supplement relating to a Registered Note, may specify that such Registered Note will be repayable at the option of the Holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

    In order for a Registered Note to be repaid, the Paying Agent must receive at least 30, but not more than 45, days, prior to the repayment date (i) the Registered Note with the form entitled "Option to Elect Repayment" on the reverse of the Registered Note duly completed of (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Registered Note, the principal amount of the

Registered Note, the principal amount of the Registered Note to be repaid, the certificate number or a description of the tenor and terms of the Registered Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Registered Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Registered Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Registered Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Registered Note shall be irrevocable. The repayment option may be exercised by the Holder of a Registered Note for less than the entire principal amount of the Registered Note provided that the principal amount of the Registered Note remaining outstanding after repayment is an authorized denomination.

    During the period that the Book-Entry Notes are represented by the Global Notes (as hereinafter defined) held by or on behalf of the Depository (as hereinafter defined), and registered in the name of the Depository or the Depository's nominee, the option for repayment may be exercised by the applicable Participant (as hereinafter defined) that has an account with the Depository, on behalf of the beneficial owners of the Global Note or Notes representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its corporate trust office (or such other address of which Fleet shall from time to time notify the holders), not more than 60 nor less than 30 days prior to the date of repayment. Notice of elections from Participants on behalf of beneficial owners of the Global Note or Notes representing such Book-Entry Notes to exercise their option to have such Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Note or Notes representing such Book-Entry Notes must so direct the applicable Participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note or Notes representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Note or Notes representing Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depository by causing the applicable Participant to transfer such beneficial owner's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depository's records, to the Trustee. See "Book-Entry System".

    If applicable, Fleet will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

    Fleet may at any time purchase Registered Notes at any price in the open market or otherwise. Registered Notes so purchased by Fleet may be held or resold or, at the discretion of Fleet, may be surrendered to the Trustee for cancellation.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to the Notes, including the determination of Base Rate, the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Base Rates, the Interest Payment Date, the Maturity Date or any other term relating thereto, may be modified as specified under "Other Provisions" on the face of such Note or in an Addendum relating thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

    Upon issuance, all Book-Entry Notes denominated in the same currency and having the same issue date, rank (senior or subordinated), original issue discount provisions, if any, Maturity Date, redemption provisions, if any, repayment provisions, if any, Interest Payment Dates, Interest Period, Record Dates and, in the case of Fixed Rate Notes, interest rate or, in the case of Floating Rate Notes, the Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, and Maximum Interest Rate, if any, will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository or such other depositary as is specified in the Pricing Supplement, and registered in the name of a nominee of the Depository. Book-Entry Notes will not be exchangeable for certificated Registered Notes and, except under the circumstances described below, will not otherwise be issuable in definitive form.

    The Registered Notes will be issued in the form of one or more fully registered global securities (collectively, the "Global Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only by the Depository to a nominee of the Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor depository or any nominee of such successor.

    The Depository has advised as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Agents, other than Fleet-MA), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to Fleet-MA and others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may own beneficial interests in securities held by the Depository only through Participants or indirect participants. The Rules applicable to the Depository and its Participants are on file with the Commission.

    The Depository has advised that pursuant to procedures established by it (i) upon issuance of the Global Note by Fleet, the Depository will credit the accounts of the Participants designated by the Agents with the principal amount of the Registered Notes purchased by the Agents and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in such Global
Note). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in the Global Note from any beneficial owner or otherwise.

    So long as the Depository's nominee is the registered owner of the Global Note, such nominee for all purposes will be considered the sole owner or holder of the Registered Notes represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have any of the Registered Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Registered Notes in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Fleet understands that under existing practice, in the event that Fleet requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

    Principal and interest payments on the Global Note registered in the name of the Depository's nominee will be made to the Depository's nominee as the registered owner of such Global Note. Fleet and the Trustee will treat the person in whose name the Global Note is registered as the owner of such Global Note for the purpose of receiving payment of principal and interest on the Registered Notes and for all other purposes whatsoever. None of Fleet, the Trustee, the Paying Agent or the Security Registrar has any responsibility or liability for the payment of principal or interest on the Registered Notes to owners of beneficial interests in the Global Note. The Depository has advised that upon receipt of any payment of principal or interest in respect of the Global Note, it will immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

    None of Fleet, the Trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, of for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Global Note representing all but not part of the Registered Notes being offered hereby is exchangeable for Registered Notes in definitive form of like tenor and terms if (i) the Depository notifies Fleet that it is unwilling or unable to continue as depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depository is not appointed by Fleet within 90 days of receipt by Fleet of such notice or of Fleet becoming aware of such ineligibility, (ii) Fleet in its discretion at any time determines not to have all of the Registered Notes represented by the Global Note and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Registered Notes. The Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Notes issuable in authorized denominations and registered in such names as the Depository holding such Global Note shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Registered Note or Notes of the same aggregate denomination to be registered in the name of the depository or its nominee or in the name of a successor or the Depository or a nominee of such successor.

    A further description of the Depository's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Basic Prospectus under "Description of Debt Securities--Global Securities". The Depository has confirmed that it intends to follow such procedures.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Registered Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Registered Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Registered Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Registered Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Registered Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Registered Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Registered
Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Registered Note that is not a U.S. Holder.

U.S. HOLDERS

    Payments of Interest. Payments of interest on a Registered Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Registered Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") issued by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The OID Regulations, which replaced certain proposed original issue discount regulations that were issued on December 21, 1992, generally apply to debt instruments issued on or after April 4, 1994. In addition, taxpayers may rely on the OID Regulations for debt instruments issued after December 21, 1992.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Registered Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Registered Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issue of Registered Notes equals the first price at which a substantial amount of such Registered Notes has been sold other than to underwriters, placement agents or wholesalers. The stated redemption price at maturity of a Registered Note is the sum of all payments provided by the Registered Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or at certain floating rates. In addition, under the OID Regulations,

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if a Registered Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Registered Note (e.g., Registered Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Registered Note or any "true" discount on such Registered Note (i.e., the excess of the Registered Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Registered Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Registered Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    If a portion of the initial purchase price of a Registered Note is attributable to interest that accrued prior to the Registered Note's issue date, the first stated interest payment on the Registered Note is to be made within one year of the Registered Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price will be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Registered Note.

    The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to its stated redemption price at maturity will be considered to have purchased the Discount Notes at an "acquisition premium." Under the acquisition

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premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates,
(ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated

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interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Variable Note were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

    Certain of the Registered Notes (i) may be redeemable at the option of Fleet prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Registered Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Registered Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Registered Notes.

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    U.S. Holders may generally, upon election, include in income all interest
(including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is only available for debt instruments issued on or after April 4, 1994. In applying the constant yield method to a Registered Note with respect to which this election has been made, the issue price of the Registered Note will equal the electing U.S. Holder's adjusted basis in the Registered Note immediately after its acquisition, the issue date of the Registered Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Registered Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Registered Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Registered Note with amortizable bond premium, the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the election is made or any debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election described above to apply the constant yield method to all interest on a Registered Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

    Short-Term Notes. Registered Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Short-Term Note (rather than the OID with respect to such Short-Term Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

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    Market Discount. If a U.S. Holder purchases a Registered Note, other than a
Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. The market discount rules do not apply to Short-Term Notes.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Registered Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Registered Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Registered Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Registered Note with market discount until the maturity of the Registered Note or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Registered Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Premium. If a U.S. Holder purchases a Registered Note for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Registered Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Registered Note and may offset interest otherwise required to be included in respect of the Registered Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Registered Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Registered Note. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

    Disposition of a Registered Note. Except as discussed above, upon the sale, exchange or retirement of a Registered Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Registered Note. A U.S. Holder's adjusted tax basis in a Registered Note generally will equal such U.S. Holder's initial investment in the Registered Note increased by any original issue discount included in income (and accrued market discount (or acquisition discount, in the case of a Short-Term
Note), if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received

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and amortizable bond premium taken with respect to such Registered Note. Such gain or loss generally will be long-term capital gain or loss if the Registered Note were held for more than one year.

REGISTERED NOTES DENOMINATED OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN
CURRENCY

    As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  Payments of Interest in a Foreign Currency.

    Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Registered Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Registered Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    Purchase, Sale and Retirement of Registered Notes. A U.S. Holder who purchases a Registered Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Registered Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Registered Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Registered Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Registered Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on (i) the date of receipt of such Foreign

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Currency in the case of a cash basis U.S. Holder and (ii) the date of disposition in the case of an accrual basis U.S. Holder. In the case of a Registered Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Registered Note will equal the cost of the Registered Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Registered Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Registered Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Registered Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Registered Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Registered Note, determined on the date such payment is received or the Registered Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Registered Note, determined on the date the U.S. Holder acquired the Registered Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Registered Note.

    Original Issue Discount. In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above, and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    Premium and Market Discount. In the case of a Registered Note with market discount, (i) market discount is determined in units of the Foreign Currency,
(ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Registered Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss), and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Registered Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Registered Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Registered Note.

    Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Registered Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Registered Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Registered Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Fleet, a controlled foreign corporation related to Fleet or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Registered Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Registered Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Registered Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder furnishes a properly executed IRS Form 4224 on or before any payment date to claim such exemption), may be subject to U.S. Federal income tax on such interest (or OID) in the same manner as if it were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Registered Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Registered Note by a non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the non-U.S. Holder and (ii) in the case of an individual, such non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    PURCHASERS OF REGISTERED NOTES THAT ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE REGISTERED NOTES.

    The Registered Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Fleet or, at the time of such individual's death, payments in respect of the Registered Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Registered Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Registered Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Registered Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Payment of the proceeds from the sale of a Registered Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Registered Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Registered Notes are offered on a continuing basis by Fleet through the Agents, each of which has agreed to use reasonable efforts to solicit purchases of the Registered Notes. Fleet will pay each Agent a commission in the form of a discount ranging from .125% to .750% of the principal amount of each Registered Note, depending on its Maturity Date, sold through such Agent. Fleet will have the sole right to accept offers to purchase Registered Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Fleet, to reject any offer to purchase Registered Notes, in whole or in part. Fleet also may sell Registered Notes to any Agent (other than Fleet-MA), acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. With respect to Registered Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission (or discount) will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement.

    In addition to offering the Notes through the Agents as described herein, Fleet may from time to time sell other Debt Securities. In such case, the sale of any such Debt Securities may reduce correspondingly the maximum aggregate amount of Notes that may be offered under this Prospectus Supplement.

    In addition, the Agents may offer the Registered Notes they have purchased as principal to other dealers. The Agents may sell Registered Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Registered Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Registered Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale or, if so agreed and set forth in the applicable Pricing Supplement, at a fixed public offering price. After the initial public offering of Registered Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

    Fleet-MA, as an Agent of Fleet, will solicit purchases of the Registered Notes only in minimum amounts of U.S. $150,000, or the equivalent in the applicable foreign currency or currency unit and will solicit offers only from customers of Fleet-MA or of other Fleet banking affiliates which it has reason to believe are sophisticated institutional investors. Fleet-MA will have no obligation to purchase Registered Notes from Fleet and will bear no credit risk with respect to the Registered Notes.

    Fleet also may sell Notes directly to investors in those jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any direct sales by Fleet.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Registered Notes will be required to be made in funds immediately available in The City of New York on the date of settlement.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). Fleet has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. Fleet has agreed to reimburse the Agents for certain expenses.

    Each of the Agents (other than Fleet-MA) and certain of its affiliates engage from time to time in transactions (which may include commercial lending) with and perform services for Fleet and its subsidiaries in the ordinary course of their businesses. Fleet-MA is a wholly-owned subsidiary of Fleet and engages in transactions with and performs services for Fleet and its other subsidiaries in the ordinary course of business.

    Fleet shall have the right to appoint additional agents from time to time. If additional agents are named, the applicable Pricing Supplement will set forth the name of such agent and other information as may be required.

    The Registered Notes will not be listed on any securities exchange, and there can be no assurance that the Registered Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Registered Notes or liquidity in the secondary market if one develops. Each of the Agents may from time to time purchase and sell Registered Notes in the secondary market, but is not obligated to do so.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NO DEALER, SALESMAN OR ANY OTHER PERSON           U.S.$1,488,400,000
HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT, ANY
PRICING SUPPLEMENT OR THE BASIC                   FLEET FINANCIAL
PROSPECTUS IN CONNECTION WITH THE OFFER           GROUP, INC.
MADE BY THIS PROSPECTUS SUPPLEMENT, ANY
PRICING SUPPLEMENT AND THE BASIC
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT           SENIOR MEDIUM-TERM
BE RELIED UPON AS HAVING BEEN AUTHORIZED          NOTES, SERIES J
BY FLEET OR BY THE AGENTS. NEITHER THE
DELIVERY OF THIS PROSPECTUS SUPPLEMENT,           SUBORDINATED MEDIUM-
ANY PRICING SUPPLEMENT AND THE BASIC              TERM NOTES, SERIES K
PROSPECTUS NOR ANY SALE MADE HEREUNDER
AND THEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE AN IMPLICATION THAT          DUE NINE MONTHS
THERE HAS BEEN NO CHANGE IN THE AFFAIRS           OR MORE FROM
OF FLEET SINCE THE DATE HEREOF OR                 DATE OF ISSUE
THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY
PRICING SUPPLEMENT AND THE BASIC
PROSPECTUS DO NOT CONSTITUTE AN OFFER OR
SOLICITATION BY ANYONE IN ANY STATE IN
WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANYONE TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION.


          -------------------
           TABLE OF CONTENTS
                                    PAGE
                                    ----

        PROSPECTUS SUPPLEMENT

Risk Factors....................... S-2
Important Currency Exchange
  Information...................... S-3               [LOGO] FLEET
Description of Registered Notes.... S-4            FINANCIAL GROUP
Certain United States Federal
  Income Tax Consequences.......... S-21
Plan of Distribution............... S-30    FLEET BANK OF MASSACHUSETTS, N.A.
                                            GOLDMAN, SACHS & CO.
             PROSPECTUS                     MERRILL LYNCH & CO.
                                            J.P. MORGAN SECURITIES INC.
Available Information..............   2     SALOMON BROTHERS INC
Incorporation of Certain Documents
  by Reference.....................   2
Fleet Financial Group, Inc. .......   3
Consolidated Ratios of Earnings             PROSPECTUS SUPPLEMENT
  to Fixed Charges.................   7
Use of Proceeds....................   7     DATED         , 1996
Description of Debt Securities.....   8
Senior Debt Securities.............  13
Subordinated Debt Securities.......  15
Description of Warrants............  19
Plan of Distribution...............  20
Experts............................  20
Legal Opinions.....................  21


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED                 , 1996

PROSPECTUS

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                          FLEET FINANCIAL GROUP, INC.


    Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), may offer from time to time debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment, and warrants to purchase Debt Securities (the "Warrants"), having a public offering price of up to an aggregate of $1,488,400,000 (or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")). If Debt Securities are issued at original issue discount, Fleet may issue such higher principal amount as may be sold for an initial public offering price of up to $1,488,400,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The Debt Securities and Warrants (collectively, the "Securities") may be offered separately or as units with other securities, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"). In addition, the Debt Securities may be convertible into shares of Fleet's preferred stock (the "Preferred Stock"), depositary shares representing Preferred Stock (the "Depositary Shares") or common stock (the "Common Stock") on terms to be set forth in the accompanying Prospectus Supplement. Pursuant to the terms of the Registration Statement of which this Prospectus constitutes a part, Fleet may also offer and sell shares of its Preferred Stock, which may be represented by Depositary Shares, shares of its Common Stock or warrants to purchase Preferred Stock or Common Stock (the "Equity Warrants"). Any such Preferred Stock, Depositary Shares, Common Stock or Equity Warrants will be offered and issued pursuant to the terms of a separate Prospectus contained in such Registration Statement. The aggregate amount of Debt Securities and Warrants that may be offered and sold pursuant hereto is subject to reduction as the result of the sale of any Preferred Stock, Depositary Shares, Common Stock or Equity Warrants pursuant to such separate Prospectus.


    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to Fleet from the sale thereof. The Prospectus Supplement will include, with regard to the particular Securities, the following information:
(i) in the case of Debt Securities, the specific designation, priority, aggregate principal amount, denominations, currency or currency unit for which Debt Securities may be purchased, currency or currency unit in which the principal and any interest on Debt Securities is payable, location of the offering, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption, if any, at the option of Fleet or the holder, terms for sinking or purchase fund payments, if any, whether any Debt Securities which are Subordinated Debt Securities will be subordinated to other indebtedness of Fleet, the initial public offering price, if any, of the Debt Securities, terms relating to temporary or permanent global securities, special provisions relating to Debt Securities in bearer form, provisions regarding registration of transfer or exchange, provisions relating to the payment of any additional amounts, any conversion or exchange provisions and provisions regarding original issue discount securities; (ii) in the case of Warrants, the duration, offering price, exercise price and detachability of any such warrants; and (iii) in the case of all Securities, whether such Securities will be offered separately or as a unit with other securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

    Fleet may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution". If any agents or underwriters are involved in the sale of any of the Securities, their names, any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. Fleet may sell Securities in an offering within the United States ("United States Offering") or outside the United States ("International Offering").

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALE OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fleet are incorporated in this Prospectus by reference:

       1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended by a Form 10-K/A dated April 28, 1995.

       2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.


       3. Current Reports on Form 8-K dated January 18, 1995, January 27, 1995, February 20, 1995, February 21, 1995, April 13, 1995, May 11, 1995,
          May 17, 1995, June 21, 1995, August 11, 1995, August 23, 1995, October
          18, 1995, October 26, 1995, November 15, 1995, November 30, 1995,
          December 19, 1995, January 17, 1996, January 19, 1996, February 8, 1996, February 21, 1996 and March 15, 1996.


       4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

       5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 292-2000.

                          FLEET FINANCIAL GROUP, INC.

GENERAL

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At December 31, 1995, Fleet had total assets of $84.4 billion, total deposits of $57.1 billion and stockholders' equity of $6.4 billion.

    Fleet is engaged in a general commercial banking and trust business throughout the states of New York, Rhode Island, Connecticut, Massachusetts, Maine, New Hampshire and Florida through its banking subsidiaries, Fleet Bank ("Fleet-NY"); Fleet Bank of New York, National Association ("FBNY"); Fleet National Bank ("Fleet-RI"); Fleet Bank, National Association ("Fleet-CT"); Fleet National Bank of Connecticut ("FNB-CT"); Fleet Bank of Massachusetts, National Association ("Fleet-MA"); Fleet National Bank of Massachusetts ("FNB-MA"); Fleet Bank of Maine; Fleet Bank-NH and Fleet Bank, F.S.B.

    Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.

    On February 20, 1995, Fleet and Shawmut National Corporation ("Shawmut") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Shawmut Merger"). The Shawmut Merger was consummated on November 30, 1995. For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21,
1995, August 11, 1995, August 23, 1995, November 15, 1995, November 30, 1995 and
January 19, 1996, which are incorporated by reference herein. Unless otherwise noted, all of Fleet's historical financial information set forth in this Prospectus Supplement has been restated to give effect to the Shawmut Merger for all periods presented.


    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger (the "NatWest Merger Agreement") with National Westminster Bank Plc ("NatWest Plc") providing for the merger (the "NatWest Merger") of FBNY with and into NatWest Bank, N.A. ("NatWest Bank"), a national bank operating in New York and New Jersey. NatWest Bank will continue its existence following the closing under the name "Fleet Bank of New York, National Association" (the "Surviving Bank"). See "Recent Developments--NatWest Merger". For additional information regarding the NatWest Merger, including a copy of the NatWest Merger Agreement and certain historical and pro forma financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995, February 8, 1996 and March 15, 1996, which are incorporated by reference herein.



    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 292-2000.


REGULATORY MATTERS

    General. Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Securities offered hereby, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at December 31, 1995, Fleet's banking subsidiaries could have declared additional dividends of approximately $559 million. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

    Under the policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  FIRREA.

    As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

  FDICIA.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

    Prompt Corrective Action. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At December 31, 1995, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

    Brokered Deposits. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits

"significantly higher" than those prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's opinion, these limitations do not have a material effect on Fleet.


    Safety and Soundness Standards. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards have recently been adopted by the federal banking agencies. In July 1995, the federal banking agencies published proposed guidelines establishing safety and soundness standards concerning asset quality and earnings. If adopted in final form, these proposed guidelines will be incorporated into the Interagency Guidelines Establishing Standards for Safety and Soundness. The ultimate cumulative effect of these standards cannot currently be forecast.

    The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

  Capital Guidelines

    Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of cumulative and noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's banking subsidiaries are subject to similar capital requirements except that preferred stock must be noncumulative to qualify as Tier 1 capital.

    The federal banking agencies continue to consider capital requirements applicable to banking organizations. Effective September 1, 1995, the federal banking agencies adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The amendments require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the amendments, banks with excess interest rate risk would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

    As of December 31, 1995, Fleet's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

  Interstate Banking and Branching Legislation

    On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state,
(ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date,
(iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Connecticut and Rhode Island, which are two states in which Fleet subsidiaries conduct banking operations, have adopted legislation opting into the interstate provisions of the Interstate Act. Fleet has recently filed applications for approval by the Office of the Comptroller of the Currency to merge its banking subsidiaries in Connecticut, Massachusetts and Rhode Island in order to achieve cost savings and to increase convenience to its customers in those states.

DEPOSIT INSURANCE ASSESSMENTS


    The deposits of each of Fleet's subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. On November 14, 1995, the FDIC voted to decrease premiums effective January 1, 1995. The decrease lowered the rate of deposit insurance premiums by $.04 per $100 of deposits for banks in each risk assessment category. As a result, banks in the highest capital and supervisory evaluation categories have an assessment rate of $0.00, and pay only the minimum assessment of $2,000 per year for deposit insurance. Banks in the lowest capital and supervisory evaluation categories are subject to a rate of $0.27 per $100 of deposits. There is no guarantee that the rate of deposit insurance premiums will not increase in the future.


    These assessment rates also reflect the amount the FDIC has determined is necessary to maintain the reserve ratio of BIF of 1.25% of total insured bank deposits. The FDIC has announced that this reserve ratio was achieved during 1995. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level of 1.25% for several years, the FDIC has made a proposal to Congress to (1) capitalize the SAIF through a special up-front cash assessment on SAIF deposits; (2) spread the responsibility for payment to the Financing Corporation created under Title III of the Competitive Equality Banking Act of 1987 proportionally over all FDIC-insured institutions; and (3) as soon as practicable, merge the BIF and the SAIF. On November 14, 1995, the Board of Directors of the FDIC voted to retain the existing assessment rate schedule applicable to members of the SAIF for the first half of 1996.

    Fleet's subsidiary banks do not hold significant amounts of deposits insured by the SAIF.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    Fleet's consolidated ratios of earnings to fixed charges were as follows for the years and periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                           1995     1994     1993     1992     1991*
                                                           -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges:
    Excluding Interest on Deposits......................    1.78x    2.33x    2.36x    1.90x     *
    Including Interest on Deposits......................    1.34     1.62     1.56     1.26      *

------------

* Fixed charges exceeded earnings by $16 million for both the ratio excluding and including interest on deposits for the year ended December 31, 1991.

    For purposes of computing the consolidated ratios, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, Fleet intends to use the net proceeds from the sale of the Securities for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities of Fleet. The Senior Debt Securities will be issued under an indenture dated as of October 1, 1992 (the "Senior Indenture"), between Fleet and The First National Bank of Chicago as Senior Trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an indenture dated as of October 1, 1992 (as supplemented by a First Supplemental Indenture dated November 30, 1992, the "Subordinated Indenture"), between Fleet and The First National Bank of Chicago as Subordinated Trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures". A copy of each of the Indentures are exhibits to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, except, in the case of an International Offering, as otherwise specified in the Prospectus Supplement relating thereto.

    The following is a summary of all material terms set forth in the Indentures. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

    Because Fleet is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that Fleet may itself be a creditor with recognized claims against the subsidiary.

GENERAL

    The Debt Securities to be offered by this Prospectus are limited to the amounts described on the cover of this Prospectus. Fleet expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture). The Indentures, however, do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Fleet. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness (including Other Financial Obligations) which may be incurred or other securities which may be issued by Fleet or any of its subsidiaries. The Senior Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of Fleet while the indebtedness represented by the Subordinated Debt Securities will be subordinated as described below under "Subordinated Debt Securities".

    As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of Fleet if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the ECU. Debt Securities of a series may be issuable in individual registered form without coupons, in the form of one or more global securities, or, in bearer form with or without coupons. Such bearer securities will be offered only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities in respect of which this

Prospectus is being delivered: (1) the title of the Debt Securities; (2) the limit, if any, on the aggregate principal amount or initial public offering price of the Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any, or the method of determining the same;
(7) the date from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) the dates, if any, on which, and the price or prices at which, the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by Fleet, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Fleet or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (11) the denomination or denominations in which such Debt Securities are authorized to be issued; (12) the currency, currencies or units (including
ECU) in which the Debt Securities are denominated, which may be in United States dollars, a foreign currency or units of two or more foreign currencies; (13) the currency, currencies or units (including ECU) for which the Debt Securities may be purchased and in which principal, premium, if any, and interest may be payable; (14) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (15) information with respect to book-entry procedures; (16) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (17) any index used to determine the amount of payments of principal of, premium, if any, and interest on such Debt Securities; (18) each office or agency where, subject to the terms of the applicable Indenture, such Debt Securities may be presented for registration of transfer or exchange; (19) whether any of the Debt Securities will be subject to defeasance in advance of the Redemption Date or Stated Maturity thereof; (20) whether the subordination provisions summarized below or different subordination provisions, including a different definition of "Senior Indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness", or "Other Financial Obligations", shall apply to the Debt Securities; (21) whether any of the Debt Securities will be convertible or exchangeable into other securities of Fleet and the terms of such conversion or exchange, including the conversion price and applicable conversion or expiration dates and (22) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture).

    Special federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement. In the event Fleet offers Debt Securities denominated in foreign currencies or units of two or more foreign currencies, an opinion with respect to tax matters and consent of counsel will be filed in a Form 8-K or as an amendment to the Registration Statement of which this Prospectus forms a part.

    Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such security and the relevant Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

REGISTRATION AND TRANSFER

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that Fleet may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as zero coupon securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used above, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

    Debt Securities in registered form may be presented for transfer or exchange (with form of transfer duly endorsed thereon) for other Debt Securities of the same series at the offices of the Trustee according to the terms of the applicable Indenture. In no event, however, will Debt Securities in registered form be exchangeable for Debt Securities in bearer form. Fleet may designate the main office of Fleet-RI, 111 Westminster Street, Providence, Rhode Island 02903, as an office where the transfer of the Debt Securities may be registered.

    Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued in bearer form will be issued in denominations of $10,000 and $50,000.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities issued in fully registered form will be issued without coupons and in denominations of $1,000 or integral multiples thereof.

    No service charge will be made for any transfer or exchange of the Debt Securities but Fleet may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

PAYMENT AND PLACE OF PAYMENT

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in registered form will be made at the office of the Trustee, except that at the option of Fleet, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register (Sections 301, 305 and 1002 in the Senior Indenture; Sections 3.01, 3.05 and 5.02 in the Subordinated Indenture). Fleet may designate the main office of Fleet-RI, 111 Westminster Street, Providence, Rhode Island 02903, as an office where principal, premium, if any, and interest, if any, may be paid.

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made, subject to any applicable laws and regulations, at such office outside the United States as specified in the applicable Prospectus Supplement and as Fleet may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United

States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of Fleet in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series.

MODIFICATION AND WAIVER

    Each Indenture provides that modifications and amendments thereof may be made by Fleet and the Trustees with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Outstanding Security, (b) reduce the principal amount of, the rate of interest thereon, or any premium payable upon the redemption thereof, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Outstanding Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Security, or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of 50% in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by Fleet with certain restrictive provisions of the applicable Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or any interest or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected.

    Modification and amendment of the Indentures may be made by Fleet and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to Fleet; (ii) to add to the covenants of Fleet for the benefit of the Holders of all or any series of Securities; (iii) to add Events of Default; (iv) to add or change any provisions of any of the Indentures to facilitate the issuance of bearer securities; (v) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series which is entitled to the benefit of such provision; (vi) to establish the form or terms of Securities of any series; (vii) to evidence and provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture, or to make any other provisions with respect to matters or questions arising under such Indenture, provided such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect under such Indenture; (ix) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or (x) to provide for conversion rights of the Holders of the Securities of any series to enable such Holders to convert such Securities into other securities of Fleet.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Unless otherwise set forth in the applicable Prospectus Supplement, each Indenture provides that Fleet may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes Fleet's obligations on the Debt Securities under such Indenture, and that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Neither Indenture provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in stock ownership of Fleet. In addition, the Indentures do not contain any provision which would protect the Holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

    Fleet maintains banking relations with the Trustee. In addition, Fleet's banking subsidiaries maintain deposit accounts and correspondent banking relations with the Trustee.

INTERNATIONAL OFFERING

    If specified in the applicable Prospectus Supplement, Fleet may issue Debt Securities in an International Offering. Such Debt Securities may be issued in bearer form and will be described in the applicable Prospectus Supplement. If such Debt Securities are Senior Debt Securities, such Debt Securities will be issued pursuant to a supplement to the Senior Indenture. If Debt Securities are issued in bearer form, the applicable Prospectus Supplement will contain the relevant provisions.

    In connection with any such International Offering, Fleet will designate paying agents, registrars or other agents with respect to the Debt Securities, as specified in the applicable Prospectus Supplement.

    Debt Securities issued in an International Offering may be subject to certain selling restrictions which will be described in the applicable Prospectus Supplement. Such Debt Securities may be listed on one or more foreign stock exchanges as described in the applicable Prospectus Supplement. Special United States tax and other considerations, if any, applicable to an International Offering will be described in the applicable Prospectus Supplement.

                             SENIOR DEBT SECURITIES

    The Senior Debt Securities will be direct, unsecured obligations of Fleet and will rank pari passu with all outstanding senior indebtedness of Fleet.

EVENTS OF DEFAULT

    The following are Events of Default under the Senior Indenture with respect to Senior Debt Securities of any series: (a) failure to pay principal of or any premium on any Senior Debt Security of that series when due; (b) failure to pay any interest on any Senior Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) failure to perform any other covenant of Fleet in the Senior Indenture (other than any covenant included in the Indenture solely for the benefit of a Series of Debt Securities other than that Series), continued for 60 days after written notice as provided in the Senior Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501) If an Event of Default with respect to Senior Debt Securities of any series at the time outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Senior Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, on behalf of all Holders of that series, under certain circumstances, rescind and annul such acceleration. (Section 502)

    The Senior Indenture provides that, subject to the duty of the Senior Trustee during default to act with the required standard of care, the Senior Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Senior Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Trustee, or exercising any trust or power conferred on the Senior Trustee, with respect to the Senior Debt Securities of that series. (Section 512)

    No Holder of any Senior Debt Security of any series will have any right to institute any proceeding with respect to the Senior Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Senior Trustee written notice of a continuing Event of Default with respect to Senior Debt Securities of that series, (b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series also shall have made written request and offered reasonable indemnity to the Senior Trustee to institute such proceeding as trustee, (c) the Senior Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series a direction inconsistent with such request and (d) the Senior Trustee shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Senior Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest, if any, on such Senior Debt Security on or after the due dates expressed in such Senior Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

    Fleet is required to furnish to the Senior Trustee annually a statement as to performance by Fleet of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

RESTRICTIVE COVENANTS

    Disposition of Voting Stock of Certain Subsidiaries. The Senior Indenture contains a covenant that Fleet will not, and will not permit any Subsidiary (as defined in the Senior Indenture) to sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of any shares of Voting Stock (as defined in the Senior Indenture) of, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of, a Principal Constituent Bank (as defined below) or any Subsidiary which owns shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Principal Constituent Bank, provided that dispositions made by Fleet or any Subsidiary (i) acting in a fiduciary capacity for any person other than Fleet or any Subsidiary or (ii) to Fleet or any of its wholly-owned (except for directors' qualifying shares) Subsidiaries, shall not be prohibited. Notwithstanding the limitations described above, the Senior Indenture provides that Fleet may, and may permit its Subsidiaries to, sell, assign, pledge, transfer or otherwise dispose of, or issue such shares or securities (1) if required by law for the qualification of Directors, (2) for purposes of compliance with an order of a court or regulatory authority, (3) if in connection with a merger of, or consolidation of, a Principal Constituent Bank with or into a wholly-owned Subsidiary or a Constituent Bank (as defined below), provided that Fleet holds, directly or indirectly, in the entity surviving such merger or consolidation, not less than the percentage of Voting Stock it held in the Principal Constituent Bank prior to such action, (4) if such disposition or issuance is for fair market value (determined by the Board of Directors of Fleet) and, if after giving effect to such disposition or issuance (and any potential dilution), Fleet and its wholly-owned Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary, (5) if a Principal Constituent Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, Fleet holds directly or indirectly not less than the percentage of Voting Stock of such Principal Constituent Bank it owned prior to such sale or (6) if Fleet or a Subsidiary pledges or creates a lien on the Voting Stock of a Principal Constituent Bank to secure a loan or other extension of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act. A "Constituent Bank" is a Bank which is a Subsidiary. A "Principal Constituent Bank" is Fleet-RI and any other Constituent Bank designated as a Principal Constituent Bank. Any designation of a Constituent Bank as a Principal Constituent Bank with respect to Debt Securities of any series shall remain effective until the Debt Securities of such series are no longer outstanding. As of the date of this Prospectus, no Constituent Banks (other than Fleet-RI) have been designated as Principal Constituent Banks with respect to any series of Debt Securities.

    Limitation Upon Liens on Certain Capital Stock. The Senior Indenture contains a covenant that Fleet will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of any Principal Constituent Bank (other than directors' qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Constituent Bank; provided, however, that, notwithstanding the foregoing, Fleet may incur or suffer to be incurred or to exist upon such capital stock (a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by Fleet in good faith by appropriate proceedings and Fleet shall have set aside on its books adequate reserves with respect thereto or (b) the lien of any judgement, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days.

DEFEASANCE

    Fleet may terminate certain of its obligations under the Senior Indenture with respect to the Senior Debt Securities of any series on the terms and subject to the conditions contained in the Senior

Indenture, by (a) depositing irrevocably with the Senior Trustee as trust funds in trust (i) in the case of Senior Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency, or (ii) in the case of Senior Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money or (iii) a combination of money and U.S. Government Obligations or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest on, the Senior Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the Senior Indenture. Such deposit and termination is conditioned among other things upon Fleet's delivery of (a) an opinion of independent counsel that the Holders of the Senior Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if the Senior Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Senior Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve Fleet of its obligation to pay when due the principal of, and interest on, certain of the Senior Debt Securities as provided in the Indenture. (Section 403)

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a Foreign Currency that are (i) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, which, in either case, under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

                          SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be direct, unsecured obligations of Fleet and, unless otherwise specified in the applicable Prospectus Supplement, will rank pari passu with all outstanding subordinated indebtedness of Fleet.

SUBORDINATION

    The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined in the Subordinated Indenture). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any Entitled Persons (as defined in the Subordinated Indenture) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities.

    In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the Holders of such Senior Indebtedness (or a trustee on behalf of the Holders thereof) to accelerate the maturity thereof.

    By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of Fleet who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture) may recover more, ratably, than the Holders of Subordinated Debt Securities.

    Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of, premium, if any, and interest on all of Fleet's indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except (i) the Existing Subordinated Indebtedness and other Subordinated Debt Securities issued under the Subordinated Indenture, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and
(iii) such indebtedness as is by its terms expressly stated to rank pari passu with the Subordinated Debt Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. (Section 1.01). The Term "indebtedness for money borrowed" when used with respect to Fleet is defined to include, without limitation, any obligation of, or any obligation guaranteed by, Fleet for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, Fleet for the payment of the purchase price of property or assets. (Section 1.01).

    Existing Subordinated Indebtedness means Fleet's Subordinated Notes Due 1997, Floating Rate Subordinated Capital Notes Due 1998, 9.90% Subordinated Notes Due 2001, 9% Subordinated Notes Due 2001, 8 1/8% Subordinated Notes Due 2004 and 8 5/8% Subordinated Notes Due 2007. As of the date of this Prospectus, Fleet also had outstanding its 7 5/8% Subordinated Notes Due 1999 and 6 7/8% Subordinated Notes Due 2003, each of which was issued under the Subordinated Indenture, and its 9.85% Subordinated Capital Notes Due 1999, 8 5/8% Subordinated Notes due 1999 and 7.20% Subordinated Notes due 2003, each of which was issued under indentures assumed by Fleet in connection with the Shawmut Merger and all of which are junior in right of payment to all of Fleet's Senior Indebtedness and Other Financial Obligations.

    Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Other Financial Obligations means all obligations of

Fleet to make payment pursuant to the terms of financial instruments, such as
(i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Entitled Persons means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

    Any Prospectus Supplement relating to a particular series of Subordinated Debt Securities will set forth the aggregate amount of indebtedness of Fleet senior to the Subordinated Debt Securities as of a recent practicable date.

    Fleet's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or Other Financial Obligations, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Fleet.

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

    Except as described above or in the Subordinated Indenture, the obligation of Fleet to make payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected by reason of such subordination. In the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain general creditors of Fleet may recover more, ratably, than Holders of the Subordinated Debt Securities. Subject to payment in full of all Senior Indebtedness, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distribution of cash, property or securities of Fleet applicable to Senior Indebtedness. Subject to the payment in full of all Other Financial Obligations, the rights of the Holders of Subordinated Debt Securities will be subrogated to the rights of Entitled Persons to receive payments or distributions of cash, property or securities of Fleet applicable to Other Financial Obligations. (Sections 14.02 and 14.10)

LIMITED RIGHTS OF ACCELERATION

    Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of certain events involving the bankruptcy, insolvency or reorganization of Fleet which constitutes an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities or the performance of any other covenant of Fleet in the Subordinated Indenture.

RESTRICTIVE COVENANTS

    The Prospectus Supplement relating to a series of Subordinated Debt Securities may describe certain restrictive covenants, if any, to which Fleet may be bound under the Subordinated Indenture.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS

    An "Event of Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy or reorganization of Fleet and any other Event of Default provided with respect to Subordinated Debt Securities of such series. (Section

7.01) A "Default" with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as (a) an Event of Default with respect to such series; (b) failure to pay the principal of, or premium, if any, on any Subordinated Security of such series at its Maturity; (c) failure to pay interest upon any Subordinated Security of such series when due and payable and the continuance of such Default for a period of 30 days; (d) failure to perform any other covenant or agreement of Fleet in the Subordinated Indenture with respect to Subordinated Debt Securities of such series and continuance of such Default for 60 days after written notice of such failure, requiring Fleet to remedy the same; and (e) any other Default provided with respect to Subordinated Debt Securities of such series. (Section 7.07) If an Event of Default with respect to any series of Subordinated Debt Securities for which there are Subordinated Debt Securities outstanding under the Subordinated Indenture occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series may declare the principal amount (or if such Subordinated Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be immediately due and payable. The Holders of a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture may waive, on behalf of all Holders of such series, an Event of Default resulting in acceleration of such Subordinated Debt Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. (Section 7.02) If a Default occurs and is continuing, the Subordinated Trustee may in its discretion, and at the written request of Holders of not less than a majority in aggregate principal amount of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the Holders of all the Subordinated Debt Securities of such series. (Section 7.03) Prior to acceleration of maturity of the Subordinated Debt Securities of any series outstanding under the Subordinated Indenture, the Holders of a majority in aggregate principal amount of such Subordinated Debt Securities may waive any past Default under the Subordinated Indenture except a Default in the payment of principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or in respect of a covenant which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 7.13)

    The Subordinated Indenture provides that in the event of a Default specified in clauses (b) or (c) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Debt Security of any series, Fleet will, upon demand of the Subordinated Trustee, pay to it, for the benefit of the holder of any such Subordinated Debt Security, the whole amount then due and payable on such Subordinated Debt Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if Fleet fails to pay such amount forthwith upon such demand, the Subordinated Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 7.03)

    The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Debt Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Debt Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Debt Security and that such right shall not be impaired without the consent of such holder. (Section 7.08)

    Fleet is required to furnish to the Subordinated Trustee annually a statement as to performance by Fleet of certain of its obligations under the Subordinated Indenture and as to any Default in such performance. (Section 5.10)

                            DESCRIPTION OF WARRANTS

    Fleet may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Fleet and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

    The Prospectus Supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) whether the Warrants represented by the Warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States Federal income tax considerations; (n) the antidilution provisions of such Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Warrants; and (p) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    Fleet may sell Securities to or through underwriters, and also may sell Securities through agents (which are registered broker-dealers or banks) which may be affiliates.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities. Certain restrictions relating to the distribution of Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

    In connection with the sale of Securities, underwriters or agents acting on Fleet's behalf may receive compensation from Fleet or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter will be identified and any such compensation will be described in the applicable Prospectus Supplement.

    Under agreements which may be entered into by Fleet, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Fleet against certain liabilities, including liabilities under the Act, and to certain rights of contribution from Fleet.

    If so indicated in the applicable Prospectus Supplement, Fleet will authorize underwriters or other persons acting as Fleet's agents to solicit offers by certain institutions to purchase Debt Securities or Warrants from Fleet pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates stated in the applicable Prospectus Supplement. Each such contract will be for an amount not less than, and the aggregate amount of such securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Fleet. The obligations of any purchaser under any such contract will not be subject to any condition except that (1) the purchase of the Debt Securities or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Debt Securities or Warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities or Warrants not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet or one or more of its affiliates in the ordinary course of business.

                                    EXPERTS


    The consolidated financial statements of Fleet appearing in Fleet's Current Report on Form 8-K dated March 15, 1996, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for mortgage servicing rights, investments in debt and equity securities, and income taxes.

    The consolidated financial statements of National Westminster Bancorp, Inc. appearing in Fleet's Current Report on Form 8-K dated February 8, 1996, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for investments and accounting for postretirement benefits other than pensions.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for Fleet by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903, and for the Underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT, Fleet-MA, FNB-CT and FNB-MA, and beneficially owns 4,052 shares of Common Stock.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1996)
                           [LOGO] FLEET
                        FINANCIAL GROUP

                               DEPOSITARY SHARES
                          FLEET FINANCIAL GROUP, INC.
             EACH REPRESENTING A             INTEREST IN A SHARE OF
                  SERIES VII      % PERPETUAL PREFERRED STOCK
                                ----------------

   Each of the         Depositary Shares offered hereby (the "Depositary
Shares") represents a        interest in a share of Series VII   % Perpetual
Preferred Stock, $250 liquidation preference per share (the "Perpetual Preferred Stock"), of Fleet Financial Group, Inc. ("Fleet") deposited with the Depositary (as defined herein) and, through the Depositary, entitles the holder to all proportionate rights and preferences of the Perpetual Preferred Stock (including dividend, voting, redemption and liquidation rights). The proportionate liquidation preference of each Depositary Share is $ . See "Certain Terms of the Depositary Shares".

   Dividends on the Perpetual Preferred Stock will be cumulative from the date of original issue and will be payable quarterly on January 15, April 15, July 15
and October 15 of each year, commencing       , 1996 at a rate of    % per
annum. See "Certain Terms of the Perpetual Preferred Stock--Dividends".

   The Perpetual Preferred Stock is not redeemable prior to            . The
Perpetual Preferred Stock is redeemable at the option of Fleet in whole or in
part, on and after            , at $250 per share (equivalent to $ per
Depositary Share), plus, in each case, an amount equal to the sum of all accrued and unpaid dividends thereon. The Perpetual Preferred Stock will not be entitled to the benefit of any sinking fund. See "Certain Terms of the Perpetual Preferred Stock--Redemption".

   Application will be made to list the Depositary Shares on the New York Stock Exchange (the "NYSE"). Trading of the Depositary Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Depositary Shares.
                              -------------------

THE DEPOSITARY SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF
  ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL
   DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER
                                               GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                                 CRIMINAL OFFENSE.


                                                     PRICE TO          UNDERWRITING        PROCEEDS TO
                                                    PUBLIC(1)         DISCOUNT(2)(3)      FLEET(1)(3)(4)
Per Depositary Share..........................          $                   $                   $
Total(5)......................................          $                   $                   $

(1) Plus accrued dividends, if any, from         , 1996.
(2) Fleet has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) The applicable Underwriting Discount will be $ per Depositary Share with respect to any Depositary Share sold to certain institutions. To the extent of such sales, the actual total Underwriting Discount will be less, and the actual total Proceeds to Fleet will be greater than the amounts shown in the table.
(4) Before deducting expenses payable by Fleet estimated at $175,000.
(5) Fleet has granted the Underwriters an option, exercisable within 30 days
    after the date hereof, to purchase up to an additional       Depositary
    Shares at the Price to Public, less the Underwriting Discount, to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Fleet will
    be $        , $      and $        , respectively. See "Underwriting".
                              -------------------

   The Depositary Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Depositary Receipts evidencing the Depositary Shares will be
made in New York, New York on or about          , 1996.
                              -------------------

                              -------------------

          The date of this Prospectus Supplement is           , 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEPOSITARY SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

    This section replaces the section entitled "Use of Proceeds" in the accompanying Prospectus.

    Fleet intends to use the net proceeds from the sale of the Depositary Shares to fund a portion of the purchase price for the NatWest Merger (as defined below). See "Recent Developments--NatWest Merger". Fleet intends to use any net proceeds from the sale of the Depositary Shares not used for such purpose for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                              RECENT DEVELOPMENTS

NATWEST MERGER

    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger (the "NatWest Merger Agreement") with National Westminster Bank Plc ("NatWest Plc") providing for the merger (the "NatWest Merger") of FBNY with and into NatWest Bank, N.A. ("NatWest Bank"), a national bank operating in New York and New Jersey. NatWest Bank will continue its existence following the closing under the name "Fleet Bank of New York, National Association" (the "Surviving Bank"). Following completion of the transaction, which has a purchase price of $3.26 billion, Fleet will have a strengthened market position in metropolitan New York to complement its leading position in New England. The NatWest Merger Agreement provides for a payment of $2.7 billion, subject to adjustment based on the tangible net worth of NatWest Bank on the closing date of the NatWest Merger (the "Closing Date"). In addition, the NatWest Merger Agreement provides for an earnout payment (the "Earnout") of up to $560 million over an eight year period following the Closing Date which will be based on the level of earnings of the Surviving Bank during such period. The Earnout may be prepaid by Fleet at any time at a price to be negotiated, and is subject to accelerated prepayment under certain circumstances.

    Fleet expects to finance the NatWest Merger primarily through internal funding sources. Fleet currently plans to issue an additional $175 million of preferred stock (which NatWest Plc or an affiliate has agreed to take as part of the purchase price if such amount of preferred stock is not issued by Fleet prior to the Closing Date) and $400 million of debt securities prior to the Closing Date. Fleet also has the option to issue up to $175 million of the purchase price in shares of its Common Stock.

    Following the NatWest Merger, Fleet will have approximately $90 billion in assets reflecting an expected reduction of Fleet's and NatWest's assets. As a result of the NatWest Merger, Fleet expects to liquidate low-return assets, primarily securities and residential mortgage loans, and replace them with higher-yielding loans of NatWest Bank almost entirely funded with core deposits.

    In addition, Fleet expects to achieve cost savings of approximately $200 million (pre-tax) within eighteen months following the Closing Date, primarily through reductions in staff, elimination and consolidation of certain branches, and the consolidation of certain offices, data processing and other redundant back-office operations. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Fleet, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

    The NatWest Merger, which is subject to regulatory approval and other conditions to closing, is expected to close in the second quarter of 1996. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Upon completion, based on information available to Fleet as of the date of this Prospectus Supplement, Fleet expects to rank as the third largest banking institution in New York, the fourth largest banking institution in New Jersey (the position currently occupied by NatWest Bank) and to continue to rank as the largest banking institution in New England. In total, Fleet expects to operate 1,225 branches and 2,000 automated teller machines in eight states, and will maintain NatWest Bank's recently opened customer service and sales operations in Scranton, Pennsylvania.


    For additional information regarding the NatWest Merger, including a copy of the NatWest Merger Agreement and certain historical and pro forma financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995, February 8, 1996 and March 15, 1996, which are incorporated by reference herein.


KKR EXCHANGE

    On December 31, 1995, Fleet and certain partnerships (the "Partnerships") represented by Kohlberg, Kravis & Roberts signed an agreement to exchange the Partnership's ownership interest represented by their holdings of Fleet's Dual Convertible Preferred Stock (the "DCP Stock") into direct ownership of approximately 19.9 million shares of Common Stock (the "KKR Exchange"). As a result of the exchange, the Partnerships currently hold an approximate 7.5% ownership interest in Fleet. The Partnerships continue to hold rights to purchase 6.5 million shares of Common Stock (the "Rights").

    The DCP Stock and the Rights were originally issued to the Partnerships in 1991 to provide capital for Fleet's purchase of the Bank of New England franchise. As part of the 1991 agreement, the Partnerships had the option of exchanging the DCP Stock into either 16.0 million shares of Fleet Common Stock or a 50% ownership interest in Fleet-MA and Fleet-CT.

    For additional information on this transaction, see Fleet's Current Report on Form 8-K dated December 19, 1995, which is incorporated by reference herein.

1995 AND FOURTH QUARTER RESULTS

    Fleet's net income for the year ended December 31, 1995, was $610 million or $1.57 per share compared to $849 million or $3.09 per share in 1994. Excluding the impact of the special charges described below, Fleet's earnings were $1.04 billion or $3.77 per share for 1995, compared to $952 million or $3.48 per share, excluding special charges for 1994. Fleet also reported a net loss of $138 million or $1.17 per share for the fourth quarter of 1995, compared to net income of $258 million or $0.97 per share for the fourth quarter of 1994. Excluding the impact of special charges, earnings were $260 million or $0.94 per share in the fourth quarter of 1995.

    Special charges for 1995 included $317 million (after-tax) of merger costs related to the Shawmut Merger ($286 million for the fourth quarter) and a charge of $112 million (after-tax) related to Fleet's decision to sell Fleet Finance, Inc. ("Fleet Finance"), its consumer finance subsidiary, and to sell certain nonperforming assets from its banking subsidiaries that have been identified for accelerated disposition. Earnings per share were also reduced by $0.59 related to the KKR Exchange described above.

    Net interest income totaled $3.1 billion for both 1995 and 1994 as growth in earning assets was offset by narrowing margins on those assets. Average loans for the year increased by $7 billion, or 16%, due to both acquisitions and new loan origination volume. The net interest margin for 1995 was 4.12%, compared to 4.30% in 1994. The 18 basis point decrease was attributable to an increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets, which is reflective of an increasingly competitive market for customer deposits. Net interest income for the fourth quarter of 1995 totaled $747 million while the net interest margin was 4.00%, compared to $758 million and 4.29% in the prior year's fourth quarter and was the result of the year's trends in deposit pricing noted above.

    Credit loss provisions for 1995 were $101 million, compared to $65 million in 1994, and were $26 million in the fourth quarter of 1995 compared to $17 million for the fourth quarter of 1994. Net charge-offs increased $63 million in 1995 and $37 million from last year's fourth quarter as a result of decreases in recoveries on loans previously charged off, as well as an increase in consumer charge-offs relating to an increase in the size of Fleet's credit card portfolio as well as an increase in charge-offs at Fleet Finance. At December 31, 1995, nonperforming assets were $499 million, which excludes $317 million of nonperforming assets which were reclassified to assets held for sale or accelerated disposition at December 31, 1995.

    Noninterest income totaled $1.8 billion for 1995, up 20%, compared to $1.5 billion for 1994. Increases of 10% or more were noted in several lines of business, including mortgage banking where revenues of $511 million in 1995 represented a 31% increase as a result of Fleet's mortgage servicing portfolio increasing 30% to $116 billion. Investment services revenue improved 10% to $322 million, reflecting the improvement in the stock and bond markets during 1995, and student loan servicing fees increased 33% to $72 million due to increased loan volume associated with the National Direct Student Loan Program at Fleet's student loan servicing subsidiary. Noninterest income for the fourth quarter totaled $524 million compared to $414 million for the same period in 1994, an increase of 27%, as the trends mentioned above continued into the fourth quarter.

    Noninterest expense totaled $3.1 billion during 1995 compared to $3.0 billion for 1994, excluding the special charges described above. Fleet's FDIC assessment fees decreased $46 million during 1995 as the FDIC reduced its assessment on deposits during 1995, and OREO expense declined by $36 million due to reduced write-downs on OREO property. Offsetting these decreases were increases in amortization of mortgage servicing rights (MSRs), intangible asset amortization, and employee compensation. Amortization of MSRs increased by $99 million due both to the acceleration of MSRs amortization necessitated by the declining interest rate environment and a 30% growth in the size of Fleet's servicing portfolio. This increase in MSRs amortization was offset in large part by $77 million of gains on treasury options, which are used as hedges to offset changes in the valuation of MSRs. Increases in amortization of intangibles, employee compensation and various other expense categories are primarily attributable to numerous acquisitions completed during 1995.

    Noninterest expense totaled $814 million in the fourth quarter of 1995, excluding the special charges noted above, compared to $717 million in the fourth quarter of 1994. The $97 million increase in noninterest expense during the fourth quarter of 1995 is primarily attributable to a $70 million increase in mortgage servicing rights amortization offset economically by treasury option hedge gains.

    Total assets at December 31, 1995 and 1994 were $84.4 billion and $81.0 billion, respectively. Total loans and leases increased from $46.0 billion at December 31, 1994 to $51.5 billion at December 31, 1995, principally reflecting increased commercial and residential real estate loans. Commercial loans increased 18% to $23.3 billion at December 31, 1995, while residential real estate loans increased

35% during the same period to $11.5 billion. Growth in Fleet's loan portfolio is attributable both to acquisitions and new loan origination activity. Fleet's reserve for loan losses at December 31, 1995 was $1.3 billion, or 2.6% of loans. The investment securities portfolio decreased $1.8 billion to $19.3 billion at December 31, 1995, as part of an effort to improve the overall mix of Fleet's interest-earning assets. The market value of Fleet's investment securities portfolio benefited significantly from falling interest rates during 1995 and appreciated by $1.1 billion during the year. During the fourth quarter, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the Financial Accounting Standards Board ("FASB") permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities. Stockholders' equity amounted to $6.4 billion at December 31, 1995 compared to $5.5 billion at December 31, 1994.


    For additional information regarding Fleet's financial results for the year ended December 31, 1995, including its audited consolidated financial statements and management's discussion and analysis relating thereto, see Fleet's Current Report on Form 8-K dated March 15, 1996.

SHAWMUT MERGER

    On February 20, 1995, Fleet and Shawmut National Corporation ("Shawmut") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Shawmut Merger"). The Shawmut Merger was consummated on November 30, 1995. For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21,
1995, August 11, 1995, August 23, 1995, November 15, 1995, November 30, 1995 and
January 19, 1996, which are incorporated by reference herein. Unless otherwise noted, all of Fleet's historical financial information set forth in this Prospectus Supplement has been restated to give effect to the Shawmut Merger for all periods presented.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                          FLEET FINANCIAL GROUP, INC.

    The following unaudited consolidated summary sets forth selected financial data for Fleet and its subsidiaries for each of the years in the five-year period ending December 31, 1995. The following summary should be read in conjunction with the financial information incorporated herein by reference to other documents. See "Incorporation of Certain Documents by Reference". All information included herein has been restated to give effect to the Shawmut Merger for all periods presented.

                                                       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                    1995          1994          1993          1992          1991
                                 -----------   -----------   -----------   -----------   -----------
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of
 Operations:
  Interest income (fully
    taxable equivalent)........      $ 6,069       $ 5,260       $ 5,086       $ 5,318       $ 5,425
  Interest expense.............        3,005         2,161         1,917         2,337         3,142
  Net interest income..........        3,064         3,099         3,169         2,981         2,283
  Provision for credit
    losses.....................          101            65           327           728           995
  Net interest income after
    provision for credit losses        2,963         3,034         2,842         2,253         1,288
  Noninterest income...........        1,850         1,555         1,883         1,897         1,627
  Noninterest expense..........        3,735         3,145         3,579         3,479         2,864
  Net income (loss)............          610(a)         849          817(b)         366(b)         (76)
Earnings (loss) per common
  share:
  Fully diluted................        $1.57(a)       $3.09        $3.03(b)       $1.40(b)      $(0.44)
  Weighted average fully
    diluted shares
    outstanding................  265,886,363   264,828,469   257,373,073   237,116,784   204,024,214
  Book value per common share..       $22.71        $20.68        $21.76        $17.65        $16.81
  Cash dividends declared per
    common share...............         1.63          1.40         1.025         0.825          0.80
  Common dividends declared as
    a percentage of earnings
    per share..................        103.8%         45.3%         33.8%         58.9%           --(h)
Ratio of Earnings to Fixed
  Charges:
  Excluding interest on
    deposits...................         1.78x         2.33x         2.36x         1.90x           --(f)
  Including interest on
    deposits...................         1.34          1.62          1.56          1.26            --(f)
Ratio of Earnings to Fixed
  Charges and Dividends on
  Preferred Stock:
  Excluding interest on
    deposits...................         1.74          2.27          2.27          1.82            --(g)
  Including interest on
    deposits...................         1.33          1.61          1.54          1.25            --(g)
Consolidated Balance Sheet--
  Average Balances:
  Total assets.................      $82,727       $79,561       $75,286       $71,633       $65,099
  Securities held to
    maturity(c)................        7,736         8,787         7,735         4,300        12,358
  Securities available for
    sale(c)....................       12,779        16,923        14,140        14,061         1,597
  Loans and leases, net of
    unearned income............       51,043        44,102        43,283        43,029        40,986
  Interest-bearing deposits....       43,120        40,113        39,766        42,031        40,867
  Short-term borrowings........       14,046        15,355        12,807         8,848         6,520
  Long-term debt/subordinated
    notes and debentures.......        6,581         5,383         5,039         4,116         3,947
  Dual Convertible Preferred
    Stock(d)...................           --            --            --           283           134
  Stockholders' Equity.........        6,545         5,782         5,311         4,118         3,596

                                                       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                                 1995         1994      1993      1992      1991
                                                 -----        -----     -----     -----     -----
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
  Consolidated Ratios:
    Net interest margin (fully taxable
      equivalent)..............................   4.12%        4.30%     4.63%     4.57%     3.85%
    Return (loss) on average assets............   0.74(a)      1.07      1.09(b)   0.51(b)  (0.12)
    Return (loss) on average common
      stockholders' equity.....................   9.32(a)(e)  15.66(e)  17.11(b)   9.12(b)  (2.73)
    Average stockholders' equity to average
      assets...................................   7.91         7.27      7.05      6.14      5.52
    Tier 1 risk-based capital ratio............   7.62         9.14     10.44      9.89      7.38
    Total risk-based capital ratio.............  11.29        12.92     14.89     14.61     11.27
    Period-end reserve for credit losses to
      period-end loans and leases, net of
      unearned income..........................   2.56         3.25      3.82      4.43      4.73
    Net charge-offs to average loans and
      leases, net of unearned income...........   0.59         0.54      1.35      2.15      2.02
    Period-end nonperforming assets to
      period-end loans and leases, net of
      unearned income, and other real estate
      owned....................................   0.97(i)      1.65      2.35      4.53      7.05

------------

(a) Includes impact of the loss on assets held for sale or accelerated disposition ($175 million pretax) and merger related charges ($490 million pretax) recorded in 1995. Excluding these special charges, return on average common stockholders' equity and return on average assets would have been 16.29% and 1.26%, respectively, while net income and earnings per share would have been $1,039 million and $3.77, respectively.

(b) Includes impact of cumulative effect of change in accounting method of $53 million in 1993 and extraordinary credit of $18 million in 1992.


(c) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities held for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio. During the fourth quarter of 1995, Fleet reclassified substantially all of its securities held to maturity to securities available for sale as the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities.


(d) Fleet's DCP Stock was issued in 1991, reclassified to stockholders' equity as of December 31, 1992 and converted into common equity on December 31, 1995.

(e) Fleet's return on average common stockholders' equity includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity would have been 9.25% and 15.35%, respectively, for the years ended December 31, 1995 and 1994.

(f) Fixed charges exceeded earnings by $16 million for both the ratio excluding and including interest on deposits.

(g) The sum of fixed charges and dividends exceeded earnings by $16 million for both the ratio excluding and including interest on deposits.

(h) For the year ended December 31, 1991, Fleet reported a $76 million net loss and therefore the ratio is not applicable.

(i) Excludes $317 million of nonperforming assets reclassified to held for sale or accelerated disposition at December 31, 1995.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Combined Balance Sheet as of December 31, 1995, and the Unaudited Pro Forma Combined Statement of Income for the twelve months ended December 31, 1995, of Fleet give effect to the NatWest Merger accounted for by the purchase method of accounting as if such transaction had occurred on January 1, 1995.

    The pro forma information is based on the historical consolidated financial statements of Fleet and National Westminster Bancorp, Inc., a Delaware corporation ("Bancorp") and their subsidiaries under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. NatWest Bank is a wholly-owned direct subsidiary of National Westminster Bancorp NJ, a New Jersey corporation, which is a wholly-owned direct subsidiary of Bancorp. Bancorp is a wholly-owned indirect subsidiary of NatWest Plc. Pursuant to the terms of the NatWest Merger Agreement, certain operating subsidiaries of Bancorp, including its leasing subsidiary, and certain assets and liabilities of NatWest Bank will be retained by Bancorp or transferred to other affiliates of NatWest Plc. Such assets and liabilities are included as pro forma adjustments in the Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the consolidated financial statements of Fleet, filed on Form 8-K dated March 15, 1996, incorporated by reference herein. The pro forma information is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the dates for which the pro forma information is presented.

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             DECEMBER 31, 1995 (A)


                                                                                                         FLEET/
                                                                                     BALANCE SHEET       NATWEST
                                          FLEET         NATWEST       PRO FORMA      RESTRUCTURING      PRO FORMA
                                        HISTORICAL     PRO FORMA     ADJUSTMENTS    ADJUSTMENTS (D)     COMBINED
                                        ----------     ---------     -----------    ---------------     ---------
(DOLLARS IN MILLIONS)
ASSETS:
Cash and cash equivalents...........     $  4,505       $ 2,021        $    --         $      --         $ 6,526
Federal funds sold and securities
purchased under agreements to
resell..............................           61         2,965             --            (3,026)             --
Securities..........................       19,331         3,033         (1,700)(b)       (13,400)          7,264
Loans and leases....................       51,525        13,926             --                --          65,451
Reserve for credit losses...........       (1,321)         (255)            --                --          (1,576)
Mortgages held for resale...........        2,005         3,784             --            (3,500)          2,289
Premises and equipment..............          991           422            (88)(c)            --           1,325
Mortgage servicing rights...........        1,276            14              5(c)             --           1,295
Excess cost over net assets of
subsidiaries acquired...............          935           982           (398)(c)            --           1,519
Other intangibles...................          181            25            242(c)             --             448
Other assets........................        4,943         2,005            (12)(c)            --           6,936
                                        ----------     ---------     -----------    ---------------     ---------
Total assets........................     $ 84,432       $28,922        $(1,951)        $ (19,926)        $91,477
                                        ----------     ---------     -----------    ---------------     ---------
                                        ----------     ---------     -----------    ---------------     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand............................     $ 12,305       $ 4,866        $    --         $      --         $17,171
  Regular savings, NOW, money
    market..........................       22,835         8,606             --                --          31,441
  Time..............................       21,982         7,534             --            (4,600)         24,916
                                        ----------     ---------     -----------    ---------------     ---------
                                           57,122        21,006             --            (4,600)         73,528
                                        ----------     ---------     -----------    ---------------     ---------
Federal funds purchased and
  securities sold under agreements
  to repurchase.....................        7,425         2,049             --            (9,474)             --
Other short-term borrowings.........        5,144         1,804             --            (5,852)          1,096
Accrued expenses and other
liabilities.........................        1,895           683            429(c)             --           3,007
Long-term debt......................        6,481            --            400(b)             --           6,881
                                        ----------     ---------     -----------    ---------------     ---------
Total liabilities...................       78,067        25,542            829           (19,926)         84,512
                                        ----------     ---------     -----------    ---------------     ---------
Stockholders' equity:
  Preferred equity..................          399            --            600(b)             --             999
  Common equity.....................        5,966         3,380         (3,380)(c)            --           5,966
                                        ----------     ---------     -----------    ---------------     ---------
Total stockholders' equity..........        6,365         3,380         (2,780)               --           6,965
                                        ----------     ---------     -----------    ---------------     ---------
Total liabilities and stockholders'
  equity............................     $ 84,432       $28,922        $(1,951)        $ (19,926)        $91,477
                                        ----------     ---------     -----------    ---------------     ---------
                                        ----------     ---------     -----------    ---------------     ---------


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             DECEMBER 31, 1995 (A)


                                                              NATWEST
                                                              BANCORP         PRO FORMA        NATWEST
                                                             HISTORICAL    ADJUSTMENTS (E)    PRO FORMA
                                                             ----------    ---------------    ---------
(DOLLARS IN MILLIONS)
ASSETS:
Cash and cash equivalents.................................    $  2,022          $  (1)         $ 2,021
Federal funds sold and securities purchased under
  agreements to resell....................................       2,965             --            2,965
Securities................................................       3,036             (3)           3,033
Loans and leases..........................................      14,428           (502)          13,926
Reserve for credit losses.................................        (258)             3             (255)
Mortgages held for resale.................................       3,784             --            3,784
Premises and equipment....................................         543           (121)             422
Mortgage servicing rights.................................          14             --               14
Excess cost over net assets acquired......................         982             --              982
Other intangibles.........................................          25             --               25
Other assets..............................................       2,074            (69)           2,005
                                                             ----------        ------         ---------
Total assets..............................................    $ 29,615          $(693)         $28,922
                                                             ----------        ------         ---------
                                                             ----------        ------         ---------
LIABILITIES AND STOCKHOLDER'S EQUITY:
Deposits:
  Demand..................................................    $  4,866          $  --          $ 4,866
  Regular savings, NOW, money market......................       8,606             --            8,606
  Time....................................................       7,534             --            7,534
                                                             ----------        ------         ---------
Total deposits............................................      21,006             --           21,006
                                                             ----------        ------         ---------
Federal funds purchased and securities sold under
  agreements to repurchase................................       2,049             --            2,049
Other short-term borrowings...............................       1,866            (62)           1,804
Accrued expenses and other liabilities....................         805           (122)             683
Long-term debt............................................         654           (654)              --
                                                             ----------        ------         ---------
Total liabilities.........................................      26,380           (838)          25,542
                                                             ----------        ------         ---------
Stockholder's equity:
  Preferred equity........................................          --             --               --
  Common equity...........................................       3,235            145            3,380
                                                             ----------        ------         ---------
Total stockholder's equity................................       3,235            145            3,380
                                                             ----------        ------         ---------
Total liabilities and stockholder's equity................    $ 29,615          $(693)         $28,922
                                                             ----------        ------         ---------
                                                             ----------        ------         ---------


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                                                                             FLEET/
                                                                                        BALANCE SHEET        NATWEST
                                          FLEET         NATWEST        PRO FORMA        RESTRUCTURING       PRO FORMA
                                        PRO FORMA      PRO FORMA      ADJUSTMENTS       ADJUSTMENTS (D)     COMBINED
                                       -----------     ---------     --------------     --------------     -----------
(DOLLARS IN MILLIONS, EXCEPT PER
  SHARE DATA)

Interest and fees on loans and
leases.............................    $     4,785      $ 1,499          $   --            $   (279)       $     6,005
Interest on securities.............          1,365          641            (105)(b)          (1,006)               895
                                       -----------     ---------          -----             -------        -----------
  Total interest income............          6,150        2,140            (105)             (1,285)             6,900
Interest expense:
  Deposits.........................          1,782          619              --                (271)             2,130
  Short-term borrowings............            836          446              --                (872)               410
  Long-term debt...................            478           --              26(b)               --                504
                                       -----------     ---------          -----             -------        -----------
  Total interest expense...........          3,096        1,065              26              (1,143)             3,044
                                       -----------     ---------          -----             -------        -----------
Net interest income................          3,054        1,075            (131)               (142)             3,856
Provision for credit losses........            102           95              --                  --                197
                                       -----------     ---------          -----             -------        -----------
Net interest income after provision
  for credit losses................          2,952          980            (131)               (142)             3,659
                                       -----------     ---------          -----             -------        -----------
Mortgage banking...................            512           30              --                  --                542
Investment services revenue........            322           16              --                  --                338
Service charges, fees and
  commissions......................            496          237              --                  --                733
Securities available for sale
  gains............................             38           90              --                  --                128
Other noninterest income...........            496          143              --                  --                639
                                       -----------     ---------          -----             -------        -----------
  Total noninterest income.........          1,864          516              --                  --              2,380
                                       -----------     ---------          -----             -------        -----------
Employee compensation and
  benefits.........................          1,474          452              (2)(c)              --              1,924
Occupancy and equipment............            468          136              (4)(c)              --                600
Mortgage servicing rights
  amortization.....................            196            2               1(c)               --                199
FDIC assessment....................             70           21              --                  --                 91
Marketing..........................             94           52              --                  --                146
Intangible asset amortization......            113           77             (21)(c)              --                169
OREO expense.......................             16            6              --                  --                 22
Merger and restructuring related
  charges..........................            490            7              --                  --                497
Loss on assets held for sale or
  accelerated disposition..........            175           --              --                  --                175
Other noninterest expense..........            701          210              --                  --                911
                                       -----------     ---------          -----             -------        -----------
  Total noninterest expense........          3,797          963             (26)                 --              4,734
                                       -----------     ---------          -----             -------        -----------
Income before income taxes.........          1,019          533            (105)               (142)             1,305
Applicable income taxes............            420          210             (64)                (57)               509
                                       -----------     ---------          -----             -------        -----------
Net income.........................    $       599      $   323          $  (41)           $    (85)       $       796
                                       -----------     ---------          -----             -------        -----------
                                       -----------     ---------          -----             -------        -----------
Net income applicable to common
  shares:(f).......................    $       404      $   323          $  (86)(b)        $    (85)       $       556
                                       -----------     ---------          -----             -------        -----------
                                       -----------     ---------          -----             -------        -----------
Weighted average common shares
  outstanding:(g)
  Primary..........................    264,352,367                                                         264,352,367
  Fully diluted....................    265,442,513                                                         265,442,513
Earnings per share:
  Primary..........................    $      1.53                                                         $      2.10
  Fully diluted....................           1.52                                                                2.09


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                        FLEET          PRO FORMA           FLEET
                                                     HISTORICAL      ADJUSTMENTS (H)     PRO FORMA
                                                     -----------     --------------     -----------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases............    $     4,721          $ 64          $     4,785
Interest on securities...........................          1,304            61                1,365
                                                     -----------           ---          -----------
  Total interest income..........................          6,025           125                6,150
Interest expense:
  Deposits.......................................          1,726            56                1,782
  Short-term borrowings..........................            801            35                  836
  Long-term debt.................................            478            --                  478
                                                     -----------           ---          -----------
  Total interest expense.........................          3,005            91                3,096
                                                     -----------           ---          -----------
Net interest income..............................          3,020            34                3,054
Provision for credit losses......................            101             1                  102
                                                     -----------           ---          -----------
Net interest income after provision for credit
  losses.........................................          2,919            33                2,952
                                                     -----------           ---          -----------
Mortgage banking.................................            511             1                  512
Investment services revenue......................            322            --                  322
Service charges, fees and commissions............            492             4                  496
Securities available for sale gains..............             32             6                   38
Other noninterest income.........................            493             3                  496
                                                     -----------           ---          -----------
  Total noninterest income.......................          1,850            14                1,864
                                                     -----------           ---          -----------
Employee compensation and benefits...............          1,448            26                1,474
Occupancy and equipment..........................            459             9                  468
Mortgage servicing rights amortization...........            190             6                  196
FDIC assessment..................................             67             3                   70
Marketing........................................             93             1                   94
Intangible asset amortization....................            105             8                  113
OREO expense.....................................             15             1                   16
Merger and restructuring related charges.........            490            --                  490
Loss on assets held for sale or accelerated
  disposition....................................            175            --                  175
Other noninterest expense........................            693             8                  701
                                                     -----------           ---          -----------
  Total noninterest expense......................          3,735            62                3,797
                                                     -----------           ---          -----------
Income before income taxes.......................          1,034           (15)               1,019
Applicable income taxes..........................            424            (4)                 420
                                                     -----------           ---          -----------
Net income.......................................    $       610          $(11)         $       599
                                                     -----------           ---          -----------
                                                     -----------           ---          -----------
Net income applicable to common shares:(f).......    $       416          $(12)         $       404
                                                     -----------           ---          -----------
                                                     -----------           ---          -----------
Weighted average common shares outstanding:(g)
  Primary........................................    264,796,217                        264,352,367
  Fully diluted..................................    265,886,363                        265,442,513
Earnings per share:
Primary..........................................    $      1.57                        $      1.53
Fully diluted....................................           1.57                               1.52


See accompanying notes to the unaudited pro forma combined financial statements

               FLEET FINANCIAL GROUP, INC. AND NATWEST BANK N.A.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 (A)


                                                            NATWEST
                                                            BANCORP         PRO FORMA         NATWEST
                                                           HISTORICAL     ADJUSTMENTS (E)    PRO FORMA
                                                           ----------     --------------     ---------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases..................      $1,508            $ (9)          $ 1,499
Interest on securities.................................         642              (1)              641
                                                           ----------         -----          ---------
  Total interest income................................       2,150             (10)            2,140
Interest expense:
  Deposits.............................................         619              --               619
  Short-term borrowings................................         420              26               446
  Long-term debt.......................................          61             (61)               --
                                                           ----------         -----          ---------
  Total interest expense...............................       1,100             (35)            1,065
                                                           ----------         -----          ---------
Net interest income....................................       1,050              25             1,075
Provision for credit losses............................          95              --                95
                                                           ----------         -----          ---------
Net interest income after provision for
  credit losses........................................         955              25               980
                                                           ----------         -----          ---------
Mortgage banking.......................................          30              --                30
Investment services revenue............................          16              --                16
Service charges, fees and commissions..................         237              --               237
Securities available for sale gains....................          90              --                90
Other noninterest income...............................         145              (2)              143
                                                           ----------         -----          ---------
  Total noninterest income.............................         518              (2)              516
                                                           ----------         -----          ---------
Employee compensation and benefits.....................         459              (7)              452
Occupancy and equipment................................         137              (1)              136
Mortgage servicing rights amortization.................           2              --                 2
FDIC assessment........................................          21              --                21
Marketing..............................................          56              (4)               52
Intangible asset amortization..........................          78              (1)               77
OREO expense...........................................           6              --                 6
Merger and restructuring related charges...............          10              (3)                7
Loss on assets held for sale or accelerated
disposition............................................          --              --                --
Other noninterest expense..............................         197              13               210
                                                           ----------         -----          ---------
  Total noninterest expense............................         966              (3)              963
                                                           ----------         -----          ---------
Income before income taxes.............................         507              26               533
Applicable income taxes................................         201               9               210
                                                           ----------         -----          ---------
Net income.............................................      $  306            $ 17           $   323
                                                           ----------         -----          ---------
                                                           ----------         -----          ---------
Net income applicable to common shares:(f).............      $  306            $ 17           $   323
                                                           ----------         -----          ---------
                                                           ----------         -----          ---------


See accompanying notes to the unaudited pro forma combined financial statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS


   (a) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the NatWest Merger been consummated at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Under generally accepted accounting principles ("GAAP"), the assets and liabilities of NatWest Bank will be combined at market value with those of Fleet with the excess of the purchase price over the net assets acquired allocated to goodwill. On November 30, 1995, Fleet completed the Shawmut Merger with such merger accounted for as a pooling of interests.

   The pro forma combined financial statements do not give effect to the anticipated cost savings in connection with the NatWest Merger or the Shawmut Merger. While no assurance can be given, Fleet expects to achieve cost savings of approximately $200 million (pre-tax) within eighteen months following the NatWest Merger. Cost savings of $400 million are also expected to be achieved in connection with the Shawmut Merger. Such cost savings are expected to be achieved within the first fifteen months after the consummation of the Shawmut Merger. Cost savings from both the NatWest Merger and the Shawmut Merger are expected to be realized primarily through reductions in staff, elimination and consolidation of certain branches, and the consolidation of certain offices, data processing and other redundant back-office operations. The extent to which cost savings will be achieved in connection with the NatWest Merger and the Shawmut Merger is dependent upon various factors beyond the control of Fleet, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time frame currently anticipated.

   The pro forma information gives effect to the NatWest Merger as if the NatWest Merger had occurred on January 1, 1995. In connection with the NatWest Merger, Fleet intends to substantially restructure its balance sheet to replace lower yielding assets, primarily securities and residential loans, with higher earning assets acquired from NatWest Bank and to replace higher cost funding with lower cost deposits acquired from NatWest Bank (see note d). The pro forma information gives effect to the balance sheet restructuring. However, due to differences in market conditions and the balance sheet mix and size during 1995 compared to the current market conditions and the current balance sheet mix and size, pro forma results of operations may not be indicative of the results of operations in the future or which would have resulted had the acquisition been consummated during the period for which the pro forma information is presented.

   In connection with the Shawmut Merger, Fleet signed definitive agreements to divest 64 branches to comply with anti-trust concerns. The sales will consist of approximately $2.6 billion in deposits and $1.9 billion in loans. The negative impact of the divestitures is not expected to be material to the business operations or financial condition of Fleet and such impact has not been included in the accompanying Unaudited Pro Forma Combined Financial Statements. No divestitures are anticipated from the NatWest Merger.

   During 1995, Fleet recorded pre-tax charges of $490 million relating to the Shawmut Merger and $175 million related to Fleet's decision to sell Fleet Finance and certain nonperforming assets that have been identified for accelerated disposition. In connection with this charge, approximately $1.7 billion of assets (primarily loans) were classified to held for sale or accelerated disposition. The after-tax effect of these charges was $429 million. During the fourth quarter of 1995, Fleet exchanged all of its dual convertible preferred stock for 19.9 million shares of Fleet common stock. As part of that transaction, $283 million of preferred equity was reclassified to common equity and earnings available to common shareholders was reduced by $0.59 per share. These transactions are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements.

   All dollar amounts included in these Notes to Unaudited Pro Forma Combined Financial Statements are in thousands unless otherwise indicated.

   (b) The NatWest Merger Agreement provides for the payment of $2.7 billion in cash at the closing; provided that Fleet may elect to pay (i) up to $175 million of the purchase price in shares of its common stock, $0.01 par value (the "Common Stock") and (ii) up to $300 million of the purchase price in shares of a new series of Fleet preferred stock with a stated value of $250 per share. The Unaudited Pro Forma Combined Financial Statements assume that no common stock is issued as part of the purchase price and that no preferred stock is issued to NatWest Plc as part of the purchase price. The following funding assumptions have been made in conjunction with the NatWest Merger and are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements. The $2.7 billion purchase price will be funded through the issuance of $600 million of preferred stock with a dividend rate of 7.50%, the issuance of $400 million of long-term debt with an average borrowing rate of 6.50%, and that the remaining $1.7 billion purchase price is funded through dividends received from Fleet subsidiaries ($1.375 billion) and asset sales within Fleet Bank N.A. ($325 million). The source of funds for the $1.375 billion in dividends received from subsidiaries is assumed to be the result of asset sales, primarily securities. These funding assumptions are based on the best information available as of the date of this Prospectus Supplement and may be different from the actual adjustments to reflect the funding transactions actually consummated. All funding transactions are assumed to have occurred as of January 1, 1995.

   (c) Purchase accounting adjustments include adjustments to reflect the fair value of the assets acquired and liabilities assumed, the elimination of NatWest Bank's stockholder's equity, and the recording of goodwill and core deposit intangible in accordance with the purchase method of accounting. These adjustments are based on the best information available as of the date of the filing of this Prospectus Supplement and may be different from the actual adjustments to reflect the fair value of the net assets purchased as of the date of consummation of the NatWest Merger. Adjustments have been made to the Unaudited Pro Forma Combined Balance Sheet to reflect the recording of goodwill as well as to eliminate any goodwill balances previously recorded at NatWest Bank, in accordance with the purchase method of accounting.

Purchase price.........................................               $2,700
Historical net tangible assets acquired................    $3,380
Elimination of NatWest goodwill and identifiable
  intangibles..........................................      (990)     2,390
                                                           ------
Estimated fair value adjustments.......................                  (34)
Estimated purchase price adjustment....................                  (71)(1)
                                                                      ------
Estimated fair value of net assets acquired............                2,285
                                                                      ------
Excess cost over net assets acquired (goodwill)........               $  415
                                                                      ------
------------

(1) In accordance with the NatWest Merger Agreement, the purchase price will be adjusted based upon the tangible equity of NatWest Bank as of the closing date of the NatWest Merger, The pro forma adjustment reflects the estimated increase in the purchase price as if the NatWest Merger had been consummated on December 31, 1995.

   Goodwill of $415 million has been estimated assuming a purchase price of $2.7 billion which excludes any payments to be made under the earnout agreement. The NatWest Merger Agreement provides for additional payments (the "Earnout") to be made annually based upon the level of earnings from the NatWest Bank franchise, not to exceed $560 million during an eight year "Earnout Period", which will commence (a) on July 1, 1996 and end on June 30, 2004 if the closing occurs on or before June 30, 1996, or, if the closing occurs after June 30, 1996, (b) on the first day of the fiscal quarter immediately following such closing and end on the eighth anniversary of such first day of such fiscal quarter. Assuming full payout of the Earnout, the total purchase price would be $3.26 billion resulting in an increase to goodwill of $560 million. Such increase, if any, will be recorded when earned during the Earnout Period and will be amortized over the remaining life of the goodwill. Included in the pro forma adjustments is an increase to goodwill of $169 million as of December 31, 1995, reflecting the estimated payment required under the Earnout assuming consummation of the NatWest Merger as of January 1, 1995. This estimate is based on the level of NatWest Bank pro forma earnings in 1995 and is not necessarily indicative of payments that may be made, if any, upon consummation of the NatWest Merger. Estimated fair value adjustments include merger related charges and other adjustments to reflect the estimated fair value of assets being acquired and liabilities being assumed. Significant adjustments include core deposit intangible of $150 million, net of tax, and a liability of $106 million, net of tax, to reflect Fleet's best estimate of merger related charges. Goodwill due to the NatWest Merger will be amortized on a straight line basis over 25 years. Other identifiable intangible assets due to the NatWest Merger will be amortized over the estimate period of benefit (primarily core deposit intangible, not exceeding 10 years).

   (d) In conjunction with or prior to the NatWest Merger, Fleet and Bancorp will take certain actions to restructure the Combined Balance Sheet through the liquidation of low-return assets and the reduction of borrowed funds. These restructuring adjustments are reflected in the accompanying Unaudited Pro Forma Combined Financial Statements. The accompanying Unaudited Pro Forma Combined Financial Statements assume the reduction of approximately $19.9 billion of assets and an equal amount of borrowed funds. The assets assumed to be reduced include approximately $13.4 billion of securities with an average yield of 6.18%, approximately $3.5 billion of loans, primarily residential real estate, with an average yield of 7.98%, and approximately $3.0 billion in federal funds sold with an average yield of 5.89%. The $19.9 billion of borrowed funds assumed to be reduced includes approximately $15.3 billion of short-term borrowings with an average borrowing rate of 5.69%, and $4.6 billion of time deposits with an average borrowing rate of 5.89%. Asset yields and funding costs have been estimated based upon historical weighted average yields and funding costs of similar assets and liabilities in the aggregate and may not be indicative of the results of operations in the future or which would have been realized had such transactions been consummated during the period for which the pro forma information is presented. The balance sheet restructuring adjustments have been calculated assuming a certain balance sheet size as well as a certain mix of balance sheet assets (primarily securities and residential loans) to total assets as of December 31, 1995. As a result, restructuring assumptions may not be indicative of the results of operations in the future or that would have been achieved had the NatWest Merger been consummated at the beginning of the period indicated. Also, due to changing market conditions, balance sheet mix and balance sheet size restructuring assumptions may differ as compared to the ultimate balance sheet restructuring upon consummation of the NatWest Merger.

   (e) Pursuant to the NatWest Merger Agreement, certain operating subsidiaries of Bancorp, including its leasing business, and certain assets and liabilities of NatWest Bank will be retained by Bancorp. Pro forma adjustments reflect the approximate impact of those assets not being purchased and liabilities not being assumed.

   (f) The Fleet/NatWest Pro Forma net income applicable to common shares reflects the sum of the Fleet Pro Forma net income applicable per common share and the NatWest Pro Forma net income applicable per common share adjusted for the purchase accounting, funding, and restructuring adjustments.

   (g) The Fleet Pro Forma weighted average shares outstanding for the year ended December 31, 1995, reflects the effect of issuing treasury stock in connection with the NBB Bancorp, Inc. ("NBB") and Northeast Federal Corp. ("Northeast") transactions as if such repurchase of common stock and reissuance of the treasury stock occurred on January 1, 1995.

   (h) During 1995, Fleet also completed the merger (the "NBB Merger") of NBB with and into Fleet, the merger (the "Plaza Merger") of Plaza Home Mortgage Corp. ("Plaza") with and into Fleet, the merger (the "Northeast Merger") of Northeast with and into Fleet, the acquisition (the "Barclays Acquisition") of substantially all of the assets of Barclays Business Finance Division of Barclays Business Credit, Inc. ("Barclays") by Fleet and Fleet's repurchase (the "FMG Repurchase") of the publicly-held shares of Fleet's majority-owned subsidiary, Fleet Mortgage Group, Inc. ("FMG"), each of which was accounted for by the purchase method of accounting and each of which is included in the Unaudited Pro Forma Combined Balance Sheet. Pro forma adjustments to the Unaudited Pro Forma Combined Statements of Income reflect the impact of the NBB Merger, the Barclays Acquisition, the FMG Repurchase, the Plaza Merger and the Northeast Merger which were consummated on January 27, 1995, January 31, 1995, February 28, 1995, March 3, 1995 and June 9, 1995, respectively, as if such transactions had been consummated on January 1, 1995. Certain acquisitions completed by NatWest Bank during 1995 have not been reflected in the Unaudited Pro Forma Combined Financial Statements due to immateriality.

                 CERTAIN TERMS OF THE PERPETUAL PREFERRED STOCK

    The following description of certain terms of the Perpetual Preferred Stock supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Preferred Stock of Fleet set forth under the heading "Description of Preferred Stock" in the accompanying Prospectus, to which description reference is hereby made. Certain terms not defined in this description are defined in the Prospectus.

    The Perpetual Preferred Stock is a series of the Fleet $1 Par Preferred Stock which may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Board of Directors of Fleet. The description of certain provisions of the Perpetual Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Perpetual Preferred Stock, which Certificate will be filed as an exhibit to the Form 8-K Current Report to be filed with respect to this offering.

    The Perpetual Preferred Stock offered hereby is a single series consisting
of         shares. The Perpetual Preferred Stock will, on the date of original issue, rank on a parity in all respects with each other outstanding series of the Fleet $1 Par Preferred Stock (other than the Junior Preferred Stock) and will rank senior in all respects to the Common Stock and the Junior Preferred Stock. See "Description of Existing Preferred Stock" in the accompanying Prospectus.

DIVIDENDS

    Cash dividends will be payable on each share of Perpetual Preferred Stock at
the rate of    % of the liquidation preference per annum (equivalent to $
per annum per Depositary Share) when, as and if declared by the Board of Directors of Fleet or a duly authorized committee thereof out of the assets of Fleet legally available therefor. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Perpetual Preferred Stock will be cumulative from the date of original issue and will be payable to the holders of record at the close of business on such record date, not exceeding 30 days (whether or not a business day) preceding the dividend payment date, as shall be fixed by the Board of Directors of Fleet. The initial
dividend will be $       per share (equivalent to $       per Depositary Share)
and will be payable on        , 1996. Thereafter dividends will be payable
quarterly on January 15, April 15, July 15 and October 15 of each year (a "Dividend Payment Date"). See "Description of Preferred Stock--Dividends" in the accompanying Prospectus.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of Fleet, the holders of shares of Perpetual Preferred Stock will be entitled to receive out of the assets of Fleet available for distribution to stockholders, before any distribution of assets is made on the Common Stock or any other class or series of stock of Fleet ranking junior to the Perpetual Preferred Stock upon liquidation, liquidating distributions in the amount of $250 per share (equivalent to $ per Depositary Share), plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and all dividend periods prior thereto. See "Description of Preferred Stock--Liquidation Rights" in the accompanying Prospectus.

REDEMPTION

    The Perpetual Preferred Stock is not redeemable prior to              . On
and after such date, the Perpetual Preferred Stock (and the Depositary Shares) is redeemable in cash at the option of Fleet in whole or in part, from time to time upon not less than 30 nor more than 60 days' notice, at $250 per share (equivalent to $ per Depositary Share), plus accrued dividends to the redemption date. The

Perpetual Preferred Stock will not be entitled to the benefits of any sinking fund. See "Description of Preferred Stock--Redemption" in the accompanying Prospectus. Under certain circumstances, Fleet may need the approval of the Federal Reserve Board prior to exercising its right to redeem shares of Perpetual Preferred Stock.

VOTING RIGHTS

    Except as indicated below or except as expressly required by applicable law, the holders of the Perpetual Preferred Stock will not be entitled to vote.

    If the equivalent of six quarterly dividends payable on the Perpetual Preferred Stock or any other class or series of preferred stock are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Perpetual Preferred Stock, voting as a single class with the holders of shares of any one or more other series of Fleet $l Par Preferred Stock and any other class of Fleet preferred stock ranking on a parity with the Perpetual Preferred Stock either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such two directors to fill such newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet, including any shares of the Perpetual Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Perpetual Preferred Stock will be required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Perpetual Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Perpetual Preferred Stock and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Perpetual Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Perpetual Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares, but such vote will not be required for Fleet to take any such actions with respect to any stock ranking on a parity with or junior to the Perpetual Preferred Stock.

CONVERSION RIGHTS

    The Perpetual Preferred Stock is not convertible into shares of any other class or series of the capital stock of Fleet.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Depositary Shares and the Perpetual Preferred Stock is Fleet-RI, Providence.

                     CERTAIN TERMS OF THE DEPOSITARY SHARES

    The following summary description of the Depositary Shares offered hereby supplements, and to the extent inconsistent therewith, replaces, the description of the terms of the Depositary Shares set forth under the heading "Description of Depositary Shares" in the accompanying Prospectus, to which description reference is hereby made. The summary description of the Depositary Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below which will be filed as an exhibit to the Form 8-K Current Report to be filed with respect to this offering.

    Each Depositary Share represents a         interest in a share of Perpetual
Preferred Stock. The shares of Perpetual Preferred Stock underlying the Depositary Shares will be deposited with Fleet-RI, as Depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement") among Fleet, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts so issued will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through
the Depositary, in proportion to the         interest in a share of Perpetual
Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Perpetual Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of Perpetual Preferred Stock entitles the holder thereof to one vote on matters on which the Perpetual Preferred Stock is entitled to vote, each Depositary Share will, in effect, entitle the holder
thereof to         of a vote thereon, rather than one full vote. See "Certain
Terms of the Perpetual Preferred Stock--Voting Rights" above and "Description of Depositary Shares" in the accompanying Prospectus. Fleet-RI is a wholly-owned subsidiary of Fleet, with the depositary operations located at 111 Westminster Street, Providence, Rhode Island 02903.

                        FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Perpetual Preferred Stock represented by such Depositary Shares.

    On December 7, 1995, the Clinton Administration released a budget plan that includes certain tax proposals (the "Proposals") that may affect holders of the Perpetual Preferred Stock and Depositary Shares. The Proposals have not yet been introduced as legislation and there can be no certainty that they will be enacted into law.

    Under the Proposals, the dividends received deduction that is currently available to U.S. corporate shareholders for certain dividends received from another corporation in which the shareholder owns less than 20% (by vote and value) would be reduced from 70% to 50% for dividends paid after January 31, 1996. Additionally, under current law, the dividends received deduction is allowed to a U.S. corporate shareholder only if the shareholder satisfies a 46-day holding period for the dividend-paying stock (or a 91-day period for certain dividends on preferred stock); for this purpose, days on which the market risk of owning said stock is reduced through certain hedging transactions may not be counted. The Proposals provide that a taxpayer is not entitled to a dividends received deduction if the taxpayer's holding period for the dividend-paying stock is not satisfied over a period immediately before or immediately after the taxpayer becomes entitled to receive the dividend. This provision would be effective for dividends paid after January 31, 1996.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), Fleet has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom
                        , are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Depositary Shares, each
representing a         interest in a share of Perpetual Preferred Stock, set
forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Depositary Shares offered hereby (other than those covered by the over-allotment option) if any of the Depositary Shares are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                  NUMBER OF
           UNDERWRITER                                        DEPOSITARY SHARES
-----------------------------------------------------------   -----------------

                                                              -----------------
Total......................................................
                                                              -----------------
                                                              -----------------

    The Representatives of the Underwriters have advised Fleet that they propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such price less a concession not in excess of $   per Depositary
Share; provided, however, that such concession shall not exceed $   per
Depositary Share for sales to certain institutions. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $   per Depositary
Share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Fleet has granted the Underwriters an option, exercisable within 30 days
from the date hereof, to purchase up to an aggregate of          additional
Depositary Shares at the public offering price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise such options to purchase additional Depositary Shares solely for the purpose of covering over-allotments, if any, incurred in the sale of the Depositary Shares offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Depositary Shares as the number set forth next to such Underwriter's name in the preceding table bears to
          .

    Application will be made to list the Depositary Shares on the New York Stock Exchange. Trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Depositary Shares. The Representatives have advised Fleet that they intend to make a market in the Depositary Shares prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Depositary Shares, however, and may cease market making activities, if commenced, at any time.

    Fleet has agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Any Underwriter may engage in transactions with and perform services for Fleet in the ordinary course of business.

               SUBJECT TO COMPLETION, DATED                , 1996

PROSPECTUS

  COMMON STOCK, COMMON STOCK WARRANTS, PREFERRED STOCK, DEPOSITARY SHARES, AND
                            PREFERRED STOCK WARRANTS

                          FLEET FINANCIAL GROUP, INC.


    Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), may offer from time to time (a) shares of Common Stock, par value $1.00 per share, including the associated Preferred Share Purchase Rights (the "Common Stock"),
(b) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), including, at its option, depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts") each representing a fractional interest in such Preferred Stock and (c) warrants to purchase Common Stock (the "Common Stock Warrants") or Preferred Stock (the "Preferred Stock Warrants", together with the Common Stock Warrants, the "Warrants"), having a public offering price of up to an aggregate of $1,488,400,000 (or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")). The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Securities") may be offered separately or as units with other securities, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus constitutes a part, Fleet may also offer and sell its unsecured debt securities, which may be either senior or subordinated, or warrants to purchase debt securities (the "Debt Securities"). Any such Debt Securities will be offered and issued pursuant to the terms of a separate Prospectus contained in such Registration Statement. The aggregate amount of Securities that may be offered and sold pursuant hereto is subject to reduction as the result of the sale of any Debt Securities pursuant to such separate Prospectus.


    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to Fleet from the sale thereof. The Prospectus Supplement will include, with regard to the particular Securities, the following information:
(i) in the case of Preferred Stock, the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion or exchange provisions and whether fractional interests in shares of Preferred Stock will be represented by Depositary Shares;
(ii) in the case of Common Stock, the specific number of shares and issuance price for such shares; (iii) in the case of Warrants, the duration, offering price, exercise price and detachability of any such warrants; and (iv) in the case of all Securities, whether such Securities will be offered separately or as a unit with other securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

    Fleet may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution". If any agents or underwriters are involved in the sale of any of the Securities, their names, any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. Fleet may sell Securities in an offering within the United States ("United States Offering") or outside the United States ("International Offering").

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALE OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning Fleet also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fleet are incorporated in this Prospectus by reference:

       1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended by a Form 10-K/A dated April 28, 1995.

       2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.


       3. Current Reports on Form 8-K dated January 18, 1995, January 27, 1995, February 20, 1995, February 21, 1995, April 13, 1995, May 11, 1995,
          May 17, 1995, June 21, 1995, August 11, 1995, August 23, 1995, October
          18, 1995, October 26, 1995, November 15, 1995, November 30, 1995,
          December 19, 1995, January 17, 1996, January 19, 1996, February 8, 1996, February 21, 1996 and March 15, 1996.


       4. The description of the Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description.

       5. The description of the Preferred Share Purchase Rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990, and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO INVESTOR RELATIONS DEPARTMENT, FLEET FINANCIAL GROUP, INC., ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02110. TELEPHONE REQUESTS MAY BE DIRECTED TO (617) 292-2000.

                          FLEET FINANCIAL GROUP, INC.

GENERAL

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At December 31, 1995, Fleet had total assets of $84.4 billion, total deposits of $57.1 billion and stockholders' equity of $6.4 billion.

    Fleet is engaged in a general commercial banking and trust business throughout the states of New York, Rhode Island, Connecticut, Massachusetts, Maine, New Hampshire and Florida through its banking subsidiaries, Fleet Bank ("Fleet-NY"); Fleet Bank of New York, National Association ("FBNY"); Fleet National Bank ("Fleet-RI"); Fleet Bank, National Association ("Fleet-CT"); Fleet National Bank of Connecticut ("FNB-CT"); Fleet Bank of Massachusetts, National Association ("Fleet-MA"); Fleet National Bank of Massachusetts ("FNB-MA"); Fleet Bank of Maine; Fleet Bank-NH and Fleet Bank, F.S.B.

    Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.

    On February 20, 1995, Fleet and Shawmut National Corporation ("Shawmut") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Shawmut Merger"). The Shawmut Merger was consummated on November 30, 1995. For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21,
1995, August 11, 1995, August 23, 1995, November 15, 1995, November 30, 1995 and
January 19, 1996, which are incorporated by reference herein. Unless otherwise noted, all of Fleet's historical financial information set forth in this Prospectus Supplement has been restated to give effect to the Shawmut Merger for all periods presented..


    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger (the "NatWest Merger Agreement") with National Westminster Bank Plc ("NatWest Plc") providing for the merger (the "NatWest Merger") of FBNY with and into NatWest Bank, N.A. ("NatWest Bank"), a national bank operating in New York and New Jersey. NatWest Bank will continue its existence following the closing under the name "Fleet Bank of New York, National Association" (the "Surviving Bank"). See "Recent Developments--NatWest Merger". For additional information regarding the NatWest Merger, including a copy of the NatWest Merger Agreement and certain historical and pro forma financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995, February 8, 1996, and March 15, 1996, which are incorporated by reference herein.



    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02110, telephone number (617) 292-2000.


REGULATORY MATTERS

    General. Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Securities offered hereby, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.


    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at December 31, 1995, Fleet's banking subsidiaries could have declared additional dividends of approximately $559 million. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank


    Under the policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  FIRREA.

    As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

  FDICIA.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

    Prompt Corrective Action. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At December 31, 1995, each of Fleet's depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.


    Brokered Deposits. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits "significantly higher" than those prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's opinion, these limitations do not have a material effect on Fleet.

    Safety and Soundness Standards. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards have recently been adopted by the federal banking agencies. In July 1995, the federal banking agencies published proposed guidelines establishing safety and soundness standards concerning asset quality and earnings. If adopted in final form, these proposed guidelines will be incorporated into the Interagency Guidelines Establishing Standards for Safety and Soundness. The ultimate cumulative effect of these standards cannot currently be forecast.

    The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

  Capital Guidelines

    Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of cumulative and noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's banking subsidiaries are subject to similar capital requirements except that preferred stock must be noncumulative to qualify as Tier 1 capital.

    The federal banking agencies continue to consider capital requirements applicable to banking organizations. Effective September 1, 1995, the federal banking agencies adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The amendments require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the amendments, banks with excess interest rate risk would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

    As of December 31, 1995, Fleet's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

  Interstate Banking and Branching Legislation

    On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Connecticut and Rhode Island, which are two states in which Fleet subsidiaries conduct banking operations, have adopted legislation opting into the interstate provisions of the Interstate Act. Fleet has recently filed applications for approval by the Office of the Comptroller of the Currency to merge its banking subsidiaries in Connecticut, Massachusetts and Rhode Island in order to achieve cost savings and to increase convenience to its customers in those states.

DEPOSIT INSURANCE ASSESSMENTS


    The deposits of each of Fleet's subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. On November 14, 1995, the FDIC voted to decrease premiums effective January 1, 1996. The decrease lowered the rate of deposit insurance premiums by $.04 per $100 of deposits for banks in each risk assessment category. As a result, banks in the highest capital and supervisory evaluation categories have an assessment rate of $0.00, and pay only the minimum assessment of $2,000 per year for deposit insurance. Banks in the lowest capital and supervisory evaluation categories are subject to a rate of $0.27 per $100 of deposits. There is no guarantee that the rate of deposit insurance premiums will not increase in the future.


    These assessment rates also reflect the amount the FDIC has determined is necessary to maintain the reserve ratio of BIF of 1.25% of total insured bank deposits. The FDIC has announced that this reserve ratio was achieved during 1995. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level of 1.25% for several years, the FDIC has made a proposal to Congress to (1) capitalize the SAIF through a special up-front cash assessment on SAIF deposits; (2) spread the responsibility for payments to the Financing Corporation created under Title III of the Competitive Equality Banking Act of 1987 proportionally over all FDIC-insured institutions; and (3) as soon as practicable, merge the BIF and the SAIF. On November 14, 1995, the Board of Directors of the FDIC voted to retain the existing assessment rate schedule applicable to members of the SAIF for the first half of 1996.

    Fleet's subsidiary banks do not hold significant amounts of deposits insured by the SAIF.

         CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND DIVIDENDS
                               ON PREFERRED STOCK

    Fleet's consolidated ratios of earnings to fixed charges and dividends on preferred stock were as follows for the years and periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                           1995     1994     1993     1992     1991
                                                           -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges and Dividends on
  Preferred Stock:
    Excluding interest on deposits......................    1.74x    2.27x    2.27x    1.82x     *
    Including interest on deposits......................    1.33     1.61     1.54     1.25      *

------------

* The sum of fixed charges and dividends on preferred stock exceeded earnings by $16 million for both the ratio excluding and including interest on deposits for the year ended December 31, 1991.

    For purposes of computing the consolidated ratios, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and, where indicated, the pretax equivalents of dividends on preferred stock. Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, Fleet intends to use the net proceeds from the sale of the Securities for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of the provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of the Preferred Stock.

GENERAL

    Under Fleet's Restated Articles of Incorporation (the "Articles"), the Board of Directors of Fleet is authorized, without further shareholder action, to provide for the issuance of up to 16,000,000 shares of preferred stock, $1 par value ("Fleet $1 Par Preferred Stock"), in one or more series, with such voting powers, dividends, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in the resolutions providing for the issuance thereof adopted by the Board of Directors. As of

December 31, 1995, Fleet had outstanding five series of Fleet $1 Par Preferred Stock as follows: (i) 519,758 shares of Series III 10.12% Perpetual Preferred Stock (the "Series III Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 519,758 shares were issued and outstanding, (ii) 478,838 shares of Series IV 9.375% Perpetual Preferred Stock (the "Series IV Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 478,838 shares were issued and outstanding, (iii) 688,700 shares of Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred"), having a liquidation value of $50.00 per share, plus accrued and unpaid dividends, were designated and 688,700 were outstanding, (iv) 575,000 shares of 9.30% Cumulative Preferred Stock (the "9.30% Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 575,000 were outstanding and (v) 500,000 shares of 9.35% Cumulative Preferred Stock (the "9.35% Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 500,000 were outstanding. In addition, as of December 31, 1995, the Board of Directors of Fleet had established a series of 3,000,000 shares of Cumulative Participating Junior Preferred Stock, par value $1 per share (the "Junior Preferred Stock") issuable upon exercise of the preferred share purchase rights described below, of which no shares were issued and outstanding as of such date. On February 21, 1996, Fleet established two new series of Fleet $1 Par Preferred Stock as follows: (i) 1,265,000 shares of Series V 7.25% Perpetual Preferred Stock (the "Series V Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 1,100,000 were issued and outstanding and (ii) 690,000 shares of Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated and 600,000 were issued and outstanding. Each such outstanding series and class is described below under "Description of Existing Preferred Stock".

    Under regulations adopted by the Federal Reserve Board, if the holders of any series of the Preferred Stock are or become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over Fleet) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of such series.

    The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions; (v) any conversion provisions; (vi) whether Fleet has elected to offer Depositary Shares as described under "Description of Depositary Shares"; and (vii) any other rights, preferences, privileges, limitations and restrictions on such Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with the outstanding preferred stock of Fleet and each other series of the Preferred Stock (except for the Junior Preferred Stock) and will rank senior in all respects to any outstanding shares of Junior Preferred Stock and the Common Stock. See "Description of Existing Preferred Stock". The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by Fleet.

    Unless otherwise specified in the applicable Prospectus Supplement, the depositary, transfer agent, registrar, dividend disbursing agent and redemption agent for shares of the Preferred Stock will be Fleet-RI.

    As described under "Description of Depositary Shares", Fleet may, at its option, with respect to any series of the Preferred Stock, elect to offer fractional interests in shares of Preferred Stock, and provide for the issuance by a Depositary (as defined below) of depositary receipts ("Depositary Receipts") representing depositary shares ("Depositary Shares"), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of such series of the Preferred Stock.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Fleet, out of any funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rates may be fixed or adjustable or both. If adjustable, the formula or other method used for determining the applicable dividend rate for each dividend period will be set forth in the applicable Prospectus Supplement. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of Fleet fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Fleet will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    When dividends are not paid in full upon any series of the Preferred Stock and any other series of Fleet's preferred stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon shares of such series of Preferred Stock and any other series of Fleet's preferred stock ranking on a parity as to dividends shall be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of such series of Preferred Stock (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless (i) with respect to any series of Preferred Stock for which dividends are cumulative ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of preferred shares of Fleet or (ii) with respect to any series of Noncumulative Preferred Stock, full dividends for the then-current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends (other than in Common Stock or another stock ranking junior to such series of Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock or on any other stock of Fleet ranking junior to or on a parity with such series of Preferred Stock as to dividends or upon liquidation. Unless full dividends on the Cumulative Preferred Stock of any series have been paid for the then-current and all past dividend periods and full dividends for the then-current dividend period on the Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other stock of Fleet ranking junior to or on a parity with such series of Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Fleet (except by conversion into or exchange for stock of Fleet ranking junior to such series of Preferred Stock as to dividends and upon liquidation).

    See "Fleet Financial Group, Inc." with respect to certain limitations on the ability of Fleet and its banking subsidiaries to pay dividends.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary dissolution, liquidation or winding up of Fleet, the holders of each series of the Preferred Stock will be entitled to receive and to be paid out of assets of Fleet available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in an amount per share as set forth in the Prospectus Supplement relating to such series of the Preferred Stock, plus accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and, if such series of the Preferred Stock is Cumulative Preferred Stock, for all dividend periods prior thereto. If, upon any voluntary or involuntary dissolution, liquidation or winding up of Fleet, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of Fleet ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of Fleet in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of such series of the Preferred Stock will not be entitled to any further participation in any distribution of assets by Fleet. Neither the sale of all or substantially all the property or business of Fleet, nor the merger or consolidation of Fleet into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of Fleet.

REDEMPTION

    Any series of the Preferred Stock may be redeemable, in whole or in part, at the option of Fleet, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series and subject to the rights of holders of other securities of Fleet. Preferred Stock redeemed by Fleet will be restored to the status of authorized but unissued preferred shares.

    The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by Fleet in each year commencing after a date to be specified, at a redemption price per share and on one or more dates to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of Fleet and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of Fleet.

    Notwithstanding the foregoing, if any dividends, including any accumulation on shares of Cumulative Preferred Stock, of any series are in arrears, no shares of Preferred Stock of such series shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed, and Fleet shall not purchase or otherwise acquire any shares of Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of Fleet. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue or accumulate on such redemption date; and (vi) the date upon which the holders' conversion rights, if any, as to such shares, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue or accumulate from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by Fleet in providing money for the payment of the redemption price of the shares so called for redemption), and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Fleet (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares of the Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of Fleet shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by Fleet. If fewer than all of the shares of the Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. In the event Fleet issues shares of a series of the Preferred Stock, each share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "Description of Depositary Shares", if Fleet elects to provide for the issuance of Depositary Shares representing interests in a fraction of a share of a series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. Since each full share of any series of the Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of any other series of the Preferred Stock or another series of preferred stock of Fleet are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

    If the equivalent of six quarterly dividends payable on any series of the Preferred Stock or any other class or series of preferred stock are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of all outstanding series of preferred stock, including holders of any series of the Preferred Stock, voting as a single class without regard to series, will be entitled at Fleet's next annual meeting of stockholders (and at each subsequent annual meeting of stockholders) to elect such additional two directors until full cumulative dividends for all then-current and past dividend periods on all preferred shares of Fleet so entitled to vote, including any shares of the Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders or until their respective successors shall be elected and qualified. If a vacancy in the office of such director shall occur during the continuance of a default in dividends on preferred shares of Fleet so entitled to vote prior to the end of the term of such director, such vacancy shall be filled for the unexpired term of such director by the remaining director elected by the preferred shares so entitled to vote.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock of any series at the time outstanding, voting as a class, will be required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of such series of Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of any series of Preferred Stock and any other series of preferred stock of Fleet ranking on a parity with any series of Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to any series of Preferred Stock as to dividends or upon liquidation, but such vote will not be required to take any such actions with respect to any stock ranking on a parity with or junior to the Preferred Stock of such series.

    Subject to such affirmative vote or consent of the holders of the outstanding shares of the Preferred Stock of any series, Fleet may, by resolution of its Board of Directors or as otherwise permitted by law, from time to time alter or change the preferences, rights or powers of the Preferred Stock of such series. The holders of the Preferred Stock of such series shall not be entitled to participate in any such vote if, at or prior to the time when any such alteration or change is to take effect, provision is made for the redemption of all the Preferred Stock of such series at the time outstanding. Nothing in this section shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of any shares of any class or series (including additional Preferred Stock of any series) ranking junior to or on a parity with the Preferred Stock of such series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other obligations of Fleet.

CONVERSION RIGHTS

    The Prospectus Supplement relating to any series of the Preferred Stock that is convertible will state the terms on which shares of such series are convertible into Common Stock of Fleet or another series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to the applicable series of the Preferred Stock, forms of which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Fleet may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, Fleet will provide for the issuance by a Depositary of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

    The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between Fleet and a bank or trust company selected by Fleet (which may be affiliated with Fleet) having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Unless otherwise specified in the applicable Prospectus Supplement, the Depositary for shares of the Preferred Stock will be Fleet-RI. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Fleet, issue temporary Depositary Receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Fleet's expense.

    Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption) and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to, or upon the order of, such holder the whole shares of Preferred Stock underlying, and any money or other property represented by, the Depositary Shares evidenced by the surrendered Depositary Receipts.

    Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. Fleet does not expect that there will be any public trading market for the Preferred Stock except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash (including, without limitation, distributions resulting from stock dividends, splits or plans of reorganization), the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Fleet, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by Fleet to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If any Preferred Stock deposited under a Deposit Agreement is subject to redemption, the related Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Fleet redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata or by lot as may be determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and Fleet will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

TAXATION

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Fleet and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Fleet or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of Fleet and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    Fleet will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Fleet will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all notices, reports and other communications (including proxy solicitation materials) from Fleet which are delivered to the Depositary and which Fleet is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor Fleet will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Fleet and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

    Any record holder of Depositary Shares who has been a holder for at least six months or who holds at least five percent of the outstanding shares of capital stock of Fleet will be entitled to inspect the transfer books relating to the Depositary Shares and the list of record holders of Depositary Shares upon certification to the Depositary that such holder is acting in good faith and that such inspection is for a proper purpose.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to Fleet notice of the Depositary's election to do so, and Fleet may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                    DESCRIPTION OF EXISTING PREFERRED STOCK

GENERAL

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act (the "RIBCA") and the Articles and By-laws of Fleet.

FLEET $1 PAR PREFERRED STOCK

    Fleet $1 Par Preferred Stock (which includes the Preferred Stock), is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and terms of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Board of Directors.

    Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

    The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

    The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Adjustable Preferred. Dividends on the outstanding Adjustable Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25% below the highest of (a) the three-month U.S. Treasury bill rate, (b) the U.S. Treasury ten-year constant maturity rate and
(c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6% per annum or greater than 12% per annum. So long as any shares of the Adjustable Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Adjustable Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Adjustable Preferred are paid for all past dividend payment periods. Further, if any dividends on the Adjustable Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Adjustable Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Adjustable Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Adjustable Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Adjustable Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the Adjustable Preferred voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred; and the vote of two-thirds of the Adjustable Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the Adjustable Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends.

    Shares of Adjustable Preferred may be redeemed at the option of Fleet at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

    9.30% Preferred. Dividends on the outstanding 9.30% Preferred are cumulative and are payable quarterly at the rate of 9.30% per annum. So long as any shares of the 9.30% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the 9.30% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of 9.30% Preferred are paid for all past dividend payment periods. Further, if any dividends on the 9.30% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the 9.30% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.30% Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the 9.30% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the 9.30% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the 9.30% Preferred, voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the 9.30% Preferred; and the vote of two-thirds of the 9.30% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the 9.30% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the 9.30% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the 9.30% Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the 9.30% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

    The 9.30% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

    9.35% Preferred. Dividends on the outstanding 9.35% Preferred are cumulative and are payable quarterly at the rate of 9.35% per annum. So long as any shares of the 9.35% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Fleet 9.35% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of 9.35% Preferred are paid for all past dividend payment periods. Further, if any dividends on the 9.35% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the 9.35% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.35% Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the 9.35% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the 9.35% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the 9.35% Preferred, voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the 9.35% Preferred; and the vote of two-thirds of the 9.35% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the 9.35% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the 9.35% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

    The 9.35% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

    Series V Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series V Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    The holders of Series V Preferred are entitled to receive dividends at the rate of 7.25% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series V Preferred are cumulative. The Series V Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2001, at $250 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Series V Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series V Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series V Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series V Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series V Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series V Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series V Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series V Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series V Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series V Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series V Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series V Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred and any other series of preferred stock ranking on a parity with the Series V Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series V Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Series VI Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series VI Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    The holders of Series VI Preferred are entitled to receive dividends at the rate of 6.75% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series VI Preferred are cumulative. The amount of dividends payable in respect of the Series VI Preferred will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction. The Series VI Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. The Series VI Preferred may also be redeemed prior to April 15, 2006, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VI Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VI Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series VI Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VI Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series VI Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VI Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series VI Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series VI Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series VI Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series VI Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series VI Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series VI Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred and any other series of preferred stock ranking on a parity with the Series VI Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series VI Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right (as hereinafter defined) issued to holders of the Common Stock. As of the date of this Prospectus, there were 3,000,000 shares of Fleet $1 Par Preferred Stock reserved for issuance upon the exercise of the Rights. See "--Description of Common Stock--Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Rights will rank junior to the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock, and any other class or series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Common Stock only if all dividends on the outstanding series of Preferred Stock, and any other class or series of preferred stock at the time outstanding, for the then-current period and, in the case of Cumulative Preferred Stock, all prior periods have been paid or provided for.

    Fleet $1 Par Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Board of Directors.

    The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors has provided with respect to outstanding preferred stock or may provide, in the future, with respect to Preferred Stock or any other class or series of preferred stock which it may hereafter authorize. See "Description of Existing Preferred Stock". Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

    The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "Selected Provisions in the Articles of Fleet; Business Combinations with Related Persons".

    The Common Stock is listed on the New York Stock Exchange. The outstanding shares of Common Stock are, and the shares to be issued in connection with any offering hereunder will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

TRANSFER AGENT AND REGISTRAR.

    The Transfer Agent and Registrar for the Common Stock is Fleet-RI.

RESTRICTIONS ON OWNERSHIP.

    The Bank Holding Company Act (the "BHCA") requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Common Stock under the Change in Bank Control Act (the "CBCA"). Any holder of 25% or more of the Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

PREFERRED SHARE PURCHASE RIGHTS

    On November 21, 1990, the Board of Directors of Fleet declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock of Fleet. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of Junior Preferred Stock at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the Distribution Date (as hereinafter defined), Fleet will issue one Right with each share of Common Stock. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the

Rights Agreement dated as of November 21, 1990 between Fleet and Fleet-RI, as Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A filed with the Commission on December 4, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 and a Third Amendment to Rights Agreement dated February 20, 1995, a copy of which was filed as an exhibit to Fleet's Form 8-A/A dated March 17, 1995 (as amended, the "Rights Agreement").

    The Rights are not represented by separate certificates and are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more (or, in the case of an institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Common Stock, (y) that any person or group of affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Board of Directors of Fleet prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991, the Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of Fleet's Dual Convertible Preferred Stock and issuance of rights to purchase Common Stock to the partnerships which purchased such stock and (ii) to permit the Board of Directors of Fleet to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation. The Rights Agreement was further amended on February 20, 1995 to amend the definition of "Acquiring Person to permit the execution and delivery by Fleet of the Shawmut Merger Agreement and the option agreement in connection therewith without Shawmut becoming an Acquiring Person under the Rights Agreement.

    The Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Common Stock. The Rights will expire on November 21, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Fleet.

    In the event any person becomes an Acquiring Person, the Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price, Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Rights (other than Rights held by such Acquiring Person and its transferees) for shares of Common Stock or Common Stock equivalents at an exchange ratio of one share of Common Stock per Right, subject to certain adjustments.

    In any merger or consolidation involving Fleet after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price. The Board of Directors of Fleet may amend the Rights Agreement or redeem the Rights for $.01 each at any time until there is an Acquiring Person. Thereafter, the Board of Directors can amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than the Acquiring Person).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

    The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights, and the number of outstanding Rights, are subject to customary antidilution adjustments.

    The Rights have certain "anti-takeover" effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Board of Directors of Fleet, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of Common Stock at one-half the market price), since until such time the Rights generally may be redeemed by the Board of Directors of Fleet at $.01 per Right.

                  SELECTED PROVISIONS IN THE ARTICLES OF FLEET

BUSINESS COMBINATIONS WITH RELATED PERSONS

    The Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination with a Related Person unless such Business Combination (a) was approved by an 80% vote of the Board of Directors prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors; and the "Continuing Directors" are those individuals who were members of the Fleet Board of Directors prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the

Board of Directors and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required.

DIRECTORS

    The Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of Fleet's Board of Directors, even after an insurgent has obtained majority ownership of the Common Stock. The Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Board of Directors as constituted at that time. Vacancies on the Board of Directors, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Board, acting by a vote of 80% of the directors then in office. The Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Board of Directors and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 15, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors. A super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

                            DESCRIPTION OF WARRANTS

    Fleet may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Fleet and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

    The Prospectus Supplement relating to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) information with respect to book-entry procedures, if any;
(k) the currency or currency units in which the offering price, if any, and the exercise price are payable; (l) if applicable, a discussion of material United States federal income tax considerations; (m) the antidilution provisions of such Warrants, if any; (n) the redemption or call provisions, if any, applicable to such Warrants; and (o) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    Fleet may sell Securities to or through underwriters, and also may sell Securities through agents (which are registered broker-dealers or banks) which may be affiliates.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities. Certain restrictions relating to the distribution of Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

    In connection with the sale of Securities, underwriters or agents acting on Fleet's behalf may receive compensation from Fleet or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter will be identified and any such compensation will be described in the applicable Prospectus Supplement.

    Under agreements which may be entered into by Fleet, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Fleet against certain liabilities, including liabilities under the Act, and to certain rights of contribution from Fleet.

    If so indicated in the applicable Prospectus Supplement, Fleet will authorize underwriters or other persons acting as Fleet's agents to solicit offers by certain institutions to purchase Preferred Stock, Depositary Shares or Warrants from Fleet pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates stated in the applicable Prospectus Supplement. Each such contract will be for an amount not less than, and the aggregate amount of such securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Fleet. The obligations of any purchaser under any such contract will not be subject to any condition except that (1) the purchase of the Preferred Stock, Depositary Shares or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Preferred Stock, Depositary Shares or Warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Preferred Stock, Depositary Shares or Warrants not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, Fleet or one or more of its affiliates in the ordinary course of business.

                                    EXPERTS


    The consolidated financial statements of Fleet appearing in Fleet's Current Report on Form 8-K dated March 15, 1996, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for mortgage servicing rights, investments in debt and equity securities, and income taxes.

    The consolidated financial statements of National Westminster Bancorp, Inc. appearing in Fleet's Current Report on Form 8-K dated February 8, 1996, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for investments and accounting for postretirement benefits other than pensions.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for Fleet by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903, and for the Underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT, Fleet-MA, FNB-CT and FNB-MA and beneficially owns 4,052 shares of Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS          DEPOSITARY SHARES
SUPPLEMENT OR THE PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS SUPPLEMENT AND THE                [LOGO] FLEET
PROSPECTUS. IF GIVEN OR MADE, SUCH              FINANCIAL GROUP
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED         FLEET FINANCIAL
BY FLEET OR BY ANY UNDERWRITER. NEITHER            GROUP, INC.
THE DELIVERY OF THIS PROSPECTUS
SUPPLEMENT AND THE PROSPECTUS NOR ANY        EACH REPRESENTING A
SALE MADE HEREUNDER AND THEREUNDER SHALL       INTEREST IN A SHARE OF
UNDER ANY CIRCUMSTANCE CREATE AN             SERIES VII     % PERPETUAL
IMPLICATION THAT THERE HAS  BEEN NO               PREFERRED STOCK
CHANGE IN THE AFFAIRS OF FLEET SINCE THE
DATE HEREOF. THIS PROSPECTUS
SUPPLEMENT AND THE PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR SOLICITATION BY
ANYONE IN ANY STATE IN WHICH SUCH OFFER
OR SOLICITATION IS NOT AUTHORIZED OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER OR
SOLICITATION.

         -------------------
        TABLE OF CONTENTS

                                   PAGE
                                   ----

        PROSPECTUS SUPPLEMENT
                                                -------------------
Use of Proceeds.................... S-2
Recent Developments................ S-2        PROSPECTUS SUPPLEMENT
Selected Consolidated Financial
  Data............................. S-6         -------------------
Certain Terms of the Perpetual
  Preferred Stock.................. S-8
Certain Terms of the Depositary
  Shares........................... S-10
Federal Income Tax Consequences.... S-10
Underwriting....................... S-11

             PROSPECTUS

Available Information..............   2
Incorporation of Certain Documents
  by Reference.....................   2

Fleet Financial Group, Inc. .......   3
Consolidated Ratios of Earnings to
  Fixed Charges and Dividends on
Preferred Stock....................   7
Use of Proceeds....................   7
Description of Preferred Stock.....   7
Description of Depositary Shares...  13
Description of Existing Preferred
  Stock............................  16
Description of Common Stock........  22
Selected Provisions in the
  Articles of Fleet................  24
Description of Warrants............  25
Plan of Distribution...............  26                        , 1996
Experts............................  26
Legal Opinions.....................  27

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

 1(a)   --Proposed form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1(a) of Registration Statement No. 33-63631).
 1(b)   --Proposed form of Underwriting Agreement for Preferred Stock and Common Stock
          (incorporated by reference to Exhibit 1(b) of Registration Statement No.
          33-63631).
 1(c)   --Proposed form of Selling Agency Agreement for Debt Securities (incorporated by reference to Exhibit 1(b) of Registration Statement No. 33-45137).
 2      --Agreement and Plan of Merger dated as of December 19, 1995, between the Registrant and National Westminster Bank Plc (incorporated by reference to Exhibit 2(a) of the Registrant's Current Report on Form 8-K dated December 19, 1995).
 4(a)   --Senior Indenture dated October 1, 1992 between the Registrant and The First
          National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(a) or
          Registration Statement No. 33-50216).
 4(b)   --Form of Warrant Agreement for Warrants attached to Debt Securities (incorporated by reference to Exhibit 4(b)(1) of Registration Statement No. 33-3573).
 4(c)   --Form of Warrant Agreement for Warrants not attached to Debt Securities
          (incorporated by reference to Exhibit 4(b)(2) of Registration Statement No.
          33-3573).
 4(d)   --Form of Note for Senior Debt Securities (included in Exhibit 4(a) on pages 18 through 27).
 4(e)   --Subordinated Indenture dated October 1, 1992 between the Registrant and The First
          National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(d) of
          Registration Statement No. 33-50216), as supplemented by a First Supplemental
          Indenture dated November 30, 1992 (incorporated by reference to Exhibit 4 to the
          Registrant's Current Report on Form 8-K dated November 30, 1992).
 4(f)   --Form of Note for Subordinated Debt Securities (incorporated by reference to
          Exhibit 4(c) of Registration Statement No. 33-40965).
 4(g)   --Form of Medium-Term Note (incorporated by reference to Exhibit 4(f) of
          Registration Statement No. 33-50216).
 4(h)   --Restated Articles of Incorporation of the Registrant (incorporated by reference to
          Exhibit 1 of Fleet's Registration Statement on Form 8-A dated February 27, 1996).
 4(i)   --Bylaws of the Registrant (incorporated by reference to Exhibit 2 of Fleet's
          Registration Statement on Form 8-A dated February 27, 1996).
 4(j)   --Form of Certificate of Designations (incorporated by reference to Exhibit 4(a) of
          Registration Statement No. 33-40967).
 4(k)   --Form of Deposit Agreement (incorporated by reference to Exhibit 4(b) of
          Registration Statement No. 33-40967).
 4(l)   --Form of Warrant Agreement for Warrants attached to Common Stock or Preferred Stock
          (incorporated by reference to Exhibit 4(j) of Registration Statement No.
          33-55555).
 4(m)   --Form of Warrant Agreement for Warrants not attached to Common Stock or Preferred
          Stock (incorporated by reference to Exhibit 4(k) of Registration Statement No.
          33-55555).
 4(n)   --Rights Agreement dated as of November 21, 1990 between the Registrant and Fleet
          National Bank, as amended by a First Amendment thereto dated as of March 28, 1991 and a Second Amendment thereto dated as of July 12, 1991 and a Third Amendment thereto dated as of February 20, 1995 (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated November 21, 1990, Exhibits 4(a)
          and 4(b) to the Registrant's Current Report on Form 8-K dated March 28, 1991 and
          Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated February 20,
          1995).

 4(o)   --Instruments defining the rights of security holders, including indentures
          (Registrants has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Registrants and its subsidiaries on a consolidated basis.
          Registrants hereby agrees to furnish a copy of any such instrument to the
          Commission upon request).
 4(p)   --Form of Rights Certificate for stock purchase rights issued to Whitehall
          Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit
          4(c) of Fleet's Current Report on Form 8-K dated July 12, 1991).
 5      --Opinion of Edwards & Angell as to legality (previously filed).
12(a)   --Computation of Ratio of Earnings to Fixed Charges (previously filed).
12(b)   --Computation of Ratio of Earnings to Fixed Charges and Dividends on Preferred Stock
          (previously filed).
23(a)   --Consent of KPMG Peat Marwick LLP (as to Fleet).
23(b)   --Consent of KPMG Peat Marwick LLP (as to National Westminster Bancorp, Inc.)
23(c)   --Consent of Edwards & Angell (included in Exhibit 5).
24      --Power of Attorney of certain officers and directors (included on the signature pages thereto).
25      --Form T-1 Statement of Eligibility and Qualification of The First National Bank of
          Chicago, as Senior Trustee and as Subordinated Trustee (previously filed).

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, and State of Rhode Island, on March 22, 1996.


                                          FLEET FINANCIAL GROUP, INC.

                                          By:      /s/ WILLIAM C. MUTTERPERL
                                              ..................................

                                                    WILLIAM C. MUTTERPERL
                                                          Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on March 22, 1996.


                SIGNATURE                              TITLE
------------------------------------------  ----------------------------

                    *                       Chairman and Director
 ..........................................
               JOEL ALVORD

                    *                       President, Chief Executive
 ..........................................    Officer and Director
             TERRENCE MURRAY

                    *                       Executive Vice President and
 ..........................................    Chief Financial Officer
            EUGENE M. MCQUADE

                    *                       Controller
 ..........................................
           ROBERT C. LAMB, JR.

 ..........................................  Director
           WILLIAM BARNET, III

                    *                       Director
 ..........................................
             BRADFORD R. BOSS

 ..........................................  Director
            STILLMAN B. BROWN

                    *                       Director
 ..........................................
          PAUL J. CHOQUETTE, JR.

                    *                       Director
 ..........................................
             JOHN T. COLLINS

 ..........................................  Director
              BERNARD M. FOX

                    *                       Director
 ..........................................
            JAMES F. HARDYMON

 ..........................................  Director
             ROBERT M. KAVNER

                SIGNATURE                                   TITLE
------------------------------------------  ------------------------------------
                    *                       Director
 ..........................................
            RAYMOND C. KENNEDY

                    *                       Director
 ..........................................
             ROBERT J. MATURA

                    *                       Director
 ..........................................
             ARTHUR C. MILOT

                    *                       Director
 ..........................................
            THOMAS D. O'CONNOR

                    *                       Director
 ..........................................
            MICHAEL B. PICOTTE

                    *                       Director
 ..........................................
               LOIS D. RICE

                    *                       Director
 ..........................................
             JOHN R. RIEDMAN

                    *                       Director
 ..........................................
              JOHN S. SCOTT

 ..........................................  Director
             SAMUEL O. THIER

                    *                       Director
 ..........................................
            PAUL R. TREGURTHA


*By:   /s/ WILLIAM C. MUTTERPERL
     .....................................
           WILLIAM C. MUTTERPERL
                Secretary
             Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                    SEQUENTIAL PAGE
EXHIBITS                                                                                NUMBER
--------                                                                            ---------------
   1(a)    --Proposed form of Underwriting Agreement for Debt Securities
             (incorporated by reference to Exhibit 1(a) of Registration Statement
             No. 33-63631).
   1(b)    --Proposed form of Underwriting Agreement for Preferred Stock and
             Common Stock (incorporated by reference to Exhibit 1(b) of
             Registration Statement No. 33-63631).
   1(c)    --Proposed form of Selling Agency Agreement for Debt Securities
             (incorporated by reference to Exhibit 1(b) of Registration Statement
             No. 33-45137).
   2       --Agreement and Plan of Merger dated as of December 19, 1995, between the Registrant and National Westminster Bank Plc (incorporated by reference to Exhibit 2(a) of the Registrant's Current Report on Form
             8-K dated December 19, 1995).
   4(a)    --Senior Indenture dated October 1, 1992 between the Registrant and
             The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(a) or Registration Statement No. 33-50216).
   4(b)    --Form of Warrant Agreement for Warrants attached to Debt Securities
             (incorporated by reference to Exhibit 4(b)(1) of Registration
             Statement No. 33-3573).
   4(c)    --Form of Warrant Agreement for Warrants not attached to Debt
             Securities (incorporated by reference to Exhibit 4(b)(2) of
             Registration Statement No. 33-3573).
   4(d)    --Form of Note for Senior Debt Securities (included in Exhibit 4(a) on pages 18 through 27).
   4(e)    --Subordinated Indenture dated October 1, 1992 between the Registrant and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4(d) of Registration Statement No. 33-50216),
             as supplemented by a First Supplemental Indenture dated November 30,
             1992 (incorporated by reference to Exhibit 4 to the Registrant's
             Current Report on Form 8-K dated November 30, 1992).
   4(f)    --Form of Note for Subordinated Debt Securities (incorporated by reference to Exhibit 4(c) of Registration Statement No. 33-40965).
   4(g)    --Form of Medium-Term Note (incorporated by reference to Exhibit 4(f)
             of Registration Statement No. 33-50216).
   4(h)    --Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 1 of Fleet's Registration Statement on Form
             8-A dated February 27, 1996).
   4(i)    --Bylaws of the Registrant (incorporated by reference to Exhibit 2 of
             Fleet's Registration Statement on Form 8-A dated February 27, 1996).
   4(j)    --Form of Certificate of Designations (incorporated by reference to
             Exhibit 4(a) of Registration Statement No. 33-40967).
   4(k)    --Form of Deposit Agreement (incorporated by reference to Exhibit 4(b)
             of Registration Statement No. 33-40967).
   4(l)    --Form of Warrant Agreement for Warrants attached to Common Stock or
             Preferred Stock (incorporated by reference to Exhibit 4(j) of
             Registration Statement No. 33-55555).
   4(m)    --Form of Warrant Agreement for Warrants not attached to Common Stock or Preferred Stock (incorporated by reference to Exhibit 4(k) of
             Registration Statement No. 33-55555).

                                                                                    SEQUENTIAL PAGE
EXHIBITS                                                                                NUMBER
--------                                                                            ---------------
   4(n)    --Rights Agreement dated as of November 21, 1990 between the
             Registrant and Fleet National Bank, as amended by a First Amendment thereto dated as of March 28, 1991 and a Second Amendment thereto dated as of July 12, 1991 and a Third Amendment thereto dated as of
             February 20, 1995 (incorporated by reference to Exhibit 1 to the
             Registrant's Current Report on Form 8-K dated November 21, 1990,
             Exhibits 4(a) and 4(b) to the Registrant's Current Report on Form
             8-K dated March 28, 1991 and Exhibit 99.3 to the Registrant's
             Current Report on Form 8-K dated February 20, 1995).
   4(o)    --Instruments defining the rights of security holders, including indentures (Registrants has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Registrants and its subsidiaries on a consolidated basis. Registrants hereby agrees to furnish a copy of any such instrument to the Commission upon request).
   4(p)    --Form of Rights Certificate for stock purchase rights issued to
             Whitehall Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit 4(c) of Fleet's Current Report on Form 8-K
             dated July 12, 1991).
   5       --Opinion of Edwards & Angell as to legality (previously filed).
  12(a)    --Computation of Ratio of Earnings to Fixed Charges (previously filed).
  12(b)    --Computation of Ratio of Earnings to Fixed Charges and Dividends on
             Preferred Stock (previously filed).
  23(a)    --Consent of KPMG Peat Marwick LLP (as to Fleet).
  23(b)    --Consent of KPMG Peat Marwick LLP (as to National Westminster
             Bancorp, Inc.)
  23(d)    --Consent of Edwards & Angell (included in Exhibit 5).
  24       --Power of Attorney of certain officers and directors (included on the signature pages thereto).
  25       --Form T-1 Statement of Eligibility and Qualification of The First
             National Bank of Chicago, as Senior Trustee and as Subordinated
             Trustee (previously filed).